UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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Horace Mann Educators Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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HORACE MANN EDUCATORS CORPORATION

1 Horace Mann Plaza

Springfield, Illinois 62715-0001

ANNUAL MEETING - May 27, 2010

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of your corporation to be held at 9:00 a.m. Central Daylight Saving Time on Thursday, May 27, 2010 at the President Abraham Lincoln Hotel & Conference Center, 701 East Adams Street, Springfield, Illinois.

We will present a report on Horace Mann’s current affairs and Shareholders will have an opportunity for questions and comments.

We encourage you to read the Proxy Statement and vote your shares as soon as possible. You may vote via the Internet, by telephone or by completing and returning a proxy card. Specific voting instructions are set forth in the Proxy Statement, the Notice of Internet Availability of Proxy Materials and the proxy card. You may revoke your voted proxy at any time prior to the meeting or vote in person if you attend the meeting.

We look forward to seeing you at the meeting. If you vote by proxy and do not plan to attend, let us know your thoughts about Horace Mann either by letter or by comment on the proxy card.

Sincerely,

Joseph J. Melone	Louis G. Lower II
Chairman of the Board	President and Chief Executive Officer

Springfield, Illinois

April 9, 2010

HORACE MANN EDUCATORS CORPORATION

1 Horace Mann Plaza

Springfield, Illinois 62715-0001

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Thursday, May 27, 2010

Time:	9:00 a.m. Central Daylight Saving Time

Place:	President Abraham Lincoln Hotel & Conference Center 701 East Adams Street Springfield, Illinois

Purpose:

1. Elect eight Directors named in the Proxy Statement.

2. Approve the 2010 Comprehensive Executive Compensation Plan.

3. Ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2010.

4. Conduct other business if properly raised.

Record Date:	March 29, 2010 - Shareholders registered in the records of the Company or its agents on that date are entitled to receive notice of and to vote at the meeting.

The approximate availability date of the Proxy Statement and the proxy card is April 9, 2010. Your vote is important. Whether or not you plan to attend the Annual Meeting, the Board of Directors urges you to vote via the Internet, by telephone or by returning a proxy card. If you vote via the Internet or by telephone, do not return your proxy card. You may revoke your proxy at any time before the vote is taken at the Annual Meeting provided that you comply with the procedures set forth in the Proxy Statement which accompanies this Notice of Annual Meeting of Shareholders. If you attend the Annual Meeting, you may either vote by proxy or revoke your proxy and vote in person.

This is the first year that brokers are not permitted to vote on the election of directors without instructions from the beneficial owner. Therefore, if your shares are held in the name of your broker, bank or other nominee, your vote is especially important this year. Unless you vote your shares, your shares will not be voted in the election of Directors.

GENERAL INFORMATION

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to Be Held on Thursday, May 27, 2010. The Proxy Statement and Annual Report to Shareholders and Form 10-K are available at www.proxyvote.com.

This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the “Board”) of Horace Mann Educators Corporation (“HMEC”, the “Company” or “Horace Mann”) of proxies from holders of the Company’s common stock, par value $.001 per share (“Common Stock”). The proxies will be voted at the Annual Meeting of Shareholders to be held on Thursday, May 27, 2010 at 9:00 a.m. Central Daylight Saving Time at the President Abraham Lincoln Hotel & Conference Center, 701 East Adams Street, Springfield, Illinois and at any adjournment or postponement thereof (the “Annual Meeting”).

The mailing address of the Company is 1 Horace Mann Plaza, Springfield, Illinois 62715-0001 (telephone number 217-789-2500). This Proxy Statement and the proxy card are being first made available to shareholders of the Company (“Shareholders”) on or about April 9, 2010.

The Board has fixed the close of business on March 29, 2010 as the record date (the “Record Date”) for determining the Shareholders entitled to receive notice of and to vote at the Annual Meeting. At the close of business on the Record Date, an aggregate of 39,219,927 shares of Common Stock were issued and outstanding, each share entitling the holder thereof to one vote on each matter to be voted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of such outstanding shares entitled to vote at the Annual Meeting is necessary to constitute a quorum for the transaction of business at the Annual Meeting. The Company, through bankers, brokers or other persons, also intends to make a solicitation of beneficial owners of Common Stock.

At the Annual Meeting, Shareholders will be asked to (1) elect eight Directors named in the Proxy Statement to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified, (2) approve the 2010 Comprehensive Executive Compensation Plan, and (3) ratify the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2010.

Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting.

Copies of the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, including the Company’s audited consolidated financial statements, were made available to known Shareholders on or about March 1, 2010.

Electronic Access to Proxy Materials and Annual Report

As we did last year, we are delivering a Notice of Internet Availability of Proxy Materials (“Notice”) to Shareholders in lieu of a paper copy of the Proxy Statement and related materials and the Company’s Annual Report to Shareholders and Form 10-K (together the “Proxy Materials”). If you received a Notice by mail, you will not receive a paper copy of the Proxy Materials unless you request one. Instead, the Notice of Internet Availability will instruct you as to how you may access and review the Proxy Materials and cast your vote. If you received a Notice by mail and would like to receive a paper copy of our Proxy Materials, please follow the instructions included in the Notice.

Shareholders also can elect to receive an e-mail message that will provide a link to the Proxy Materials on the Internet. By opting to access your Proxy Materials via e-mail, you will save the Company the cost of producing and mailing documents to you, reduce the amount of mail you receive and help preserve environmental resources. Shareholders who have enrolled previously in the electronic access service will receive their Proxy Materials via e-mail this year. If you received a Notice by mail and would like to receive your Proxy Materials via e-mail, please follow the instructions included in the Notice.

How to Vote

(1)

Via Internet: Go to www.proxyvote.com to vote via the Internet. You will need to follow the instructions on your Notice or proxy card and the Web site. If you vote via the Internet, you may incur telephone and Internet access charges.

(2)	By Telephone: Call the toll-free telephone number on the proxy card or the Web site to vote by telephone. You will need to follow the instructions and the voice prompts.
(3)	By Mail: Request, complete and return a paper proxy card, following the instructions on your Notice.
(4)	In Person: Attend the Annual Meeting, or send a personal representative with an appropriate proxy, to vote by ballot.

If you vote via the Internet or by telephone, your electronic vote authorizes the named proxies in the same manner as if you signed, dated and returned your proxy card. If you vote via the Internet or by telephone, do not return your proxy card.

If your shares are held in “street name” (that is, in the name of a bank, broker or other holder of record), you will receive a Notice containing instructions from the holder of record that you must follow in order for your shares to be voted. Internet and/or telephone voting also will be offered to Shareholders owning shares through most banks and brokers.

Participants in the Company’s stock fund within the Supplemental Retirement and Savings 401(k) Plan can direct the trustee to vote their shares via the Internet as directed in the Notice, by telephone as provided on the Web site or proxy card, or by signing and returning a proxy card.

Solicitation and Revocation

Your proxy is being solicited by and on behalf of the Board. The persons named in the Form of Proxy have been designated as proxies by the Board. Such persons are Directors of the Company.

Shares of Common Stock represented at the Annual Meeting by a properly executed and returned proxy will be voted at the Annual Meeting in accordance with the instructions noted thereon, or if no instructions are noted, the proxy will be voted in favor of the proposals set forth in the Notice of Annual Meeting. A submitted proxy is revocable by a Shareholder at any time prior to it being voted, provided that such Shareholder gives written notice to the Corporate Secretary at or prior to the Annual Meeting that such Shareholder intends to vote in person or by submitting a subsequently dated proxy. Attendance at the Annual Meeting by a Shareholder who has given a proxy shall not in and of itself constitute a revocation of such proxy.

Further solicitation may be made by officers and other employees of the Company personally, by phone or otherwise, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of Common Stock. The costs of soliciting proxies will be borne by the Company. It is estimated these costs will be nominal.

Shareholder Approval

Shareholders are entitled to one vote per share of Common Stock on all matters submitted for consideration at the Annual Meeting. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of Directors, the approval of the 2010 Comprehensive Executive Compensation Plan and the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010 under the Company’s By-Laws. In addition, the rules of the New York Stock Exchange (“NYSE”) contain separate approval requirements for approval of the 2010 Comprehensive Executive Compensation Plan. Under these rules, the minimum vote which will constitute approval of this proposal is a majority of votes cast, provided that the total votes cast on this proposal represent over 50% of the shares of Common Stock entitled to vote on the proposal at the Annual Meeting.

Abstentions have the same effect as a vote “against” approval of the matter.

Please note that under the rules of the NYSE, brokers who hold shares of Common Stock in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners. With respect to the matters to come before the Annual Meeting, if brokers are not entitled to vote without instructions and therefore cast broker non-votes, the broker non-votes will have no effect on the outcome of the vote under the Company’s By-Laws. Likewise, for purposes of the NYSE rules, broker non-votes will not be treated as votes cast and, therefore, will have no effect on the outcome of the vote for approval of the 2010 Comprehensive Executive Compensation Plan. However, for purposes of determining whether the total votes cast on this proposal represent over 50% of the shares entitled to vote, broker non-votes are considered entitled to vote and, therefore, have the practical effect of increasing the number of affirmative votes required to achieve over 50% of all shares entitled to vote under the NYSE rules.

For this Annual Meeting, if you do not give specific instructions, your broker may cast your vote in its discretion on only Proposal No. 3 - Ratification of Independent Registered Public Accounting Firm.

Other Matters

Other than the matters set forth below, the Board has not received any Shareholder proposal by the deadline prescribed by the rules of the SEC, and otherwise knows of no other matters to be brought before the Annual Meeting. However, should any other matters properly come before the meeting, the persons named in the Form of Proxy will vote or refrain from voting thereon at their discretion.

MATTERS TO BE CONSIDERED

Proposal No. 1 - Election of Eight Directors

The By-Laws of the Company provide for the Company to have not less than five or more than fifteen Directors. The following ten persons currently are serving as Directors of the Company: Mary H. Futrell, Stephen J. Hasenmiller, Ronald J. Helow, Louis G. Lower II, Joseph J. Melone, Charles A. Parker, Gabriel L. Shaheen, Roger J. Steinbecker, Robert Stricker and Charles R. Wright. The terms of the current Directors expire at the Annual Meeting. Mr. Melone and Mr. Parker are not standing for re-election and as a result the size of the Board is being reduced to eight persons.

The Board of Directors believes it is necessary for each of the Company’s Directors to possess a variety of qualities and skills. The Nominating & Governance Committee is responsible for reviewing with the Board, on an annual basis, the requisite skills and characteristics of new Board members as well as the composition of the Board as a whole. This assessment includes members’ qualifications as independent, as well as consideration of diversity, age, skills and experience in the context of the needs of the Board. The Nominating & Governance Committee does not have a formal diversity policy; however, the Board and the Nominating & Governance Committee believe that it is essential that the Board members represent diverse viewpoints. The Nominating & Governance Committee assesses the effectiveness of the criteria described above when evaluating new Board candidates and when assessing the composition of the Board as a whole.

Upon the recommendation of the Nominating & Governance Committee, the Board nominated Dr. Futrell, Mr. Hasenmiller, Mr. Helow, Mr. Lower, Mr. Shaheen, Mr. Steinbecker, Mr. Stricker and Mr. Wright (the “Board Nominees”) to hold office as Directors. The proxies solicited by and on behalf of the Board will be voted “FOR” the election of the Board Nominees unless you specify otherwise. The Company has no reason to believe that any of the foregoing Board Nominees is not available to serve or will not serve if elected, although in the unexpected event that any such Board Nominee should become unavailable to serve as a Director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be nominated. Each Director will serve until the next Annual Meeting of Shareholders and until his or her respective successor is duly elected and qualified.

Board Nominees

The following information, as of March 15, 2010, is provided with respect to each Board Nominee:

Mary H. Futrell, 69

Dr. Futrell has been a Director of the Company since February 2001. She is Dean of the Graduate School of Education and Human Development, a position she has held since 1995, and Co-Director of the Center for Curriculum, Standards and Technology, a position she has held since 1990, at The George Washington University. In addition, Dr. Futrell is Full Professor, Department of Education Leadership, a position she has held since 1999; previously, she served as an Associate Professor from 1992-1999. Dr. Futrell currently serves as a member of the Board of Directors of K-12 Inc. She is also Founding President of the Education International and past President of the National Education Association and the Virginia Education Association. Dr. Futrell’s experience in the educational community gives her unique insights into the Company’s niche market and the opportunities and challenges within that market.

Stephen J. Hasenmiller, 60

Mr. Hasenmiller has been a Director of the Company since September 2004. In March 2001, he retired after 24 years of service at The Hartford Financial Services Group, Inc., as Senior Vice President - Personal Lines. Mr. Hasenmiller’s prior affiliations include his tenure as Chairman of the Personal Lines Committee of the American Insurance Association (1999-2001) and membership on the Boards of Directors of the Institute for Business & Home Safety (1996-2001) and the Insurance Institute for Highway Safety (1995-2001). Mr. Hasenmiller’s seasoned insurance background in the personal lines business and his understanding of complex insurance issues provide the Board a valuable perspective.

Ronald J. Helow, 65

Mr. Helow has been a Director of the Company since September 2009. He is managing director of New Course Advisors, a consulting firm he founded in 2008 to advise companies on how to use advanced technologies to create a competitive advantage. Mr. Helow served as Partner and Chief Technology Officer at NxtStar Ventures, LLC, from 2001 – 2008, a firm providing consulting services to life insurance and retail financial services businesses, and founded Registry Systems Corporation in 1990 to custom design and implement mission critical projects using advanced computer technologies for insurance companies. Mr. Helow’s past experience in developing and securing solutions to insurance company operating challenges through technology brings to the Board unique knowledge and perspective.

Louis G. Lower II, 64

Mr. Lower joined the Company as Director, President and Chief Executive Officer (“CEO”) in February 2000. Prior to that, he served as Chief Executive Officer of Allstate Life Insurance Company, a position he held from January 1990 through January 2000. He currently serves as a member of the Boards of Directors of the Illinois Life Insurance Council, Memorial Health System, Abraham Lincoln Presidential Library and Museum, and The PMI Group, Inc. Mr. Lower has over 30 years of experience in the insurance industry. Mr. Lower’s knowledge of and extensive background in the insurance industry contribute to Board understanding and discussions of issues impacting the Company.

Gabriel L. Shaheen, 56

Mr. Shaheen has been a Director of the Company since September 2007. He was elected Vice-Chairman of the Board in September 2009. Mr. Shaheen retired in 1999 after 22 years of service with Lincoln National Corporation, including service as President and Chief Executive Officer of Lincoln National Life Insurance Company, Managing Director of Lincoln UK, and President and Chief Executive Officer of Lincoln National Reinsurance Companies. Since 2000, he has been Chief Executive Officer of GLS Capital Ventures, LLC and Partner of NxtStar Ventures, LLC, firms providing consulting services to life insurance and retail financial services businesses. He is currently a member of the Board of Directors of Steel Dynamics, Inc., one of the largest steel producers and metals recyclers in the United States. Mr. Shaheen holds the Fellow of the Society of Actuaries designation and his insurance experience, technical insurance expertise and leadership background are valuable Board resources and contribute to Board discussion of issues impacting the Company.

Roger J. Steinbecker, 67

Mr. Steinbecker has been a Director of the Company since July 2006. He retired in 2001 after a 35 year career with PricewaterhouseCoopers LLP (“PwC”), an auditing and accounting firm. During this time with PwC, he was the partner responsible for the audits of many national and international companies, served as leader of the firm’s Southeast Region’s consumer and industrial products business segment, and was managing partner of their Philadelphia and Denver practices. For more than 20 years, he served as the chairman of the board and/or audit committee of numerous prominent not-for-profit organizations. He is currently a member of the Board of Directors of Xedar Corporation, St. John’s Mercy Medical Center and the Jefferson Club of the University of Missouri. With his extensive audit and accounting background, Mr. Steinbecker is recognized as a financial expert and his knowledge in these areas assists the Board in its oversight responsibilities.

Robert Stricker, 63

Mr. Stricker has been a Director of the Company since December 2009. He retired from Shenkman Capital Management, Inc., an investment management firm, in March 2009 as Senior Vice President and Principal. Prior to joining Shenkman, he served as Managing Director, Head of U.S. Fixed Income, Citigroup Asset Management at Citigroup, Inc. from 1994 to 2001. Mr. Stricker has over 35 years of experience in the financial services industry. He currently serves on the OPEB Trust Board of the town of Greenwich, Connecticut. Mr. Stricker holds the Chartered Financial Analyst designation and his investment knowledge and financial services industry experience provide the Board with financial insights and assist the Board in its oversight responsibilities.

Charles R. Wright, 68

Mr. Wright has been a Director of the Company since September 2007. He retired in 2004 after 41 years of service at State Farm Mutual Automobile Insurance Company as Senior Executive Vice President and Chief Agency and Marketing Officer, where he served as a member of the Boards of State Farm Mutual and other major State Farm affiliates until his retirement. Mr. Wright holds the Chartered Life Underwriter and Chartered Financial Consultant designations and he is past Chairman of the Board of the American College, the grantor of these designations. Mr. Wright’s knowledge and understanding of agent distribution channels, insurance operations and insurance marketing challenges contribute to Board understanding and discussions of issues impacting the Company.

All of the Board Nominees, except for Mr. Helow and Mr. Stricker, were elected Directors at the last Annual Meeting of Shareholders of the Company held on May 28, 2009. Mr. Helow and Mr. Stricker were elected as Directors by the Board on September 29, 2009 and December 8, 2009, respectively. Mr. Helow was identified as a Board candidate by a current Director. Mr. Stricker was recommended for Board service by an industry leading search firm.

The Board recommends that Shareholders vote FOR the election of these eight nominees as Directors.

Proposal No. 2 – Approval of the 2010 Comprehensive Executive Compensation Plan

Introduction

At the Annual Meeting, Shareholders will be asked to approve the 2010 Comprehensive Executive Compensation Plan (the “Comprehensive Plan”). The Comprehensive Plan is a consolidation of the HMEC Amended and Restated 2002 Incentive

Compensation Plan, the Amended and Restated HMEC Deferred Equity Compensation Plan for Directors and the Amended and Restated HMEC Deferred Compensation Plan for Employees (collectively, the “Preexisting Plans”). The Board considers the Comprehensive Plan to be in the best interests of the Company and its Shareholders because it provides for more efficient administrative processes and oversight and does not increase Executive Officer compensation or benefits. On March 3, 2010, the Board approved the Comprehensive Plan to be presented to Shareholders. As further discussed below under the caption “Description of the Comprehensive Plan - Shares Reserved and Award Limits”, the shares of Common Stock initially authorized under the 2002 Incentive Compensation Plan and the Deferred Equity Compensation Plan for Directors and currently remaining available for issuance will be authorized and available under the Comprehensive Plan, but no additional shares are being reserved under the Comprehensive Plan. If the Comprehensive Plan is approved by Shareholders, no further awards will be made under the Preexisting Plans.

Reasons for Seeking Shareholder Approval

The Board seeks approval of the Comprehensive Plan by Shareholders in order to meet requirements of the New York Stock Exchange and to satisfy requirements of tax law to help preserve the Company’s ability to claim tax deductions for compensation to certain employees. In addition, the Board regards Shareholder approval of the Comprehensive Plan as desirable and consistent with corporate governance best practices for executive compensation.

Section 162(m) of the Internal Revenue Code (the “Code”) limits the deductions a publicly held company can claim for compensation in excess of $1 million in a given year paid to the chief executive officer and any of its three other most highly compensated executive officers, other than the chief financial officer, serving on the last day of the fiscal year (generally referred to as the “Covered Employees”). “Performance-based” compensation (as defined in regulations under Section 162(m) of the Code) that meets certain requirements is not counted against the $1 million limitation, and therefore remains fully deductible. One of these requirements is that Shareholders approve the general business criteria upon which performance objectives for performance awards are based, and re-approve those criteria at least every five years. Shareholders last approved the general business criteria in 2005. Shareholder approval of the Comprehensive Plan will include this required approval of these business criteria, as described below under the caption “Description of Comprehensive Plan - Performance-based Awards,” for full tax deductibility under Section 162(m). Also, treatment of stock options and stock appreciation rights as performance-based compensation under Section 162(m) is conditioned on Shareholder approval of the Comprehensive Plan.

In addition, Shareholder approval will permit designated stock options to qualify as incentive stock options under the Code for a period of ten years. Such qualification can give the holder of the stock options more favorable tax treatment, as explained below.

Description of the Comprehensive Plan

The following is a brief description of the material features of the Comprehensive Plan. This description is qualified in its entirety by reference to the full text of the proposed Comprehensive Plan, a copy of which is attached to this Proxy Statement as Exhibit 1. Terms used in this description have the same meaning as defined in the Comprehensive Plan.

General.    The Comprehensive Plan is intended to attract, retain, motivate and reward employees, non-employee directors and other persons providing substantial services to the Company and its affiliates; to provide equitable and competitive compensation opportunities, including deferral opportunities; to encourage long-term service; to recognize individual contributions and reward achievement of Company goals and to promote creation of long-term value for Shareholders by closely aligning the interests of employees and other participants with the interests of Shareholders.

Eligibility.    Executive officers and other employees of the Company and its subsidiaries, and non-employee directors, consultants and others who provide substantial services to the Company and its subsidiaries, are eligible to be granted awards and thereby become participants under the Comprehensive Plan. In addition, any person who has been offered employment by the Company or a subsidiary may be granted awards, but such prospective grantee may not receive any payment or exercise any right relating to the award until he or she has commenced employment or the providing of services. As of December 31, 2009, approximately 1,900 persons would be potentially eligible for awards under the Comprehensive Plan.

Administration.    The Comprehensive Plan is administered by the Compensation Committee (the “Committee”), except that the full Board may itself perform any function of the Committee for purposes of the Comprehensive Plan except as otherwise limited by the By-laws of the Company or exchange listing requirements, and the full Board will act as the Committee for purposes of granting awards to non-employee Directors. (References in this summary to the “Committee” will include the Board when so acting.) Subject to the terms and conditions of the Comprehensive Plan, the Committee is authorized to select participants; determine the type and size of awards; specify grant, exercise and settlement dates, performance and deferral conditions; and all other matters relating to awards. The Committee is also authorized to prescribe forms of award agreements, specify rules and regulations relating to the Comprehensive Plan, amend award agreements, construe and interpret the Comprehensive Plan and make all other determinations which may be necessary or advisable for the administration of the Comprehensive Plan, in its discretion. Awards and Accounts are subject to the Company’s policy on recoveries and such other terms and conditions as the Committee may impose in the event the Committee determines a participant’s own misconduct contributed materially to his or her receipt of unearned amounts of cash, Stock or other property.

The Committee may act through subcommittees and delegate to management of the Company the authority to perform such functions, including administrative functions, as the Committee may determine. The Comprehensive Plan provides that members of the Committee and persons acting on the Committee’s behalf shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the Comprehensive Plan.

Shares Reserved and Award Limits.    No additional shares are being reserved under this Comprehensive Plan. As of March 15, 2010, 1,913,608 shares (approximately 4.88% of the issued and outstanding Common Stock of the Company) were reserved and available under the Preexisting Plans and will continue to be reserved and available for awards under the Comprehensive Plan. Those shares (plus shares that become available because an award under those Preexisting Plans is cancelled, expired, forfeited, or otherwise terminated or settled without delivery of shares) will continue to be reserved and available under the Comprehensive Plan.

As under the Preexisting Plans, shares that become available because an award under the Comprehensive Plan is cancelled, expired, forfeited, or otherwise terminated or settled without delivery of shares will again be available for awards under the Comprehensive Plan. All of the shares reserved may be delivered in connection with full value awards under which the participant has paid the intrinsic value directly or by foregoing a right to receive a cash payment from the Company. Generally, shares are charged against the reserved limits only when shares are delivered (or upon later vesting). Therefore the Committee may grant awards that relate to more shares than the aggregate shares remaining available under the Comprehensive Plan, so long as the awards will not result in delivery and vesting of shares in excess of the number of shares actually available. The Committee may adopt further reasonable share counting procedures. Shares delivered under the Comprehensive Plan may be either newly issued or treasury shares.

For awards that are intended to qualify as performance-based compensation not subject to the limitation on deductibility under Section 162(m) of the Code, the Comprehensive Plan limits the amount of awards that may be granted to any one participant in a given year to 500,000 shares, and the maximum amount payable as a cash award for any performance period may not exceed $2.5 million per calendar year. In the case of a multi-year performance period, the share limit and the dollar limit apply to each calendar year or portion thereof in the performance period. These limits apply only to awards under the Comprehensive Plan that are intended to qualify as performance-based for purposes of Section 162(m), and do not apply to other awards or limit the Company’s ability to enter into compensation arrangements outside of the Comprehensive Plan.

Adjustments to the aggregate number and kind of shares of Stock which may be delivered in connection with awards or deferred cash accounts under the Comprehensive Plan (whether outstanding or to be granted), the share limitations described above, the exercise price, grant price or purchase price relating to any award, and in the terms of Common Stock equivalent units under the Comprehensive Plan are authorized (or if appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding award), in the event of a large, special or non-recurring dividend or distribution, recapitalization, stock split, stock dividend, reorganization, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affecting the Common Stock. The Committee is also obligated to adjust outstanding awards upon the occurrence of these types of events to preserve, without enlarging, the rights of participants with respect to such awards. Such adjustments to awards intended to qualify as performance-based must conform to requirements imposed by Section 162(m).

For more information on the total number of shares available under the Company’s equity compensation plans and subject to outstanding options and other awards and rights as of the end of the last fiscal year, see “Equity Compensation Plan Information”.

Awards - Overview.    Awards under the Comprehensive Plan may generally be grouped into:

•

Stock awards, including options (which may be non-qualified stock options or incentive stock options (“ISOs”)), stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), Common Stock equivalent units (“CSUs”), stock granted as a bonus or in lieu of another award, dividend equivalents, or other stock-based awards;

•	Performance-based awards, which may be paid in cash or may be denominated in shares of Common Stock and/or settled by delivery of Common Stock.

The Comprehensive Plan also permits deferrals of certain amounts otherwise payable in cash through the deferred cash sub-plan. Deferrals of stock awards other than options and SARs are also available. The following summarizes those stock awards, performance awards, and the deferred cash sub-plan.

Stock Options and SARs.    The Committee is authorized to grant stock options, including both ISOs, which can result in potentially favorable tax treatment to the participant, and non-qualified stock options. SARs may also be granted, entitling the participant to receive the excess of the fair market value of a share on the date of exercise over the SAR’s designated base price. The exercise price of an option and the base price of a SAR are determined by the Committee, but the exercise price of an option may not be less than the fair market value of the Common Stock on the date of grant. The maximum term of each option or SAR will be ten years. Subject to this limit, the times at which each option or SAR will be exercisable, the conditions and circumstances for exercise (including performance goals and service requirements), the manner for payment of the option exercise price and settlement of the award (which is in Common Stock for options but may be cash, Common Stock or other property for SARs) are as determined by the Committee.

Restricted Stock.    The Committee is authorized to grant restricted stock subject to such restrictions (which may include risks of forfeiture and transferability restrictions) as the Committee deems appropriate. Restrictions may lapse based on performance criteria or future service requirements. During the restriction period restricted stock may not be sold and will be forfeited in the event of termination of employment in specified circumstances. Dividends paid on restricted stock during the restriction period may be, as determined by the Committee, paid to the participant, reinvested in restricted stock subject to the same restrictions, or paid on a deferred basis.

RSUs and CSUs.    RSUs give a participant the right to receive Common Stock at the end of a specified deferral period upon lapse of a substantial risk of forfeiture unless the settlement date is deferred at the election of the grantee. CSUs give a participant the right to receive Common Stock upon lapse of a restriction period, during which conditions as described for restricted stock above may apply. RSUs and CSUs may be settled in cash, Stock or other property.

Dividend Equivalents.    The Committee may grant dividend equivalents. These are rights to receive cash, Stock, other awards or other property equivalent in value to the amount of dividends paid on a specified number of shares of Common Stock while an award is outstanding. The awards may be granted on a stand-alone basis or in conjunction with another award, except that they may not be granted with respect to stock options and SARs. Dividend equivalents may provide for payment when accrued or for deferral (and deemed invested in Stock, awards, or other investment vehicles, and may be subject to risks of forfeitures, restrictions on transferability, and other conditions as the Committee determines). Dividend equivalents on performance-based awards will be forfeited if the underlying awards are forfeited or if the performance criteria are not satisfied or deemed satisfied.

Other Awards.    The Committee may grant other awards that are denominated or payable in cash, or valued in whole or in part by reference to, or otherwise based on or related to Common Stock. The Committee will determine the terms and conditions of such awards, including the consideration, if any, to be paid to exercise awards in the nature of purchase rights, the periods during which awards will be outstanding, and any forfeiture conditions and restrictions on awards. In addition, the Committee is authorized to grant Common Stock as a bonus free of restrictions, or to grant Common Stock or other awards (including cash) in lieu of obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify.

Performance-based Awards.    The Committee may grant performance awards, which may be cash-denominated awards or share-based awards. Generally, performance awards require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria as a condition of awards being granted or becoming exercisable or settleable, or as a condition to accelerating the timing of such events. Performance may be measured over a period of any length specified by the Committee. Performance is determined by such business criteria or other measures as the Committee deems appropriate. After the end of the performance period, the Committee determines the amount actually payable under the award, and has the discretion to reduce or increase the amount payable to any participant, except that discretionary increases may not be applied to awards intended to qualify as performance-based compensation under Section 162(m) of the Code.

In the case of awards intended to qualify as performance-based compensation under Section 162(m) of the Code, the Committee will select the business criteria used in establishing performance goals from among the following:

•	insurance premiums written, insurance premiums earned, contract deposits, contract charges earned, or policies or contracts in force;
•	income before realized investment gains and losses (operating income), before or after taxes, and income before or after interest, depreciation, amortization, or extraordinary or special items;

•

income before realized investment gains and losses (operating income) per common share (basic or diluted), and income before realized investment gains and losses (operating income) from continuing operations per common share (basic or diluted);

•	return on equity, return on assets (gross or net), return on investment, or return on capital;
•	cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital;
•	book value of Stock, including or excluding the effect of unrealized investment gains and losses (FAS 115 or any successor thereto);
•	net interest margin;
•	annuity accumulated value and annuity accumulated value persistency;
•	net investment income and realized investment gains or losses (including on a per share basis);
•	economic value created;
•	operating margin or profit margin;
•	expense ratios;
•	stock price or total shareholder return;
•	dividends, including as a percentage of net income;
•

strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, sales units, agent growth and goals relating to acquisitions, divestitures or joint ventures;

•	satisfaction of hiring goals;
•	results of objective customer satisfaction surveys;
•	satisfaction of diversity goals;
•	enterprise risk management; or
•	succession planning

The Committee retains discretion to set the targeted level of performance for a given business criterion that will result in the earning of a specified amount under a performance award. These goals may be set with fixed, quantitative targets, targets relative to past Company performance, or targets compared to the performance of other companies, including published or special indices covering multiple companies. The Committee may provide in any performance award that any evaluation of performance may include or exclude unusually large catastrophe losses which aggregate (net of reinsurance) in excess of “planned” catastrophe losses; asset write-downs; litigation or claim judgments or settlements; the effect of changes in tax laws, accounting principles, regulations, or other laws or regulations affecting reported results; any reorganization and restructuring programs; acquisitions or divestitures; extraordinary items identified in the Company’s audited financial statements, including footnotes; annual incentive payments or other bonuses; or capital charges.

The Committee generally must establish the terms of performance awards, including the applicable performance goals, the corresponding amounts payable (subject to per-person limits), and other terms of settlement, not later than the earlier of 90 days after the beginning of the performance period, or the date 25% of the performance period has elapsed. The Committee may establish an unfunded performance award pool based on the performance goals and criteria listed above, with the maximum amount payable to any participant in the pool being a stated percentage of the bonus pool (not in excess of 100% of the bonus pool in the aggregate).

Before settlement of a performance award intended to qualify as performance-based compensation, under Section 162(m) of the Code, the Committee must certify the level of attainment of the performance goal and satisfaction of any other material terms of the performance award. Determinations of the Committee with respect to such awards must be in writing.

Deferred Cash Sub-Plan.    The Comprehensive Plan includes a separate sub-plan providing for deferrals of certain amounts otherwise payable in cash. Under the sub-plan, an employee of the Company or its affiliate eligible for long-term bonus compensation may elect to defer such compensation, and a non-employee Director may elect to defer all or a portion of his or her cash Director compensation. In addition, the Company makes a matching contribution of 25% of the amount deferred by a non-employee Director. Deferral elections must be made before the start of the calendar year in which the compensation is earned (or within 30 days of the date an individual first becomes eligible for long-term bonus compensation or becomes a non-employee Director).

Deferred amounts are converted into Common Stock equivalent units as of the date they would otherwise have been paid in cash (based upon the fair market value of Common Stock on that date) and credited to a stock equivalent account, and (except for individuals whose separation from service occurs before the dividend record date), also credited with dividend equivalents. Deferred stock equivalent accounts are distributed on a distribution date, and in a lump sum or installment form, as elected by the participant. Such elections must be made before the start of the calendar year in which the compensation is earned (or on becoming a new participant) and may not be changed thereafter, except that distributions may be made upon an unforeseeable emergency or upon a Change in Control.

The Company intends that amounts deferred under the sub-plan be either exempt from or comply with the restrictions on deferred compensation under Section 409A of the Code.

Change in Control.    In the event of a Change in Control of the Company, unless otherwise provided in the award agreement, the Committee may without the consent of the participant provide for the assumption or substitution of, or adjustment to, any outstanding award, the acceleration of the vesting of the award and termination of any restrictions or performance conditions on the award, or the cancellation of the award or agreement for payment to the participant in cash or other property, and may provide for such changes to occur upon the Change in Control or upon termination of employment within a fixed time after the Change in Control.

For these purposes a “Change in Control” generally occurs if (i) any one person or group becomes the owner of more than 50% of the fair market value or total voting power of the stock of the Company through any combination of previously owned stock or stock acquisitions, (ii) if any one person or group acquires more than 30% of the fair market value or total voting power of the stock of the Company through acquisitions over a 12-month period, or (iii) a majority of the Company’s Board of Directors is replaced during any 12-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election.

For awards granted before the effective date of the Comprehensive Plan, unless the Award agreement provides otherwise, “Change in Control” occurs upon (i) approval by Shareholders of a merger, reorganization, consolidation, or similar transaction in which the Company is not the surviving corporation or in which Common Stock would be converted to cash, securities or other property, other than a merger in which the ownership percentage of any Shareholder is not decreased by 10% or more (except by virtue of odd lot transactions), (ii) Shareholder approval of a liquidation, dissolution or sale of substantially all assets, (iii) any “person” becomes the owner, directly or indirectly, of more than 50% of the Company, and (iv) certain changes of more than half of the membership of the Board of Directors.

Awards that are deferred compensation subject to Section 409A of the Code, will become vested, any applicable restrictions shall lapse, and the award will be settled as soon as practicable, if the participant has a termination of employment initiated by the Company or an affiliate other than for cause within one year after the Change in Control; and deferred stock accounts under the deferred cash sub-plan will be paid in cash within 10 days of the Change in Control. For these purposes the Change in Control must meet the applicable definition above and must also be a change in the ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of regulations under Section 409A of the Code.

The Committee may provide for a different definition of Change in Control, and different consequences for a Change in Control, in any award agreement.

Amendment and Termination.    The Board, on recommendation of the Compensation Committee, may amend or terminate the Comprehensive Plan without Shareholder approval, unless such approval is required to enable the Comprehensive Plan to satisfy any applicable federal or state statutory or regulatory requirements. However,

•	no such Board action may materially and adversely affect an outstanding award (or existing account) without the consent of the participant;

•	the Committee may not amend or replace previously granted options in a transaction that constitutes a “repricing” under New York Stock Exchange rules; and

•	no amendment or termination of the Comprehensive Plan may accelerate the date of payment or distribution of any deferred compensation subject to Section 409A of the Code.

Unless earlier terminated, the Comprehensive Plan will terminate at such time that no shares reserved under the Comprehensive Plan remain available and the Company has no further obligation with respect to any outstanding award, except no ISOs may be granted more than 10 years after the earlier of Board or Shareholder approval of the Comprehensive Plan.

Federal Income Tax Implications of the Comprehensive Plan

The Company believes that under current law the following Federal income tax consequences generally would arise with respect to awards under the Comprehensive Plan.

Options and SARs that are not deemed to be deferral arrangements under Section 409A would have the following tax consequences: the grant of an option or a SAR will create no federal income tax consequences for the participant or the Company; a participant will not have taxable income upon exercising an option that is an ISO, except that the alternative minimum tax may apply. Upon exercising an option that is not an ISO, the participant generally must recognize ordinary income equal to the difference between the exercise price and the fair market value of the freely transferable and non-forfeitable shares acquired on the date of exercise. Upon exercising a SAR, the participant must generally recognize ordinary income equal to the cash or the fair market value of the shares received.

Upon disposition of shares acquired from the exercise of an ISO before the end of the applicable ISO holding period, the participant must generally recognize ordinary income equal to the lesser of (i) the fair market value of the ISO shares at the date of exercise minus the exercise price or (ii) the amount realized upon the disposition of the ISO shares minus the exercise price. Otherwise, a participant’s sale of shares acquired by exercise of an option generally will result in short-term or long-term capital gain or loss measured by the difference between the sale price and the participant’s tax basis in such shares. The tax basis normally is the exercise price plus any amount he or she recognized as ordinary income in connection with the option’s exercise. A participant’s sale of shares acquired by exercise of a SAR generally will result in a short-term or long-term capital gain or loss measured by the difference between the sale price and the tax basis in the shares, which generally is the amount he or she recognized as ordinary income in connection with the SAR’s exercise.

The Company normally can claim a tax deduction equal to the amount recognized as ordinary income by a participant in connection with an option or SAR, but not relating to a participant’s capital gains. Accordingly, the Company will not be entitled to any tax deduction with respect to an ISO if the participant holds the shares for the applicable ISO holding period before selling the shares.

Some options and SARs, such as those with deferral features and a SAR settleable in cash, may be subject to Section 409A, which regulates deferral arrangements. In such cases, the distribution to the participant of shares or cash relating to the award would have to meet certain restrictions in order for the participant not to be subject to tax and a tax penalty at the time of vesting. One significant restriction would be a requirement that the distribution not be controlled by the participant’s discretionary exercise of the option or SAR (subject to limited exceptions). If the distribution and other award terms meet applicable requirements under Section 409A, the participant would realize ordinary income at the time of distribution, with the amount of ordinary income equal to the distribution date value of the shares less any exercise price actually paid. The Company would not be entitled to a tax deduction at the time of exercise but would become entitled to a tax deduction at the time shares are delivered at the end of the deferral period.

Awards other than options and SARs that result in a transfer to the participant of cash or shares or other property generally will be structured under the Comprehensive Plan to meet applicable requirements under Section 409A. If no restriction on transferability or substantial risk of forfeiture applies to amounts distributed to a participant, the participant generally must recognize ordinary income equal to the cash or the fair market value of shares actually received. Thus, for example, if the Company grants an award of vested RSUs or requires or permits deferral of receipt of cash or shares under a vested award, the participant should not become subject to income tax until the time at which shares are actually delivered, and the Company’s right to claim a tax deduction will be deferred until that time. However, if a restriction on transferability and substantial risk of forfeiture applies to shares or other property actually distributed to a participant under an award (such as, for example, a grant of restricted stock), the participant generally must recognize ordinary income equal to the fair market value of the transferred amounts when either the transferability restriction or risk of forfeiture lapses, whichever is earlier. In all cases, the Company can claim a tax deduction in an amount equal to the ordinary income recognized by the participant as long as the deductibility limitations of Section 162(m) of the Code do not apply, as discussed below. A participant may elect to be taxed at the time of grant of restricted stock or other property rather than upon lapse of restrictions on transferability or the risk of forfeiture, but if the participant subsequently forfeits such shares or property he or she would not be entitled to any tax deduction, including as a capital loss, for the value of the shares or property on which he or she previously paid tax.

Any award that is deemed to be a deferral arrangement (excluding certain exempted short-term deferrals), and amounts deferred under the deferred cash sub-plan, will be subject to Section 409A. Certain participant elections and the timing of distributions relating to such awards or deferrals must meet requirements under Section 409A in order for income taxation to be deferred and tax penalties avoided by the participant upon vesting of the award or deferral.

As discussed above, compensation that qualifies as performance-based compensation is excluded from the $1 million deductibility cap of Section 162(m) and therefore remains fully deductible by the company that pays it. Under the Comprehensive Plan, options and SARs granted with an exercise price or base price at least equal to 100% of fair market value of the underlying Stock at the date of grant, annual incentive awards to employees the Committee expects to be Covered Employees at the time compensation is received, and certain other awards which are conditioned upon achievement of performance goals are intended to qualify as such performance-based compensation. A number of requirements must be met in order for particular compensation to so qualify; however, there can be no assurance that such compensation under the Comprehensive Plan will be fully deductible under all circumstances. In addition, other time-vested awards under the Comprehensive Plan, such as restricted stock, RSUs and CSUs, generally will not so qualify, so that compensation paid to Covered Employees in connection with such awards, to the extent it and other compensation subject to Section 162(m)’s deductibility cap exceed $1 million in a given year, may not be deductible by the Company as a result of Section 162(m).

The foregoing provides only a general description of the application of federal income tax laws to certain awards under the Comprehensive Plan. This discussion is not intended to be tax guidance to participants in the Comprehensive Plan, as the consequences may vary with the types of awards made, the identity of the recipients and the method of payment or settlement. The summary does not address the effects of other federal taxes (including possible “golden parachute” excise taxes) or taxes imposed under state, local, or foreign tax laws. The summary is not intended or written to be used, and cannot be used, for the purposes of avoiding tax penalties.

New Plan Benefits Under the Comprehensive Plan

Grants of awards under the Comprehensive Plan are at the discretion of the Committee and the benefits and amounts that will be received or allocated to participants are not determinable. However, grants of awards were made under the Preexisting Plans on March 3, 2010, and it is not expected that any further grants of awards will be made during the remainder of the fiscal year except for grants to non-employee Directors of RSUs following the Annual Meeting on May 27, 2010. Accordingly the table below sets forth the amounts that were received by or allocated to participants under the Preexisting Plans on March 3, 2010 and the RSUs expected to be granted to non-employee Directors following the Annual Meeting. The numbers shown in the column for “number of units” reflects the number of shares underlying all awards comprising or denominated in shares of Common Stock, and the “dollar value” column represents the sum of the grant date fair market values of those awards determined in accordance with applicable generally accepted accounting principles of those awards plus the dollar value of performance awards not denominated in shares.

Name & Principal Position	Dollar Value ($)	Number of Units (#)
Louis G. Lower II, President & CEO	1,244,644	128,941
Peter H. Heckman, EVP & CFO	544,524	56,411
Stephen P. Cardinal, EVP & CMO	518,561	53,722
Thomas C. Wilkinson, EVP P&C	362,994	37,605
Brent H. Hamann, SVP A&L	259,281	26,861
Other Executive Officers (4 in number)	803,809	83,270
Non-Employee Director Group (7 in number) (1)	280,000	-
Non-Executive Officer Employee Group (24 in number)	2,385,633	247,142

(1)

Because RSUs with a value equal to the amount shown in the “dollar value” column will be granted following Board and Committee meetings as they occur and following the May 27, 2010 Annual Meeting, the number of units cannot be determined at the time of this Proxy Statement and is not included in the table. On March 15, 2010, the last reported sale price of the Common Stock in consolidated transactions reported by the New York Stock Exchange was $14.34 per share.

Please refer to the tables in “Executive Compensation – Compensation Discussion and Analysis” for more detailed information on awards under the Preexisting Plans for the last completed fiscal year of the Company.

Vote Required for Approval

Approval of the Comprehensive Plan will require the affirmative vote of the holders of a majority of the shares of the Common Stock present, or represented by proxy, and entitled to vote on the proposal at the Annual Meeting and the affirmative vote of a majority of votes cast on Proposal 2 provided that the total votes cast on Proposal 2 represent over 50% of the shares of Common Stock entitled to vote on the Proposal.

If Shareholders decline to approve the Comprehensive Plan, the Preexisting Plans will remain in effect but certain awards under those plans will not qualify as performance-based for purposes of Section 162(m) and therefore may not be deductible by the Company because it has been five years since Shareholders last approved the general business criteria for performance-based awards.

The Board of Directors considers the Comprehensive Plan to be in the best interests of the Company and its Shareholders and therefore recommends that Shareholders vote FOR approval of the 2010 Comprehensive Executive Compensation Plan.

Proposal No. 3 - Ratification of Independent Registered Public Accounting Firm

The independent registered public accounting firm selected by the Audit Committee of the Board to serve as the Company’s auditors for the year ending December 31, 2010 is KPMG LLP. KPMG LLP served in that capacity for the year ended December 31, 2009. As a matter of good corporate governance, the Audit Committee submits its selection of the auditors to the Shareholders for ratification. If the selection of KPMG LLP is not ratified, the Audit Committee will review its future selection of an independent registered public accounting firm in light of the vote result. A representative from KPMG LLP is expected to be present at the Annual Meeting. The representative will be given an opportunity to make a statement to Shareholders and is expected to be available to respond to appropriate questions from Shareholders.

The Board recommends that Shareholders vote FOR the ratification of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2010.

EXECUTIVE OFFICERS

The following is certain information, as of March 15, 2010, with respect to certain executive officers of the Company and its subsidiaries who are not Directors of the Company (together with Louis G. Lower II, President and Chief Executive Officer, who is discussed above under “Board Nominees”, the “Executive Officers”):

Peter H. Heckman, 64

Executive Vice President and Chief Financial Officer

Mr. Heckman joined the Company in April 2000 as Executive Vice President (“EVP”) and Chief Financial Officer (“CFO”). Prior to that, he served as Vice President of Allstate Life Insurance Company from 1988 through April 2000, where he held both senior financial and operating positions. Mr. Heckman has over 35 years of experience in the insurance industry.

Stephen P. Cardinal, 40

Executive Vice President and Chief Marketing Officer

Mr. Cardinal joined the Company in December 2008 as Executive Vice President and Chief Marketing Officer (“CMO”). Mr. Cardinal previously served as Executive Vice President of personal lines distribution and President of Countrywide Insurance Service, a mortgage insurance firm, positions he held from April 2007 to November 2008. He was associated with Allstate Insurance Company from July 1995 through April 2007, including service as Regional Distribution Leader. Mr. Cardinal has over 15 years of experience in the insurance industry.

Thomas C. Wilkinson, 51

Executive Vice President, Property & Casualty

Mr. Wilkinson joined the Company in September 2002 as Vice President and Property & Casualty (“P&C”) Controller. He has held several positions of increasing responsibility within the Company’s property and casualty segment and was appointed to his present position in August 2008. Previously, he was associated with Allstate Insurance Company as Product Manager, Finance Director and Regional Controller, positions he held from 1980 to 2002. Mr. Wilkinson has 30 years of experience in the insurance industry.

Paul D. Andrews, 53

Senior Vice President, Corporate Services

Mr. Andrews joined the Company in July 2001 as Vice President, Client Services. In November 2004, he was appointed to his present position. Mr. Andrews previously served as Assistant Vice President of SAFECO Insurance Companies, a position he held from 1998 to 2001, where he was responsible for field operations and personal insurance. Mr. Andrews has over 20 years of experience in the insurance industry.

Bret A. Conklin, 46

Senior Vice President and Controller

Mr. Conklin joined the Company as Senior Vice President (“SVP”) and Controller in January 2002. Mr. Conklin previously served as Vice President of Kemper Insurance from January 2000 through January 2002, where he was responsible for all corporate financial reporting and accounting operations; Vice President and Controller of the Company from July 1998 through January 2000; and Vice President and Controller of Pekin Insurance from September 1992 through June 1998. He has seven years of public accounting experience with KPMG Peat Marwick from 1985 to 1992, specializing in its insurance industry practice. Mr. Conklin has 25 years of experience in the insurance industry.

Dwayne D. Hallman, 47

Senior Vice President, Finance

Mr. Hallman joined the Company in January 2003 as Senior Vice President, Finance. From September 2000 to December 2002, he served as the Chief Financial Officer of Acceptance Insurance Companies, where he was responsible for financial reporting, investor relations, the treasury and investment management functions and property-casualty operations. From July 1995 to August 2000, Mr. Hallman served as Vice President, Finance and Treasurer at Highlands Insurance Group, where he was responsible for financial reporting, treasury, planning and office services. He served as Vice President and Controller of Ranger Insurance Company from 1988 to 1995. From 1984 to 1988, Mr. Hallman was associated with KPMG Peat Marwick, specializing in its insurance industry practice. Mr. Hallman has over 25 years of experience in the insurance industry.

Brent H. Hamann, 50

Senior Vice President, Annuity and Life

Mr. Hamann joined the Company in February 2009 as Senior Vice President, Annuity and Life (“A&L”). Mr. Hamann previously served as senior consultant, life insurance and financial services practice, of Milliman, Inc., an actuarial consulting firm, a position he held from 2004 to 2009, and Assistant Vice President of Allstate Life Insurance Company, a position he held from 1987 to 2004. Mr. Hamann has over 20 years of experience in the insurance industry.

Ann M. Caparrós, 57

General Counsel, Chief Compliance Officer and Corporate Secretary

Ms. Caparrós joined the Company in March 1994. Prior to that, she was associated with John Deere Insurance Group from 1989 to 1994 as Vice President and General Counsel. She also was staff counsel for the Kellogg Company from 1988 to 1989 and United of Omaha Life Insurance Company from 1978 to 1988. Ms. Caparrós has over 30 years of experience in the insurance industry.

BOARD OF DIRECTORS AND COMMITTEES

There were ten members on the Board as of March 15, 2010. The Board met nine times during 2009. No current Director of the Company attended fewer than 75% of the Board meetings and the committee meetings to which he or she was appointed and served during 2009. The Chairman of the Board presides over all executive sessions of the Board, including executive sessions of non-management Directors, and may be contacted as described in “Communications with Directors” or as further detailed at www.horacemann.com, under “Investors - Corporate Governance”. The members of the Board are expected to be present at the Annual Meeting. The following were members of the Board at the time and attended last year’s annual meeting of Shareholders: Dr. Futrell, Mr. Hasenmiller, Mr. Lower, Mr. Melone, Mr. Parker, Mr. Shaheen, Mr. Steinbecker and Mr. Wright.

The Company’s Corporate Governance Principles provide that the Board consist of a majority of directors who meet the criteria for independence required by the listing standards of the NYSE. Based on the independence requirements of the NYSE and after reviewing any relationships between the Directors and the Company or its management (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or its management) that could impair, or appear to impair, the Director’s ability to make independent judgments, the Board determined that none of its non-employee Directors have a material relationship with the Company, and therefore all of these Directors are independent. This independence question is analyzed annually in both fact and appearance to promote arms-length oversight. The current non-employee Directors are Dr. Futrell, Mr. Hasenmiller, Mr. Helow, Mr. Melone, Mr. Parker, Mr. Shaheen, Mr. Steinbecker, Mr. Stricker and Mr. Wright.

Board Leadership Structure

The Board is committed to strong, independent Board leadership and believes that objective oversight of management is a critical aspect of effective corporate governance. Accordingly, the Board currently has two separate individuals holding the offices of Chairman and Chief Executive Officer, and the position of Chairman is held by an independent Director. The Board of Directors believes that having an independent Director serve as Chairman is in the best interest of the Company at this time as this structure provides a greater role for the independent Directors in the oversight of the Company. However, as described in the Company’s Corporate Governance Principles, this situation can change in the future to permit one individual to hold both positions, if the Board deems it to be in the best interests of the Company at a given time.

Board’s Role in Risk Oversight

The Board of Directors is responsible for overseeing the processes that management has established for assessing and managing risk. In addition, the Board has delegated oversight of certain categories of risk to designated Board committees. In performing their oversight responsibilities, the Board and relevant committees regularly discuss with management the Company’s policies with respect to risk assessment and risk management. The committees report to the Board regularly on matters relating to the specific areas of risk the committees oversee.

The Company has established the Enterprise Risk Management (“ERM”) Committee, which is composed of certain members of senior management including the President and CEO; the Executive Vice President and CFO; the Executive Vice President and CMO; the Executive Vice President, Property & Casualty; the Senior Vice President, Corporate Services; the Senior Vice President Annuity and Life; the Senior Vice President, Finance; the General Counsel, Chief Compliance Officer and Corporate Secretary; and the Internal Audit Director. The ERM Committee is chaired by the Executive Vice President and CFO of the Company.

Throughout the year, the Board and the relevant committees receive regular reports from the Enterprise Risk Management Committee and its chairman regarding major risks and exposures facing the Company and the steps management has taken to monitor and control such risks and exposures. In addition, throughout the year, the Board and the relevant committees dedicate a portion of their meetings to review and discuss specific risk topics in greater detail.

Committees of the Board

The standing committees of the Board consist of the Executive Committee, Compensation Committee, Nominating & Governance Committee, Investment & Finance Committee and Audit Committee. Each standing committee is governed by a charter that defines its role and responsibilities which are available on the Company’s Web site at www.horacemann.com under “Investors -Corporate Governance”. A printed copy of these charters may be obtained by Shareholders upon written request addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois 62715-0001. The Board may also form ad hoc committees from time to time.

The following table identifies current membership and the Chairman of each of the committees of the Board, as well as the number of times each committee met during 2009.

Director	Executive Committee	Compensation Committee	Nominating & Governance Committee	Investment & Finance Committee	Audit Committee	Technology Committee	Strategy Oversight Committee
Mary H. Futrell		X	X
Stephen J. Hasenmiller			X	X	X	X	X
Ronald J. Helow					X	Chair
Louis G. Lower II	X			X
Joseph J. Melone	Chair	X	Chair
Charles A. Parker	X	Chair	X	X			X
Gabriel L. Shaheen				Chair	X		X
Roger J. Steinbecker	X			X	Chair
Robert Stricker				X	X
Charles R. Wright		X	X			X	Chair
Meetings in 2009	0	5	4	5	13	3	3

  Chair - Committee Chair

  X - Committee member

The Executive Committee exercises certain powers of the Board during intervals between meetings of the Board and, as requested by the Chief Executive Officer, acts as a sounding board for discussing strategic and operating issues.

The Compensation Committee approves and recommends to the Board the compensation, salaries, bonuses and awards applicable to the Executive Officers and Directors of the Company and oversees the Executive Officer succession planning process. The Compensation Committee receives recommendations from management and has unrestricted access to the Company’s personnel documents and to reports or evaluations of any independent specialists or advisors who are retained by the Company or the Compensation Committee to analyze the compensation and other benefits of the Executive Officers and members of the Board. The Compensation Committee also has access to any other resources which it needs to discharge its responsibilities, including selecting, retaining and/or replacing, as needed, compensation and benefits consultants and other outside consultants to provide independent advice to the Compensation Committee. Additional information regarding the processes and procedures for the consideration and determination of Executive Officer compensation is provided in “Executive Compensation - Compensation Discussion and Analysis”.

The Nominating & Governance Committee develops and recommends to the Board corporate governance principles applicable to the Company and oversees the Board succession planning process and recommends Director candidates to the Board. The Nominating & Governance Committee will consider Director candidates recommended by Shareholders. Candidates may be submitted in writing to Ann M. Caparrós, Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001. There are no differences between the evaluation of candidates recommended by Shareholders and the evaluation of candidates recommended by members of the Nominating & Governance Committee. The Committee evaluates possible nominees to the Board on the basis of the factors it deems relevant, including the following:

•	high standards of personal character, conduct and integrity;
•	an understanding of the interests of the Company’s Shareholders, clients, employees, suppliers, communities and the general public;
•	the intention and ability to act in the interest of all Shareholders;
•	a position of leadership and substantial accomplishment in his or her field of endeavor, which may include business, government or academia;
•	the ability to understand and exercise sound judgment on issues related to the goals of the Company;
•	a willingness and ability to devote the time and effort required to serve effectively on the Board, including preparation for and attendance at Board and committee meetings;
•

the absence of interests or affiliations that could give rise to a biased approach to directorship responsibilities and/or a conflict of interest, and the absence of any significant business relationship with the Company except for the employment relationship of an inside Director; and

•	the needs of the Board, including diversity, age, skills and experience.

The Investment & Finance Committee approves investment strategies, monitors the performance of investments made on behalf of the Company and its subsidiaries, and oversees issues and decisions relating to the Company’s capital structure.

The Audit Committee oversees the accounting and financial reporting process, audits of the financial statements and internal operating controls of the Company. It meets with both the Company’s management and the Company’s independent registered public accounting firm. Each of the current members of this Committee is independent under the heightened independence standards of the NYSE applicable to audit committee members. No Audit Committee member serves on the audit committee of more than three other publicly traded companies. The Board has determined that Mr. Steinbecker is a financial expert. Mr. Steinbecker retired in 2001 from PricewaterhouseCoopers LLP after a 35 year career where he was the partner responsible for the audits of many national and international companies, served as leader of the firm’s Southeast Region’s consumer and industrial products business segment, and was managing partner of their Philadelphia and Denver practices.

The Technology Committee is an ad hoc committee formed by the Board during 2009. The Committee oversees the development and implementation of the Company’s technology strategies.

The Strategy Oversight Committee was an ad hoc committee formed by the Board during 2008 which was dissolved in September 2009. The Committee worked with management on an in-depth review of the Company’s business strategies and tactics.

Report of the Audit Committee of the Board of Directors

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors acting under a written charter. The Audit Committee is composed of five Directors, each of whom meets the heightened independence standards for audit committee members under the NYSE listing standards. Management has the primary responsibility for the Company’s financial statements and its reporting process, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed the audited consolidated financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and clarity of disclosures in the financial statements.

The Audit Committee has discussed with our independent registered public accounting firm, who is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, those matters required to be discussed by the independent registered public accounting firm with the Audit Committee under the rules adopted by the Public Company Accounting Oversight Board (“PCAOB”). In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and discussed with them their independence from the Company and its management taking into account the potential effect of any non-audit services provided by the independent registered public accounting firm.

The Audit Committee discussed with the Company’s internal auditor and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the internal auditor and the independent registered public accounting firm, with and without management present, to discuss the results of their audits, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held 13 meetings during 2009.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC. The Audit Committee approved the selection of the Company’s independent registered public accounting firm.

AUDIT COMMITTEE

ROGER J. STEINBECKER, Chairman

STEPHEN J. HASENMILLER, RONALD J. HELOW, GABRIEL L. SHAHEEN and ROBERT STRICKER, Members

Compensation Committee Interlocks and Insider Participation

There are no Compensation Committee interlocks between the Company and other entities involving the Company’s Executive Officers and Directors who serve as executive officers or directors of such other entities. During 2009, no member of the Compensation Committee was a current or former officer or employee of the Company.

Director Education

Each Director participates in at least one education program every two years. During 2008, Dr. Futrell, Mr. Melone, Mr. Shaheen, Mr. Steinbecker and Mr. Wright each participated in such programs. During 2009, Mr. Hasenmiller and Mr. Lower each participated in education programs.

Director Compensation

The compensation program for non-employee Directors is shown in the following table:

Compensation Element	Non-Employee Director Compensation (1)
Board Chairman Annual Retainer	$75,000
Board Member Annual Retainer	$25,000
Committee Chair Retainers	$10,000 Audit Committee $ 6,000 Compensation Committee $ 4,000 all other Committees
Share-based Compensation

Fair value on the date of the respective awards is used to determine the number of Restricted Stock Units (“RSUs”) awarded.

$40,000 in RSUs upon joining the Board and an additional $40,000 in RSUs if joining within 6 months after the prior Annual Shareholder Meeting or an additional $20,000 in RSUs if joining more than 6 months after the prior Annual Shareholder Meeting but before the next Annual Shareholder Meeting. An annual award of $40,000 in RSUs thereafter following the Annual Shareholder Meeting.

All awards have a 1 year vesting period.

Board Meeting Fee	$1,500 per meeting
Committee Meeting Fees	$1,500 for Audit Committee members $2,500 for Audit Committee Chair $1,000 for all other meetings
Deferred Fees Match	Directors electing to defer cash compensation into Common Stock equivalent units (“CSUs”) receive a 25% match in additional CSUs.
Basic Group Term Life Insurance	Premium for $10,000 face amount
Business Travel Accident Insurance	Premium for $100,000 coverage

(1)

Retainer fees are paid following the Annual Shareholder Meeting of each year. The retainer fees are prorated to the extent that a non-employee Director joins the Board after the Annual Shareholder Meeting.

Non-employee Directors are required to hold shares of Common Stock in HMEC with a fair value equal to two times their annual cash retainer. Until non-employee Directors meet this ownership requirement, they must retain all Common Stock equivalent units and restricted stock units granted as share-based compensation (net of taxes). All non-employee Directors have met the guidelines with the exception of Mr. Helow and Mr. Stricker who joined the Board in 2009 and have 5 years to meet this requirement. Employee Directors do not receive compensation for serving on the Board and are subject to separate stock ownership guidelines. See “Executive Compensation - Compensation Discussion and Analysis - Stock Ownership and Holding Requirements”.

The following table sets forth information regarding compensation earned by, or paid to, the non-employee Directors during 2009:

Director	Fees Paid in Cash ($)	Stock Awards ($) (1)	All Other ($) (2)	Total ($)
Mary H. Futrell	23,000	74,500	204	97,704
Stephen J. Hasenmiller	0	149,500	51	149,551
Ronald J. Helow	34,750	80,000	52	114,802
Joseph J. Melone	0	198,250	204	198,454
Jeffrey L. Morby (3)	0	21,750	204	21,954
Charles A. Parker	0	132,250	204	132,454
Gabriel L. Shaheen	74,000	40,000	51	114,051
Roger J. Steinbecker	0	169,000	204	169,204
Robert Stricker	0	84,750	5	84,755
Charles R. Wright	0	130,000	204	130,204

(1)

Represents fees deferred in 2009 pursuant to the Deferred Compensation Plan for Directors including the 25% match on those deferred fees, as well as $40,000 in RSUs (awarded May 28, 2009) for Dr. Futrell, Mr. Hasenmiller, Mr. Melone, Mr. Parker, Mr. Shaheen, Mr. Steinbecker and Mr. Wright, $80,000 in RSUs (awarded September 30, 2009) for Mr. Helow and $60,000 in RSUs (awarded December 9, 2009) for Mr. Stricker. As of December 31, 2009, Dr. Futrell, Mr. Hasenmiller, Mr. Melone, Mr. Parker, Mr. Shaheen, Mr. Steinbecker and Mr. Wright each have 4,459 unvested RSUs, Mr. Helow has 5,763 unvested RSUs and Mr. Stricker has 5,138 unvested RSUs. Mr. Morby does not have unvested RSUs. In addition, Mr. Melone, Mr. Morby, Mr. Parker and Dr. Futrell have 6,000, 4,800, 4,800 and 3,000 fully-vested, unexercised stock options, respectively. All of the unexercised stock options vested prior to 2009 and therefore are not included in this table. Mr. Hasenmiller, Mr. Helow, Mr. Shaheen, Mr. Steinbecker, Mr. Stricker and Mr. Wright have not been granted any stock options.

(2)

Represents insurance premiums provided by the Company for group term life insurance and business travel accident insurance for each Director. The group term life insurance premiums are age-banded and this is reflected in the lower premiums for Mr. Hasenmiller and Mr. Shaheen. In addition, Mr. Helow’s and Mr. Stricker’s premiums were prorated because they joined the Board in September 2009 and December 2009, respectively.

(3)	Mr. Morby did not stand for reelection to the Board in 2009 and retired from the Board on May 28, 2009.

Communications with Directors

The Company has established various processes to facilitate communications with the Board by Shareholders and other interested parties. Communications to non-employee Directors as a group or to the Chairman of the Board or to an individual Director may be submitted via regular mail addressed to the Board of Directors, c/o the Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001. Additionally, communications may be e-mailed to the Board of Directors, c/o the Corporate Secretary at hmecbofd@horacemann.com.

SPECIAL ADVISORY BOARD

The Company maintains a special advisory board composed of leaders of education associations. The Company meets with the special advisory board at least annually. The education association leaders serving on the special advisory board receive a fee of $200 plus expenses for each special advisory board meeting attended. The special advisory board met one time in 2009.

CODE OF ETHICS, CODE OF CONDUCT AND CORPORATE GOVERNANCE PRINCIPLES

The Company has adopted a Code of Ethics and a Code of Conduct applicable to all employees, including the Chief Executive Officer, Chief Financial Officer, Controller and Directors (in their capacity as Directors of the Company). The Company has also adopted Corporate Governance Principles. The Codes and Principles are available on the Company’s Web site at www.horacemann.com, under “Investors - Corporate Governance”. A printed copy of the Codes and Principles may be obtained by Shareholders upon written request, addressed to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois 62715-0001.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding beneficial ownership of shares of Common Stock by each person who is known by the Company to own beneficially more than 5% of the issued and outstanding shares of Common Stock, and by each of the Company’s Directors and the Company’s Chief Executive Officer, Chief Financial Officer and the other three highest compensated Executive Officers (collectively the “Named Executive Officers”), and by all Directors and Executive Officers of the Company as a group. Information in the table is as of March 15, 2010, except that the ownership information for the 5% beneficial owners is as of December 31, 2009 based on information reported by such persons to the SEC. Except as otherwise indicated, to the Company’s knowledge all shares of Common Stock are beneficially owned, and investment and voting power is held solely by the persons named as owners.

Common Stock Ownership	Beneficial Ownership Amount	Percent of Class
Security Ownership of 5% Beneficial Owners
Dimensional Fund Advisors LP (1)	3,178,037	8.1%
BlackRock, Inc. (2)	2,970,244	7.6%
Fisher Investments (3)	2,186,807	5.6%
Security Ownership of Directors and Executive Officers
Mary H. Futrell (4)	33,827	*
Stephen J. Hasenmiller (5)	42,644	*
Ronald J. Helow	0	0.0%
Louis G. Lower II (6)	607,010	1.5%
Joseph J. Melone (7)	97,641	*
Charles A. Parker (8)	68,140	*
Gabriel L. Shaheen (9)	8,372	*
Roger J. Steinbecker (10)	36,978	*
Robert Stricker (11)	2,580	*
Charles R. Wright (12)	22,572	*
Peter H. Heckman (13)	450,660	1.1%
Stephen P. Cardinal (14)	117,851	*
Thomas C. Wilkinson (15)	63,499	*
Brent H. Hamann (16)	22,542	*
All Directors and Executive Officers as a group (18 persons) (17)	1,868,081	4.6%
*	Less than 1%

(1)

Dimensional Fund Advisors LP (“Dimensional”) has a principal place of business at Palisades West, Building One, 6300 Bee Cave Road, Austin, Texas 78746. Dimensional has sole voting power with respect to 3,161,316 shares and sole investment power with respect to 3,178,037 shares. Dimensional disclaims beneficial ownership of such securities. The foregoing is based on Amendment No. 5 to Schedule 13G filed by Dimensional on February 8, 2010.

(2)

BlackRock, Inc. (“BlackRock”) has a principal place of business at 40 East 52nd Street, New York, New York 10022. BlackRock has sole voting and investment power with respect to 2,970,244 shares. BlackRock disclaims beneficial ownership of such securities. BlackRock acquired Barclays Global Investors, NA (“Barclays”) in December 2009. The foregoing is based on the Schedule 13G filed by BlackRock on January 29, 2010. As reported in the Company’s Proxy Statement for the previous year, as of March 15, 2009 Barclays beneficially owned 6.4% of the Company’s then outstanding shares of Common Stock.

(3)

Fisher Investments (“Fisher”) has a principal place of business at 13100 Skyline Boulevard, Woodside, California 94062-4527. Fisher has sole voting power with respect to 1,129,557 shares and sole investment power with respect to 2,186,807 shares. Fisher disclaims beneficial ownership of such securities. The foregoing is based on the Schedule 13G filed by Fisher on February 17, 2010.

(4)	Consists entirely of 19,967 CSUs pursuant to the Deferred Equity Compensation Plan for Directors (“DECP”), 10,860 vested RSUs and 3,000 vested stock options.

(5)	Includes 1,084 CSUs pursuant to the DECP.

(6)	Includes 472,021 vested stock options, 80,307 CSUs held under the Deferred Compensation Plan for Employees (“DCP”) and 36,519 vested RSUs.

(7)	Includes 78,780 CSUs pursuant to the DECP, 10,860 vested RSUs and 6,000 vested stock options.

(8)	Consists entirely of 52,480 CSUs pursuant to the DECP, 10,860 vested RSUs and 4,800 vested stock options.

(9)	Consists entirely of 2,050 CSUs pursuant to the DECP and 6,322 vested RSUs.

(10)	Consists entirely of 28,478 CSUs pursuant to the DECP and 8,500 vested RSUs.

(11)	Consists entirely of 2,580 CSUs pursuant to the DECP.

(12)	Includes 15,248 CSUs pursuant to the DECP and 6,322 vested RSUs.

(13)	Consists entirely of 400,603 vested stock options, 33,467 CSUs held under the DCP and 16,590 vested RSUs.

(14)	Includes 114,328 vested stock options and 2,140 vested RSUs.

(15)	Includes 51,205 vested stock options, 3,294 CSUs held under the DCP and 5,991 vested RSUs.

(16)	Includes 20,250 vested stock options and 1,388 vested RSUs.

(17)	Includes 1,304,288 vested stock options, 200,671 CSUs pursuant to the DECP, 151,746 CSUs held under the DCP and 136,238 vested RSUs.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Executive Officers and Directors and other executives who beneficially own more than ten percent of HMEC’s outstanding Common Stock, whom the Company refers to collectively as the “Reporting Persons”, to file reports of ownership and changes in ownership with the SEC.

The Company has established procedures by which Reporting Persons provide relevant information regarding transactions in Common Stock to a Company representative and the Company prepares and files the required ownership reports. Based on a review of those reports and other written representations, the Company believes that there was full compliance with the reporting requirements under Section 16(a).

Review, Approval or Ratification of Transactions with Related Persons

The Board reviews issues involving potential conflicts of interest of its members and is responsible for reviewing and approving all related party transactions. The Board does not have a formal related party transaction policy but it considers each related party transaction individually.

Related Party Transactions

Other than the BlackRock relationship, the Company does not have any contracts or other transactions with related parties that are required to be reported under the applicable securities laws and regulations. BlackRock provides investment management services to the Company and has done so for more than 10 years. In 2009, the Company paid approximately $1 million in investment management fees to BlackRock. In December 2009, BlackRock’s beneficial ownership of the Company’s Common Stock increased to 7.6% reflecting its acquisition of Barclays.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

This summary highlights information from this Compensation Discussion and Analysis section and may not contain all the information that is necessary to gain a full understanding of our policies and decisions. Please read the entire Compensation Discussion and Analysis section and compensation tables for a more complete understanding of our compensation program.

The Compensation Committee of the Board of Directors (“Committee”) oversees the compensation programs for our executive officers. The compensation program is designed to provide a direct and clear relationship between the performance of our executive officers and their pay. To assist in the construct of the compensation program design, the assessment of the program’s relevance to current market trends and the analysis of the program’s effectiveness, they have retained an independent compensation consultant who reports directly to the Committee. The independent consultant attends Committee meetings, including executive sessions, and serves solely at the pleasure of the Committee. In addition, the Committee believes their oversight of executive compensation is strongly enhanced by the on-going education of each Committee member on emerging legislation, regulatory guidelines and industry best practices. This is done through review of topical publications, participation in webcasts, attendance at seminars and conferences on executive compensation and formal updates by its independent compensation consultant during Committee meetings. Committee members provide management and the independent consultant with topics for presentation and discussion prior to each meeting. During the Committee meetings, Committee members, management and the independent consultant discuss issues and their relevancy to the Company, its shareholders and its executive compensation program.

Our programs are structured to discourage excessive risk-taking through a balanced use of compensation vehicles and metrics with an overall goal of delivering sustained long-term shareholder value while aligning our executives’ interests with those of our shareholders. Further, our programs require that a substantial portion of each executive officer’s compensation be contingent on delivering performance results that benefit our shareholders. In addition, each executive is expected to satisfy meaningful stock ownership requirements.

To further reinforce the tie between results and compensation, each executive officer’s performance is reviewed by the Committee every 12 months on a common date. The performance reviews coincide with the review of corporate performance results. Each executive officer is reviewed not only on prior year business results but also on the individual’s demonstration of leadership skills and progress on specific strategic initiatives and other key priorities. The Committee considers any adjustments to base salary at this review. In 2009, the CEO and his direct reports voluntarily waived any salary increases for the calendar year in recognition of the challenging economic environment.

The overall executive compensation programs include base salary, annual cash incentives, and long-term equity awards. Incentive awards are earned upon the achievement of short-term and long-term business goals which are reviewed and approved by the Committee at the beginning of each performance period. Performance goals are structured to reward for business growth while balancing that growth with productivity, profitability, risk and capital management. Our compensation program does not include substantial non-performance based incentive compensation and, aside from benefits offered to all employees, the value of perquisites does not exceed $10,000 per executive officer.

For the Company’s Long-term Incentive Plan, the Committee continues to place a greater emphasis on equity-based versus cash compensation for executives. This has been done through a combination of stock option grants, performance-based restricted stock units and service-based restricted stock units. For 2008, we changed from a long-term incentive program composed of cash and equity components to one that is entirely equity based. This practice was continued for 2009 and 2010. Providing incentives that facilitate stock ownership and requiring executives to meet specific stock ownership guidelines serve to further align our executives’ interests with our shareholders’ interests. As part of their 2009 overall review of the executive compensation program, the Committee reviewed the stock ownership guidelines for the executive officers and determined to continue with the same ownership goals in 2010.

The Committee recognizes the need to have market-competitive compensation opportunities to attract, retain, and reward high performing executive talent. The outside independent consultant, who has been the outside consultant to the Committee since 2004, annually benchmarks our executive compensation and compensation practices to the competitive market. Overall, our total target compensation is comparable to the market median, with above-target performance resulting in total compensation greater than market median and below-target performance resulting in total compensation below market median. We do have employment agreements with select executives that set out the provisions of their employment, including severance and change in control benefits. These existing agreements provide for tax gross-ups on change in control payments. The Committee has determined that, while it cannot change unilaterally any existing agreement with current executives, it will not include tax gross-up provisions in any future employment agreements.

The Committee further believes that our compensation program should reward performance that supports the Company’s culture of integrity through compliance with applicable laws and regulations, our ethics policies, and our commitment to leadership and diversity. As a further step to support that belief, the Committee has determined that all executive officers will be subject to the same standards as the CEO and CFO regarding compensation clawbacks as defined under Section 404 of the Sarbanes-Oxley Act of 2002.

Oversight of the Executive Compensation Program

The Committee administers our executive compensation program. The current members of the Committee are Dr. Futrell, Mr. Melone, Mr. Parker and Mr. Wright. Mr. Parker serves as the Committee chair. Consistent with the listing standards of the NYSE, the Committee is composed entirely of independent Directors.

The Committee has retained the services of an outside compensation consulting firm, Mercer, to provide information and advice on the competitive market for executive talent, evolving market practices in our industry and the general employment market, regulatory and other external developments, and our executive compensation philosophy and incentive program design. Until September 2009, Mercer was the consultant; however, when the lead consultant left Mercer in September to form Compensation Advisory Partners LLC (“CAP”), the Committee decided to transition to CAP as well. Prior to making that decision and during the transition between Mercer and CAP, the Committee conducted a focused search and interview process of other executive compensation consultants. Their decision to retain CAP and remain with the lead consultant was due to his reputation and expertise in the compensation consulting arena. The CAP consultant reports directly to the Committee, attends the Committee meetings and executive sessions of the Committee at the Chair’s request and serves at the pleasure of the Committee. In addition, the Committee has the authority to hire other experts and advisors as it deems necessary. The consultant works with management to obtain necessary data and perspectives on the Company’s strategic objectives, business environment, corporate culture, performance and other areas. This information is used by CAP to formulate its recommendations related to compensation opportunities and design. The consultant’s findings and recommendations are reported directly to the Committee. The services provided by Mercer and CAP during 2009 are described in more detail throughout this analysis. Ernst & Young LLP also provides information to the Company and the Committee on matters related to health and welfare plans, retirement benefit programs, and change in control calculations.

Management also supports the Committee by providing analysis and recommendations. When setting levels of executive compensation, the Committee requests, receives and considers the recommendations of the Chief Executive Officer (the “CEO”) regarding the performance of his direct reports and other Executive Officers. Members of the management team from Human Resources also attend and contribute to Committee meetings as relevant to the Committee agenda.

The Committee discusses its fundamental views on compensation and guiding principles, as well as its expectations of the CEO’s performance and goals, with the CEO. The Committee does not include the CEO or other members of management in the determination of the CEO’s compensation. The Committee reviews the performance and compensation of all long-term incentive plan participants annually on a common review date concurrent with the review of the prior year’s performance under the incentive plans.

Guiding Principles

The Committee believes it should pay and reward individual excellence and performance that leads to the attainment of the Company’s goals. The Committee believes a competitive executive compensation program should attract, motivate and retain talented leaders who are critical to creating long-term shareholder value. Based on those beliefs, the Committee has established the following core principles that underlie our executive compensation program.

A significant portion of compensation should be “at risk” based on the Company’s performance relative to the market or comparison companies.

The Committee believes that a significant portion of an Executive Officer’s total compensation should be at risk. Generally, more than half of total pay for Named Executive Officers (“NEOs”) (base salary plus target annual incentive plus target long-term incentive) is at risk, is variable from year to year, and demonstrates a strong link between pay and performance. See “Executive Compensation Program” below.

Compensation levels should be market competitive.

The Committee believes a competitive compensation program is critical to attracting and retaining top executives. Consequently, when making compensation decisions, the Committee considers the compensation opportunities provided to similarly situated executives at comparable companies as well as how compensation is delivered (e.g., short-term vs. long-term and fixed vs. variable). The Committee reviews benchmark data from market surveys and works with its independent compensation consultant to gain a clear understanding of the competitive market. We target compensation at the market median. If performance is superior, our executives can earn compensation that approximates the 75th percentile of the market and if performance is below target, pay should be commensurate with the level of performance. See “Assessing Compensation Competitiveness” below for a discussion of peer companies and the survey data.

Incentive compensation should be structured to drive long-term value creation and reward strong performance.

Our executive compensation program includes significant cash-based and equity-based incentives intended to drive short-term and long-term value creation. For 2009, the performance goals in our annual incentive program were tied to the annual objectives set forth in our business plan. They included earnings, growth in book value, revenue growth and goals for the business units as discussed in more detail under “Executive Compensation Program – Annual Incentive Program” and “– Annual Incentive Program Target Setting” below. The performance goals for our performance-based 2008-2009 long-term incentive awards were tied to earnings per share, total shareholder return and auto and property premium growth as discussed in more detail under “Executive Compensation Program – Long-term Incentive Program” and “– Long-term Incentive Program Design and Target Setting” below.

Executive interests should be aligned with Shareholders.

The Committee believes that it is in the best interests of the Company and its Shareholders for our executives to have a financial interest in the long-term results of their business decisions. Incentives should facilitate stock ownership and include performance measures that drive long-term sustained shareholder value. Consequently, the Company grants equity awards with multi-year performance periods to reward sustained performance and multi-year vesting to encourage retention, allows deferrals of RSU awards, and maintains a deferred compensation plan that allows our executives to invest in Common Stock equivalent units. Our executives are also required to satisfy meaningful stock ownership requirements which are discussed under “Stock Ownership and Holding Requirements” below. We deliver approximately 52% of Mr. Lower’s compensation in the form of equity awards. With respect to the other NEOs, approximately 37% to 47% of their compensation is delivered in equity. To further align the interests of management with Shareholders, the Company modified the long-term incentive program to deliver 100% of the 2008-2009 and 2009-2010 long-term incentive opportunities in equity.

Assessing Compensation Competitiveness

The Committee intends to set total direct compensation at target for the NEOs – salary and target annual and long-term incentive opportunities – around the median of the competitive market, while providing the opportunity for additional compensation if warranted by performance. To achieve this, the Committee considers the compensation provided to similarly situated executives at companies of similar size and with comparable lines of business to the Company. In the past, we utilized a combination of peer group and market survey data to assess our competitiveness relative to peers. However, due to increased consolidation in the industry, we find there are fewer comparable companies to Horace Mann (i.e., similarly-sized, public, multiline insurance companies), therefore, on the advice of the independent compensation consultant, the Committee has decided to use only survey data going forward for market reference points. This decision has not resulted in a significant change in the market reference points.

Every year, the independent consultant provides the Committee with a comparison of the base salary, annual incentives and long-term incentives of Mr. Lower with those of other chief executive officers based on survey data. Based on this data, the consultant, CAP, makes recommendations for the Committee’s consideration. The Committee then deliberates in executive session to determine a recommendation for approval by the Board of Directors.

The Committee, with the help of CAP and Ernst & Young, also reviews the potential cost of each NEO’s total compensation package – including base salary, annual incentive compensation, long-term incentive compensation, welfare and retirement benefits, overall equity accumulation and perquisites – under several termination-of-employment scenarios, including a termination without “cause”, a resignation and a change in control.

Executive Compensation Program

We structure our executive compensation program to deliver the majority of pay through incentives that drive both operating results and long-term value and position approximately half or more of an Executive Officer’s pay at risk. The targeted compensation mix of total direct compensation for the NEOs at the beginning of 2009 is illustrated below. The mix of 2009 actual compensation varied as a result of actual incentives earned.

Name & Principal Position	Base Salary	Target Annual Incentive	Target Long-term Incentive
Louis G. Lower II, President & CEO	28%	20%	52%
Peter H. Heckman, EVP & CFO	36%	21%	43%
Stephen P. Cardinal, EVP & CMO	35%	18%	47%
Thomas C. Wilkinson, EVP P&C	42%	17%	41%
Brent H. Hamann, SVP A&L	45%	18%	37%

Base Salary

Competitive base salaries are critical to attracting and retaining superior executive talent. The Committee seeks to pay salaries that approximate median industry salaries for executives of similar companies in like positions. However, in recruiting new executives, these guidelines are sometimes exceeded to attract qualified candidates. There may also be instances where an existing executive’s compensation deviates from the median, either up or down, due to performance, compensation history, internal equity and/or retention risk.

Salaries for Executive Officers were reviewed at 12 months on a common review date. In addition to considering market data, the Committee reviews each executive’s performance, including the accomplishment of key corporate, strategic, operational and financial goals, managing personnel and meeting our ethical standards. However, given the 2009 economic outlook, Mr. Lower and his direct reports voluntarily waived salary increases in 2009. As shown in the following table, Mr. Lower has not received a salary increase since 2005.

Name & Principal Position	Prior Annualized Salary ($)	Current Annualized Salary ($)	Date of Last Increase	Reason for Last Increase
Louis G. Lower II, President & CEO	600,000	640,008	4/1/2005	Merit increase based on strong performance
Peter H. Heckman, EVP & CFO	410,000	436,000	10/1/2008	Merit increase based on strong performance
Stephen P. Cardinal, EVP & CMO	380,000	380,000	Not applicable	New hire 12/1/2008
Thomas C. Wilkinson, EVP P&C	225,800	300,000	8/1/2008	Expanded role as a result of promotion to EVP P&C
Brent H. Hamann, SVP A&L	237,500	237,500	Not applicable	New hire 2/9/2009

Annual Incentive Program

Our Annual Incentive Program (“AIP”) is designed to drive and reward strong performance over a one-year period. The annual incentive is a key part of our overall compensation structure and is directly linked to the Company’s annual business plan. Under the Horace Mann Educators Corporation Amended and Restated 2002 Incentive Compensation Plan and per the Committee’s charter, the Committee establishes Company-wide and business unit/division performance objectives every March, as well as threshold, target and maximum bonus opportunities for each Named Executive Officer. In setting these objectives and opportunities, the Committee considers, among other things, the strategic goals of the Company, corporate financial projections and the degree of difficulty in achieving the targets. It is the goal of the Committee to establish measurements and targets that are reasonable, but not easily achieved. As evidence of this, the AIP has generated awards ranging from 0% to approximately 143% of target over the past 9 years, with an average of approximately 94% for the nine-year period. The variability and average level of the awards earned confirms the Committee’s practice of establishing reasonable yet aggressive goals for the Company’s Annual Incentive Program. The measures and targets are discussed with the CEO, other NEO’s, other members of the Board and the independent consultant before they are set. Each March, the Committee also certifies performance and determines annual incentive award payouts for the prior year.

Target incentive opportunities for the NEOs are intended to approximate the median of the bonuses paid to similarly situated executives in comparable, peer companies. Maximum incentive opportunities are set at 200% of target. Changes made to these opportunities, if any, generally take effect at the start of the next calendar year. For 2009, the target annual incentive opportunities for the NEOs, expressed as a percentage of base salary, were as follows:

Name & Principal Position	2009 AIP Opportunity
Louis G. Lower II, President & CEO	70%
Peter H. Heckman, EVP & CFO	60%
Stephen P. Cardinal, EVP & CMO	50%
Thomas C. Wilkinson, EVP P&C	40%
Brent H. Hamann, SVP A&L	40%

For 2009, 100% of the CEO’s annual incentive opportunity was tied to Company-wide performance, while 35%-40% of each of the other NEO’s opportunity was tied to various business unit and/or division measures with the other 60%-65% tied to Company-wide measures. The Committee believes that this split provides appropriate alignment between an executive’s compensation and the results he can most directly influence, while recognizing that the Company as a whole must perform well in order to deliver value to our Shareholders.

Annual Incentive Program Target Setting

The Committee established targets for the 2009 corporate performance measures in its March 2009 meeting. The targets for the Operating Earnings Per Share and Insurance Revenue measures were based on a review of market dynamics/trends and expectations of other companies in the industry as well as our financial plan for 2009. The financial plan was the basis of our 2009 earnings guidance, which was publicly disclosed in February 2009 in connection with our release of earnings for the year ended December 31, 2008. In addition, an Operational Initiatives measure consisted of two components, including the development of new marketing and distribution programs and auto new business units. For 2009, the corporate measures (“Corporate Measures”) were as follows:

Annual 2009 Corporate Measures (1)	Measurement Weighting	Target	Results
Operating Earnings Per Share at Planned Catastrophes	25%	$1.51 per share	$1.35 per share
Total Shareholder Return (“TSR”) Modifier		Median of TSR peer group (2)	75th percentile
% Book Value Per Share Growth	15%	Median of TSR peer group (2)	75th percentile
Insurance Revenues
Voluntary Auto & Property Premium Written	25%	$554.3 million	$549.1 million
Annuity Contract Deposits	15%	$287.0 million	$349.8 million
2009 Operational Initiatives
Number of Agents Operating in the Agency Business Model	10%	356	465
True New Auto Unit Sales	10%	50,400	48,350
Total	100%

(1)	As defined under the AIP.

(2)	A group of insurance companies from the Standard and Poor’s Corporation (“S&P”) mid-cap insurance index excluding companies that are primarily brokers.

In 2009, 100% of the CEO’s annual incentive opportunity was tied to Corporate Measures. For the NEOs other than the CEO, their annual incentive opportunities were split among various business unit and/or division measures as listed below:

2009 Performance Measures (1)	Peter H. Heckman, EVP & CFO	Stephen P. Cardinal, EVP & CMO		Thomas C. Wilkinson, EVP P&C		Brent H. Hamann, SVP A&L
Corporate Measures	50.00%	50.00%		50.00%		50.00%
2009 / 2010 Expense Management	15.00%	10.00%		10.00%		10.00%
Business Unit / Division Measures
Property & Casualty	11.67%	N/	A	40.00%		N/	A
Annuity & Life	11.67%	N/	A	N/	A	40.00%
Marketing	11.66%	40.00%		N/	A	N/	A
Total	100.00%	100.00%		100.00%		100.00%

(1)	As defined under the AIP.

Based on the 2009 performance of the Company relative to the Corporate Measures (105.27% of target) and the business unit and/or division measures compared to the pre-established goals, the Committee approved an award of 105.27% of target for the CEO and 103.29% to 138.14% of target for the other NEOs. The annual incentives paid to the NEOs are shown in the Non-Equity Incentive Plan Payouts column of the “Summary Compensation Table”.

Long-term Incentive Program

The Company awards long-term incentives to executive officers who can have the greatest impact on the Company’s long-term success. Long-term incentives are intended to focus executives on driving operating performance as well as long-term value creation. They are also an effective vehicle for attracting and retaining executive talent. All long-term incentive grants are made under the Horace Mann Educators Corporation Amended and Restated 2002 Incentive Compensation Plan.

In setting performance targets for the Long-term Incentive Program, the Committee considers, among other things, the strategic goals of the Company, financial projections, and the difficulty of meeting those goals and projections. Over the last 8 years, awards under the Long-term Incentive Program have ranged from 0% to 159.3% of target, with an annual average of 49.9% of target for the eight-year period, as illustrated in the graph below:

The variability and average level of the awards earned confirms the Committee’s practice of establishing reasonable yet aggressive goals for the Company’s Long-term Incentive Program.

The intent of the program is to focus executives on shareholder value and key strategic objectives, while promoting retention and recognizing the market trend to deliver long-term incentives through a mix of compensation vehicles. Prior to 2008, we used cash incentives to deliver a portion of the Long-term Incentive opportunity. However, to ensure that our executives’ interests were aligned with those of our Shareholders, our executives were required to invest and hold one-third of any such cash payments in deferred stock units until their stock ownership requirements were met. This led to two-thirds of the total long-term incentive being delivered in equity. See “Stock Ownership and Holding Requirements” below. For 2008 and 2009, we eliminated the cash component, which resulted in 100% of the long-term incentive being equity-based.

Long-term Incentive Program Design and Target Setting

2008-2009 Long-term Incentive Program Grants and Awards

The 2008 awards were 100% equity-based and were comprised of 75% performance-based RSUs and 25% service-based stock options. The performance period for the 2008 awards began January 1, 2008 and ended December 31, 2009. The Committee believes that granting awards entirely in equity-based components appropriately drives long-term performance and creates alignment with Shareholders. The Long-term Incentive Program measures and performance targets for the 2008-2009 performance period were established at the Committee’s March 2008 meeting. Measures were weighted to reward performance based on achievement of property and casualty premium and policy growth (40.0%), operating earnings per share (30.0%) and total shareholder return (30.0%). It is the Committee’s belief that all these measures impact shareholder value creation. Stock option awards and RSU grants were made to all NEOs in 2008, with the exception of Mr. Cardinal and Mr. Hamann who were not employed with the Company at the time of the grant. Performance for the 2008-2009 period was below threshold resulting in 0% of 2008 performance-based RSUs being earned. The 2008-2009 performance period measures, targets and results were as follows:

2008-2009 Performance Measures (1)	Measurement Weighting	2008-2009 Performance Period Targets	2008-2009 Performance Period Results
2009 Voluntary Auto and Property Premium Written	25%	$581.0 million	$549.1 million
December 31, 2009 Auto and Property Policies in Force	15%	844 thousand	790 thousand
Operating Earnings per Share for the two years ended December 31, 2009	30%	$3.74 per share	$2.68 per share
Total Shareholder Return	30%	Median of TSR peer group (2)	Below 25th Percentile
Total	100%

(1)	As defined under the Long-term Incentive Program.

(2)	A group of insurance companies from the S&P mid-cap insurance index excluding companies that are primarily brokers.

2009-2010 Long-term Incentive Program Grants and Awards

The 2009 awards were 100% equity-based and were comprised of 50% performance based RSUs, 20% service-based RSUs and 30% service-based stock options. The performance measures and targets for the performance-based RSUs are as follows:

2009-2010 Performance Measures (1)	Measurement Weighting	2009-2010 Performance Period Targets
2010 Voluntary Auto and Property Net Premium Written	25%	$576.5 million
2010 Annuity Contract Deposits	15%	$293.0 million
Operating Earnings per Share at Planned Catastrophes for the two years ended December 31, 2010	30%	$3.23 per share
Total Shareholder Return	30%	Median of TSR peer group (2)
Total	100%

(1)	As defined under the Long-term Incentive Program.

(2)	A group of insurance companies from the S&P mid-cap insurance index excluding companies that are primarily brokers.

In setting the dollar value of the 2009 long-term incentive opportunity for each NEO, the Committee targeted an amount that would achieve the Company’s overall objective of positioning total compensation around the median of the market. The 2009 target grant values for the NEOs for the 2009-2010 performance periods were as follows:

Name & Principal Position	Long-term Incentive Target in 2009
Louis G. Lower II, President & CEO	$1,200,000
Peter H. Heckman, EVP & CFO	$525,000
Stephen P. Cardinal, EVP & CMO	$500,000
Thomas C. Wilkinson, EVP P&C	$300,000
Brent H. Hamann, SVP A&L	$200,000

2009 Equity Grant Determination.    Normally we determine the number of RSUs and stock options based on the closing stock price on the date of grant. In 2009, that price was $6.91. However, due to the volatility of our stock as well as the general market in early 2009, we utilized a stock price of $8.00 per share to calculate the number of RSUs and stock options to be granted, which was approximately equal to the average price over the prior six months. We believe using an average stock price over a longer period at the time was appropriate given the market volatility. This approach effectively reduced the long-term incentive values granted to executives by approximately 15%. Mr. Cardinal and Mr. Hamann received a one-time long-term incentive cash grant equal to the reduction in their 2009 equity grant. The cash grant was made in accordance with their respective offers of employment.

Performance-Based RSUs.    We believe the RSUs are an effective vehicle for rewarding executives based on performance and have a high value in promoting executive retention. As discussed above, RSUs were granted on March 4, 2009 for the 2009-2010 performance period and will be earned on December 31, 2010 based on achievements relative to the two-year performance period targets. Participants can earn up to 200% of their target award of RSUs based on performance. Under the 2009-2010 program, any RSUs earned at the end of 2009 are then subject to service-based vesting, whereby 50% of the earned award vests one year following the performance period and the remaining 50% vests two years after the end of the performance period. Once vested, the RSUs are subject to holding requirements until the executive’s stock ownership guidelines are met. See “Stock Ownership and Holding Requirements”. From the date of grant, RSUs accrue dividends at the same rate as dividends paid to our Shareholders. These dividends are reinvested into additional RSUs.

Target RSU opportunities for the 2009-2010 performance period for the NEOs were established as 50% of the total long-term incentive opportunity in March 2009. On an annualized basis, the awards of RSUs ranged from approximately 51% to 80% of base salary, with the exception of the CEO whose target opportunity was approximately 113%. Maximum opportunities were set at 200% of target and threshold opportunities were set at 50% of target.

The performance measures for the 2009-2010 performance period – growth in auto and property premium, annuity contract deposits, and earnings per share were selected based on the Company’s 2009-2010 business plan and market expectations for peer companies, along with total shareholder return relative to a peer group of insurance companies – provide strong alignment with shareholder interests. Total shareholder return for the 2009-2010 performance period is required to be at or above the 25th percentile of peers to earn an award. At the 25th percentile, participants can earn 50% of their target award and at the peer group median participants can earn their target award. If total shareholder return is at or above the 75th percentile of peers, 200% of the target award can be earned.

Participants will not earn any performance-based RSU award under the Long-term Incentive Program until the end of the 2009-2010 performance period.

Service-Based RSUs.    We believe service-based RSUs, like stock options, provide strong alignment with Shareholder interests and a long-term focus for our executives and assist in the retention of key executive talent. Service-based RSUs were granted on March 4, 2009 and comprise 20% of the Long-term Incentive opportunity, and vest 33 1/3% after three, four and five years. Once vested, the RSUs are subject to a holding requirement until the executive’s stock ownership guidelines are met. From the date of the grant, the RSUs accrue dividends at the same rate as dividends paid to our shareholders. These dividends are reinvested into additional RSUs.

Stock Options.    We believe that stock options provide strong alignment with Shareholder interests, as participants do not realize any value unless our stock price appreciates. Stock options granted under the Long-term Incentive Program have an exercise price equal to the closing stock price on the date of grant, vest ratably over a four-year period and have a seven-year term. In determining the number of stock options to grant, we divided 30% of the total target Long-term Incentive opportunity by the Black-Scholes value of an option. For additional information regarding assumptions used for these valuations, see the Company’s Annual Report on Form 10-K “Notes to Consolidated Financial Statements – Note 1 – Summary of Significant Accounting Policies – Stock Based Compensation”.

Timing of Equity Grants.    Since 1991, the Committee has granted long-term incentives only at its regularly scheduled Board meetings. The Company uses the closing stock price on the date of the grant to determine the exercise price for stock options. For regularly scheduled annual awards or for awards pursuant to the Long-term Incentive Program, the grant effective date is the approval date of the applicable resolution or as otherwise specified in the duly authorized resolution. For other awards, the grant effective date is the first business day of the next securities trading window established by the Company following the approval date. In no circumstance will the grant effective date precede the approval date of a given award.

Stock Ownership and Holding Requirements

Our NEOs are required to satisfy meaningful stock ownership requirements over time. These stock ownership requirements were established in 1998. This stock ownership may be achieved by direct ownership or beneficial ownership through a spouse or child. The following types of beneficial ownership are considered in determining stock ownership: direct ownership of Horace Mann’s stock, Horace Mann stock held in the Company 401(k) Plan, Horace Mann Common Stock equivalents in the employee deferred compensation plan and RSUs (vested and unvested). We believe NEOs continue to increase their share ownership in an effort to achieve their guidelines. Under the 2009-2010 Long-term Incentive Program, NEOs are required to defer receipt of their RSUs until the stock ownership guidelines are met. As of December 31, 2009, the CEO has exceeded his stock ownership guidelines, while all other NEOs have made reasonable progress in reaching their ownership goals.

As of December 31, 2009, the stock ownership, resulting market value and percentages of base salary for the NEOs were as follows:

Name & Principal Position	2009 Stock Ownership Target	2009 Stock Ownership	2009 Stock Value	% of Stock Value Compared To Base Salary
Louis G. Lower II, President & CEO	500%	298,598	$3,732,471	583%
Peter H. Heckman, EVP & CFO	350%	121,598	$1,519,975	349%
Stephen P. Cardinal, EVP & CMO	350%	50,372	$629,650	166%
Thomas C. Wilkinson, EVP P&C	350%	58,881	$736,013	245%
Brent H. Hamann, SVP A&L	250%	21,565	$269,563	114%

Retirement Plans

Executive officers participate in our Company-wide retirement plans and an excess defined contribution plan. Each of these plans includes a Company contribution and the amounts contributed for each NEO are included in the “Summary Compensation Table”. The Company’s intent is to provide plans that are customarily offered within our industry to enhance our ability to attract and retain employee talent. With the exception of the CEO, who receives a defined benefit arrangement per his employment agreement, no other NEO participates in the Company’s defined benefit plan or supplemental defined benefit retirement plan because participation in those plans was limited to individuals hired prior to January 1, 1999.

Deferred Compensation

To further encourage ownership of its Common Stock, the Company maintains a nonqualified deferred compensation plan which allows executives to defer their long-term cash incentives into deferred stock units. Deferred stock units accrue dividends at the same rate as dividends paid to our Shareholders. These dividends are reinvested into additional deferred stock units. No other investment options are provided.

Perquisites and Personal Benefits

The Company does not offer perquisites or executive benefits that exceed $10,000 annually in the aggregate to any individual. The Company does offer key executives membership to a private dining club in Springfield, Illinois and memberships to airline clubs (airport lounge facilities) as well as a corporate travel and entertainment card membership, all of which are provided to help facilitate meetings conducted outside of the office.

Tax Implications

Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for compensation over $1 million paid for any fiscal year to the corporation’s chief executive officer and three other most highly compensated executive officers (other than the CFO) as of the end of the fiscal year. However, the statute exempts qualifying performance-based compensation from the deduction limit if certain requirements are met.

The annual and long-term incentive programs are designed to permit full deductibility and the Committee expects all 2009 compensation to be fully deductible. However, the Committee believes that Shareholder interests are best served by not restricting the Committee’s discretion and flexibility in developing compensation programs, even though such programs may result in certain non-deductible compensation expenses.

Accounting for Stock-Based Compensation

Effective January 1, 2006, the Company began accounting for stock-based payments, including its stock options and RSUs, in accordance with the requirements of accounting guidance that became effective on that date for calendar year companies.

Employment and Change in Control Agreements

In 2009, the Committee approved management’s recommendation to no longer provide excise tax gross-ups on future agreements. Executives who currently have agreements will be grandfathered.

Effective February 1, 2000, the Company entered into an employment agreement with Mr. Lower, employing him as the Company’s President and Chief Executive Officer. The term of that agreement expired on December 31, 2000, but is subject to an annual evergreen renewal which extends the agreement an additional year on each September 1, so long as neither Mr. Lower nor the Company, prior to September 1, has notified the other that the agreement will not so extend. Its current expiry date is December 31, 2010. The agreement provides for an annual salary of not less than $500,004 and for Mr. Lower to participate in the Company’s annual and long-term incentive plans. Mr. Lower received a stock grant of 10,000 shares of Common Stock and also options to purchase a total of 750,000 shares of Common Stock. The 750,000 stock options expired underwater. The Company also agreed to pay annual retirement benefits of $180,000 to Mr. Lower during his lifetime. The agreement contains provisions relating to Mr. Lower’s death, disability or other termination of his employment. In addition, the agreement provides that if, within three years after a change in control of the Company, as defined therein, Mr. Lower’s employment with the Company is actually or constructively terminated, Mr. Lower will be paid a lump-sum cash amount equal to the sum of (i) three times the greater of his highest annual cash compensation from the Company or $1,200,000 and (ii) the actuarially determined present value of Mr. Lower’s retirement benefits calculated as if he had been employed by the Company until the date which is three years after the change in control. Mr. Lower’s insurance benefits are also continued for three years and there is an excise tax gross-up provision payment sufficient to negate any effect on him of excise attributable to the benefits received under the agreement.

Effective December 1, 2008, the Company entered into an employment agreement with Mr. Cardinal, employing him as the Company’s Executive Vice President and Chief Marketing Officer. The term of the agreement expires on December 1, 2011 but is subject to an annual evergreen renewal which extends the agreement an additional year on each anniversary date so long as neither Mr. Cardinal nor the Company, prior to October 1, has notified the other that the agreement will not so extend. The agreement provides for an annual salary of not less than $380,000 and for Mr. Cardinal to participate in the Company’s annual and long-term incentive plans. Mr. Cardinal received an award of 5,532 RSUs and options to purchase a total of 202,704 shares of Common Stock. The agreement contains provisions relating to Mr. Cardinal’s death, disability or other termination of employment.

The Company has change in control (“CIC”) agreements with certain executives which provide for payments and other benefits. These agreements, which provide severance protection in a change in control, are intended to provide certain of our executive officers with a level of security consistent with market practices. The change in control protections also help to mitigate some of the conflicts an executive may be exposed to in a potential acquisition or merger situation and serve to insure a more stable transition if a corporate transaction were to occur. The practices we have in place are structured to maintain market competitiveness and allow for successful recruitment of key executives.

In addition, long-term incentives will vest (performance-based awards vest pro-rata based on target performance) upon a change in control or a termination by reason of death, disability or retirement. However, nonvested stock options of executives who retire (defined as leaving the Company after attaining either age 55 with 10 years of service or age 65 with 5 years of service) cannot be exercised until after the one-year anniversary of retirement.

These provisions are described in more detail in “Potential Payments upon Termination or Change in Control”.

Summary Compensation Table

The following table sets forth information regarding compensation of the Company’s Chief Executive Officer, Chief Financial Officer and three other most highly compensated executive officers, the NEOs, during 2009, 2008 and 2007.

Name & Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3)	Option Awards ($) (4)	Non-Equity Incentive Plan Compensation ($) (5)	Change in Pension Value And Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Louis G. Lower II, President & CEO	2009	640,008	0	725,550	310,736	471,615	531,951	41,194	2,721,054
	2008	640,008	0	900,000	300,000	254,064	0	40,723	2,134,795
	2007	640,008	0	550,000	275,000	765,342	0	40,510	2,270,860
Peter H. Heckman, EVP & CFO	2009	436,000	0	317,425	135,951	338,641	0	31,159	1,259,176
	2008	436,000	0	393,750	131,250	158,222	0	29,698	1,148,920
	2007	410,000	0	262,500	131,250	364,981	0	28,685	1,197,416
Stephen P. Cardinal, EVP & CMO	2009	380,000	100,000	302,319	129,475	328,449	0	28,755	1,268,998
Thomas C. Wilkinson, EVP P&C	2009	300,000	0	181,388	77,679	123,948	0	24,297	707,312
	2008	300,000	0	150,000	350,000	65,668	0	20,186	885,854
	2007	215,008	0	87,500	43,750	103,350	0	17,201	466,809
Brent H. Hamann, SVP A&L	2009	237,500	11,875	145,932	126,786	144,634	0	13,533	680,260

(1)	Represents each NEO’s annualized base salary as of December 31, 2009, 2008 and 2007, respectively.

(2)	Represents sign-on bonuses for Mr. Cardinal and Mr. Hamann.

(3)

Represents the grant date fair value of service-based and performance-based RSUs granted in 2009. For Mr. Hamann, it also represents the grant date fair value of sign-on service-based RSUs granted in 2009.

(4)	Represents the grant date fair value of stock options granted in 2009. For Mr. Hamann, it also represents the grant date fair value of sign-on stock options granted in 2009.

(5)	Represents the cash payout for the 2009 AIP. For Mr. Cardinal and Mr. Hamann, it also represents the non-equity component of their 2009 Long-term Incentive grant.

Detail of All Other Compensation

The following table sets forth information regarding all other compensation paid to, or earned by, the NEOs during 2009.

Name & Principal Position	Perquisites & Other Personal Benefits ($) (1)	Relocation	Taxable Income (RSU Distribution)	Company Contributions to Defined Contribution Plans ($)	Total ($)
Louis G. Lower II, President & CEO	1,844	0	0	39,350	41,194
Peter H. Heckman, EVP & CFO	2,009	0	0	29,150	31,159
Stephen P. Cardinal, EVP & CMO	1,947	17,875	0	8,933	28,755
Thomas C. Wilkinson, EVP P&C	1,947	0	0	22,350	24,297
Brent H. Hamann, SVP A&L	915	0	6,247	6,371	13,533

(1)	Includes a dining club membership for each NEO, various airline club memberships, and a corporate travel and entertainment card membership.

Grants of Plan-Based Awards

The following table sets forth information concerning the grant of the 2009 Annual Incentive and the grant of the 2009 Long-term Incentive (“LTI”) for the 2009-2010 performance period. Actual payouts under the 2009 AIP are included in the “Summary Compensation Table”. Payouts for the 2009 Long-term Incentive grant and the determination of the actual RSUs earned will not occur until after the completion of the 2009-2010 performance period.

Name & Principal Position	Grant Date	Incentive Plan	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Louis G. Lower II, President & CEO		AIP	224,003	448,006	896,012	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/4/2009	LTI	N/A	N/A	N/A	52,500	105,000	210,000	0	124,568	$6.91	310,736
Peter H. Heckman, EVP & CFO		AIP	130,800	261,600	523,200	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/4/2009	LTI	N/A	N/A	N/A	22,969	45,937	91,874	0	54,500	$6.91	135,951
Stephen P. Cardinal, EVP & CMO		AIP	95,000	190,000	380,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/4/2009	LTI	34,103	68,206	136,412	21,876	43,751	87,502	0	51,904	$6.91	129,475
Thomas C. Wilkinson, EVP P&C		AIP	60,000	120,000	240,000	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/4/2009	LTI	N/A	N/A	N/A	13,125	26,250	52,500	0	31,140	$6.91	77,679
Brent H. Hamann, SVP A&L		AIP	42,476	84,952	169,904	N/A	N/A	N/A	N/A	N/A	N/A	N/A
	3/4/2009	LTI	13,641	27,282	54,564	8,751	17,501	35,002	0	20,760	$6.91	51,786
	3/4/2009	(3)	N/A	N/A	N/A	N/A	N/A	N/A	3,616	30,120	$6.91	75,135

N/A – Not applicable

(1)	Represents performance-based 2009 AIP opportunity. For Mr. Cardinal and Mr. Hamann, it also represents the non-equity component of their 2009 LTI opportunity.

(2)	Represents service-based and performance-based RSU portions of the 2009 LTI grant.

(3)	Represents the grants under the incentive plan associated with Mr. Hamann’s sign-on.

Outstanding Equity Awards at Fiscal Year End

The following table sets forth information regarding the exercisable and unexercisable stock options, as well as unvested RSUs held by each NEO at December 31, 2009.

Name & Principal Position	Option Awards						Stock Awards (RSUs)
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Grant Date	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (2)	Market Value of Shares or Units of Stock that Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#) (4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($) (3)
Louis G. Lower II, President & CEO	500,000	0	0	$18.08	02/01/00	02/01/10
	250,000	0	0	$17.56	02/14/01	02/14/11
	117,300	0	0	$18.76	03/09/05	05/09/12
	24,898	24,898	0	$20.23	03/06/07	03/06/14
	18,116	54,348	0	$16.81	03/05/08	03/05/15
	0	0	124,568	$6.91	03/04/09	03/04/16	30,656	$383,200	76,640	$958,000
Peter H. Heckman, EVP & CFO	190,000	0	0	$17.11	04/10/00	04/10/10
	60,000	0	0	$16.38	05/25/00	05/25/10
	50,000	0	0	$17.56	02/14/01	02/14/11
	53,300	0	0	$18.76	03/09/05	05/09/12
	11,884	11,884	0	$20.23	03/06/07	03/06/14
	7,926	23,778	0	$16.81	03/05/08	03/05/15
	0	0	54,500	$6.91	03/04/09	03/04/16	13,412	$167,650	33,530	$419,125
Stephen P. Cardinal, EVP & CFO	101,352	101,352	0	$9.04	12/10/08	12/10/15
	0	0	51,904	$6.91	03/04/09	03/04/16	14,901	$186,263	31,933	$399,163
Thomas C. Wilkinson, EVP P&C	5,000	0	0	$16.28	09/11/02	09/11/12
	10,650	0	0	$18.76	03/09/05	05/09/12
	3,962	3,962	0	$20.23	03/06/07	03/06/14
	3,019	9,057	0	$16.81	03/05/08	03/05/15
	15,789	63,159	0	$15.46	09/10/08	09/10/15
	0	0	31,140	$6.91	03/04/09	03/04/16	18,414	$230,175	19,160	$239,500
Brent H. Hamann, SVP A&L	7,530	22,590	0	$6.91	03/04/09	03/04/16
	0	0	20,760	$6.91	03/04/09	03/04/16	7,887	$98,588	12,773	$159,663

(1)	LTI stock option grants are service-based and all unexercisable options vest on each anniversary of the grant date at a rate of 25% of the original grant.

(2)	Represents unvested service-based RSUs granted in 2009. For Mr. Cardinal and Mr. Wilkinson, it also represents an unvested portion of service-based RSUs from a prior year grant.

(3)	Represents the value of the RSUs based on the closing stock price of $12.50 on December 31, 2009.

(4)	The performance-based RSUs granted in 2009 will not be earned until the end of the 2009-2010 performance period. RSUs earned at the end of the performance period will vest 50% in 2011 and 50% in 2012.

Option Exercises and Stock Vested

There were no stock options exercised by the NEOs in 2009. Mr. Lower, Mr. Heckman and Mr. Wilkinson earned RSUs in 2006 that vested in 2009. Mr. Cardinal and Mr. Hamann earned RSUs that vested in 2009. Mr. Cardinal and Mr. Hamann did not defer RSUs and therefore acquired shares of HMEC Common Stock at vesting.

Name & Principal Position	Option Awards		Stock Awards (RSUs)
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($) (2)
Louis G. Lower II, President & CEO	0	0	0	47,443
Peter H. Heckman, EVP & CFO	0	0	0	21,553
Stephen P. Cardinal, EVP & CMO	0	0	2,127	25,801
Thomas C. Wilkinson, EVP P&C	0	0	0	38,998
Brent H. Hamann, SVP A&L	0	0	904	6,247

(1)	Represents the number of shares vested and acquired as part of a RSU sign-on.

(2)

The value realized on vesting of RSUs is determined by multiplying the number of shares vested by the closing stock price on the date of vesting. The actual amounts realized from vested RSUs will depend upon the sale prices of the shares when they are actually sold.

Pension Benefits

The following table illustrates the total pension benefits available to the CEO as of December 31, 2009 under the nonqualified defined benefit pension plan as defined by his employment agreement. The CEO’s employment agreement provides an annual retirement defined benefit payment of $180,000 upon his completion of service. The defined benefit plans (qualified and nonqualified) sponsored by the Company were amended to freeze participation to those who were hired prior to January 1, 1999. As all other NEOs were hired subsequent to that date, they are not eligible to participate in the defined benefit plans.

Name & Principal Position	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
Louis G. Lower II, President & CEO	ESERP Defined Benefit Plan	Not applicable	2,099,408	0

(1)	Mr. Lower’s employment agreement provides fixed annual payments.

(2)

The present value of Mr. Lower’s accumulated benefit is based on the 2009 discount rate of 5.54%, the 2010 Postretirement Mortality Table, and payment in the form of a 50% joint and survivor annuity commencing on December 31, 2009.

Nonqualified Defined Contribution and Other Nonqualified Deferred Compensation Plans

The Company offers a nonqualified deferred compensation plan to executives, which allows them to defer receipt of compensation. Certain executives are allowed to defer up to 100% of their earned long-term cash incentive. The only investment vehicle offered is HMEC’s deferred stock units. Contributions and earnings reported below are for the year ended December 31, 2009 and the aggregate balance is as of December 31, 2009.

The Company also sponsors an unfunded excess pension plan, the Nonqualified Money Purchase Pension Plan (“NQMPPP”), which covers only the base salary compensation in excess of the Section 415 limit, which in 2009 was $245,000. The NQMPPP accounts are established for the executives at the time their compensation exceeds the Section 415 limit and are credited with an amount equal to 5% of the excess. In addition, the NQMPPP accounts are credited with the same rate of return as the qualified plan sponsored by the Company for all employees.

The following table sets forth information regarding participation by the NEOs in the Company’s NQMPPP and nonqualified deferred compensation plan as of December 31, 2009.

Name & Principal Position	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Balance at Last FYE ($) (4)
Louis G. Lower II, President & CEO	0	19,750	296,862	1,352,456
Peter H. Heckman, EVP & CFO	0	9,550	123,372	557,897
Stephen P. Cardinal, EVP & CMO	0	0	0	0
Thomas C. Wilkinson, EVP P&C	0	2,750	11,706	47,075
Brent H. Hamann, SVP A&L	0	0	0	0

(1)	Represents the 2009 deferred compensation plan executive annual contributions.

(2)	Represents the 2009 NQMPPP Company contributions.

(3)

Represents the gains in the NQMPP in 2009 and change in the deferred compensation account balance from December 31, 2008 to December 31, 2009, each excluding contributions reflected in the first two columns.

(4)

Represents a NQMPPP balance of $348,616 and a deferred compensation plan balance of $1,003,840 for Mr. Lower, a NQMPPP balance of $139,553 and a deferred compensation plan balance of $418,344 for Mr. Heckman and a NQMPPP balance of $5,890 and a deferred compensation plan balance of $41,185 for Mr. Wilkinson.

Potential Payments upon Termination or Change in Control

The NEOs are entitled to receive certain payments and other benefits for termination due to death or disability; termination for cause; voluntary termination; termination without cause or constructive termination prior to a change in control (“Change in Control” or “CIC”); and termination without cause or constructive termination following a change in control. An overview of benefits available under each scenario is provided below. These calculations are an estimate only for purposes of this Proxy Statement.

Death or Disability – Except for performance-based cash payments, no NEOs receive any cash payments, except for Mr. Lower and Mr. Cardinal. Per Mr. Lower’s employment agreement, he receives at a termination due to death a payment equal to his annual base salary plus an amount equal to his target annual and long-term bonus. Per his employment agreement, Mr. Cardinal receives at a termination due to death or disability a payment equal to six months of his annual base salary. The treatment of long-term incentives for all NEOs is as follows:

•

Stock Options – All stock options vest immediately. With respect to disability, executives have the full option term to exercise the stock options. With respect to death, the executive’s estate has two years to exercise the stock options.

•

Performance-based RSUs – With respect to disability, RSUs still subject to performance conditions vest pro-rata at the end of the performance period based on actual performance and earned but unvested RSUs vest immediately. With respect to death, RSUs still subject to performance conditions vest pro-rata immediately at target level of performance and earned but unvested RSUs vest immediately.

•

Performance-based Cash – With respect to disability, cash still subject to performance conditions will be paid out pro-rata at the end of the performance period based on actual performance and earned but unpaid cash will be paid immediately. With respect to death, cash still subject to performance conditions will be paid out pro-rata immediately at the target level of performance and earned but unpaid cash will be paid immediately.

Termination for Cause or Voluntary Termination – Executives forfeit all unpaid and unvested awards. However, as Mr. Lower is retirement eligible, he would be eligible to receive any unpaid bonus plus vest in any unvested awards.

Termination Without Cause or Constructive Termination Prior to a Change in Control – With the exception of Mr. Lower and Mr. Cardinal, all NEOs receive the Company’s standard severance program which is 2 weeks of salary for each year of service, with a maximum payment of 24 weeks of salary. Per his employment agreement, Mr. Lower receives 2 times his annual base salary plus an amount equal to 2 times his target annual and long-term bonuses. In addition, Mr. Lower receives continuation of health benefits for 2 years. Per his employment agreement, Mr. Cardinal would receive 2 times his annual salary, vest in any earned equity awards and receive health insurance for a period of 18 months.

Termination Without Cause or Constructive Termination Following a Change in Control –

•	Cash Payment – The NEOs receive multiples of base salary as shown in the following table:

Name & Principal Position	Change in Control Multiple
Louis G. Lower II, President & CEO	3.0x
Peter H. Heckman, EVP & CFO	2.9x
Stephen P. Cardinal, EVP & CMO	2.0x
Thomas C. Wilkinson, EVP P&C	2.0x
Brent H. Hamann, SVP A&L	2.0x

•	Stock Options – All stock options vest immediately.

•	Performance-based RSUs – RSUs are still subject to performance conditions, vest pro-rata immediately at the target level of performance and earned but unvested RSUs vest immediately.

•

Performance-based Cash Incentive – Cash incentives still subject to performance conditions will be paid out pro-rata immediately at the target level of performance and earned but unpaid cash will be paid immediately.

The following table sets forth estimated payments and other benefits for the NEOs for the above scenarios. These calculations are estimates only for purposes of disclosure in this Proxy Statement. Payments on an actual Change in Control may differ from amounts shown below based on factors such as transaction price, timing of employment termination and payments, changes in compensation and reasonable compensation analysis.

Estimated Payments ($) Assuming Termination as of December 31, 2009 (1)
Name, Principal Position & Benefits	Due to Death or Disability	For Cause	Voluntary	Without Cause or Constructive Termination Prior to CIC	Without Cause or Constructive Termination Post-CIC
Louis G. Lower II, President and CEO

Cash Severance	640,008	0	0	4,576,028	8,240,124
AIP	448,006	448,006	448,006	448,006	448,006
Acceleration of Stock Options	696,335	696,335	696,335	696,335	696,335
Acceleration of RSUs	1,513,000	1,513,000	1,513,000	1,513,000	1,513,000
Health and Welfare	0	0	0	49,511	49,511
Tax Gross-Up	N/A	N/A	N/A	N/A	1,673,845
TOTAL	3,297,349	2,657,341	2,657,341	7,282,880	12,620,821
Peter H. Heckman, EVP and CFO

Cash Severance	0	0	0	150,923	3,461,495
AIP	261,600	0	0	261,600	261,600
Acceleration of Stock Options	304,655	0	0	0	304,655
Acceleration of RSUs	661,938	0	0	0	661,938
Health and Welfare	0	0	0	0	39,602
Tax Gross-Up	N/A	N/A	N/A	N/A	1,736,037
TOTAL	1,228,193	0	0	412,523	6,465,327
Stephen P. Cardinal, EVP and CMO

Cash Severance	190,000	0	0	760,000	760,000
AIP	190,000	0	0	190,000	190,000
LTI	33,822	0	0	33,822	33,822
Acceleration of Stock Options	640,821	0	0	640,821	640,821
Acceleration of RSUs	386,151	0	0	386,151	386,151
Health and Welfare	0	0	0	20,200	20,326
Tax Gross-Up	N/A	N/A	N/A	N/A	0
TOTAL	1,440,794	0	0	2,030,994	2,031,120
Thomas C. Wilkinson, EVP P&C

Cash Severance	0	0	0	80,769	780,525
AIP	120,000	0	0	120,000	120,000
Acceleration of Stock Options	174,073	0	0	0	174,073
Acceleration of RSUs	451,845	0	0	0	451,845
Health and Welfare	0	0	0	0	12,222
Tax Gross-Up	N/A	N/A	N/A	N/A	487,092
TOTAL	745,918	0	0	200,769	2,025,757
Brent H. Hamann, SVP A&L

Cash Severance	0	0	0	9,135	475,000
AIP	84,952	0	0	84,952	84,952
LTI	13,641	0	0	13,641	13,641
Acceleration of Stock Options	242,326	0	0	0	242,326
Acceleration of RSUs	124,538	0	0	0	124,538
Health and Welfare	0	0	0	0	18,712
Tax Gross-Up	N/A	N/A	N/A	N/A	249,203
TOTAL	465,457	0	0	107,728	1,208,372

N/A - Not applicable

(1)	All AIP and LTI earned payouts are assumed to be at target. All equity-based awards are valued at the December 31, 2009 closing stock price of $12.50.

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this Proxy Statement with management. Based on our review of, and the discussions with management with respect to, the Compensation Discussion and Analysis, we recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

COMPENSATION COMMITTEE

CHARLES A. PARKER, Chairman

MARY H. FUTRELL, JOSEPH J. MELONE and CHARLES R. WRIGHT, Members

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2009 regarding outstanding awards and shares remaining available for future issuance under the Company’s equity compensation plans (excluding the 401(k) plan):

Equity Compensation Plans	Securities to be Issued	Weighted Average Exercise Price	Securities Available for Future Issuance (5)
Plans Approved by Shareholders
Stock Incentive Plans (1)
Stock Options	3,443,038	$15.67	N/A
Restricted Stock Units (2)	821,421	N/A	N/A
Subtotal	4,264,459	N/A	1,833,399
Deferred Compensation Plan for Directors (2)	231,824	N/A	173,303	(4)
Subtotal	4,496,283	N/A	2,006,702
Plans Not Approved by Shareholders
Deferred Compensation Plan for Employees (2) (3)	0	N/A	191,081	(4)
Total	4,496,283	N/A	2,197,783

(1)

Includes grants under the 1999 Horace Mann Educators Corporation Incentive Compensation Plan, the 2001 Horace Mann Educators Corporation Incentive Compensation Plan and the Amended and Restated 2002 Horace Mann Educators Corporation Incentive Compensation Plan.

(2)	No exercise price is associated with the shares of Common Stock issuable under these rights.

(3)

The only non-security holder approved equity plan of the Company is the Horace Mann Educators Corporation Deferred Compensation Plan for Employees (the “DCP”). The DCP permits participants in certain cash incentive programs to defer compensation in the form of Common Stock equivalent units, which can be settled in cash at the end of the specified deferral period. For purposes of the DCP, Common Stock equivalent units are valued at 100% of the fair market value of Common Stock on the date of crediting to the participant’s deferral account. There are 33 senior executives of the Company currently eligible to participate in the DCP. The DCP does not reserve a specific number of shares for delivery in settlement of Common Stock equivalent units but instead provides that shares will be available to the extent needed for such settlements. Further information on the DCP appears in the section “Executive Compensation”.

(4)	As of December 31, 2009, the shares of Common Stock available for issuance were valued at $12.50 per share.

(5)	Excludes securities reflected in the Securities to be Issued column.

OTHER MATTERS

Independent Registered Public Accounting Firm

The independent registered public accounting firm selected by the Audit Committee to serve as the Company’s auditors for the year ending December 31, 2010 is KPMG LLP. KPMG LLP served in that capacity for the year ended December 31, 2009.

Fees of KPMG LLP

The following were the fees of KPMG LLP for the years ended December 31, 2009 and 2008.

Fees	2009	2008
Audit (1)	$1,604,100	$1,762,800
Audit-Related (2)	$99,900	$97,700
Tax (3)	0	0
All Other (4)	0	0

(1)

Represents the aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company’s annual financial statements for the years ended December 31, 2009 and 2008, the audit of the Company’s internal control over financial reporting as of December 31, 2009 and 2008, the reviews of the financial statements included in the Company’s quarterly reports on Forms 10-Q for the years ended December 31, 2009 and 2008 and services in connection with the Company’s statutory and regulatory filings for the years ended December 31, 2009 and 2008. In 2008, fees also included $16,500 related to the Company’s “universal shelf” registration statement.

(2)

Represents the aggregate fees billed for assurance and related services rendered by KPMG LLP that are reasonably related to the audit and review of the Company’s financial statements for the years ended December 31, 2009 and 2008, exclusive of the fees disclosed under “Audit Fees”. In 2009 and 2008, KPMG LLP prepared SAS No. 70 reports on the Company’s annuity operations.

(3)	Represents the aggregate fees billed for tax compliance, consulting and planning services rendered by KPMG LLP during the years ended December 31, 2009 and 2008.

(4)

Represents the aggregate fees billed for all other services, exclusive of the fees disclosed above relating to audit, audit-related and tax services, rendered by KPMG LLP during the years ended December 31, 2009 and 2008.

Pre-Approval of Services Provided by the Independent Registered Public Accounting Firm

The Audit Committee approves in advance any significant audit and all non-audit engagements or services between the Company and the independent registered public accounting firm other than “prohibited non-auditing services” as defined by regulatory authorities. The Audit Committee may delegate to one or more of its members the authority to approve in advance all significant audit and all non-audit services to be provided by the independent registered public accounting firm so long as it is presented to the full Audit Committee at the next regularly scheduled meeting. Pre-approval is not necessary for de minimis audit services as long as such is presented to the full Audit Committee at the next regularly scheduled meeting. The Audit Committee approved all of the above listed expenses. KPMG LLP did not provide any non-audit related services during the years ended December 31, 2009 and 2008.

Copies of Annual Report on Form 10-K

The Company will furnish, without charge, a copy of its most recent Annual Report on Form 10-K filed with the SEC to each person solicited hereunder who mails a written request to Investor Relations, Horace Mann Educators Corporation, 1 Horace Mann Plaza, C-120, Springfield, Illinois, 62715-0001. The Company also will furnish, upon request, a copy of all exhibits to the Annual Report on Form 10-K. In addition, the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, Proxy Statements and all amendments to those reports are available free of charge through the Company’s Internet Web site, www.horacemann.com, as soon as reasonably practicable after such reports are electronically filed with, or furnished to, the SEC. The EDGAR filings of such reports are also available at the SEC’s Web site, www.sec.gov.

Shareholder Proposals for 2011 Annual Meeting of Shareholders

Any proposals of Shareholders submitted under Rule 14a-8 of the Securities Exchange Act of 1934, as amended, for inclusion in the Company’s Proxy Statement and Form of Proxy for the next Annual Meeting of Shareholders scheduled to be held in 2011 must be received in writing by Ann M. Caparrós, Corporate Secretary, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois, 62715-0001 not later than December 10, 2010 in order for such proposal to be considered for inclusion in the Company’s Proxy Statement and Form of Proxy relating to the 2011 Annual Meeting of Shareholders.

In the event that a Shareholder intends to present any proposal at the 2011 Annual Meeting of Shareholders other than in accordance with the procedures set forth in Rule 14a-8, the Shareholder must give written notice to the Corporate Secretary no less than 45 days prior to the date of the Annual Meeting setting forth the business to be brought before the meeting. Accordingly, proxies solicited by the Board for the 2011 Annual Meeting will confer upon the proxy holders discretionary authority to vote on any matter so presented of which the Company does not have notice prior to April 10, 2011, which is 45 days prior to the anticipated Annual Meeting date of May 25, 2011.

Householding

The broker, bank or other nominee for any Shareholder who is a beneficial owner of the Company’s shares may deliver only one copy of the Company’s Proxy Materials to multiple Shareholders who share the same address, unless that broker, bank or other nominee has received contrary instructions from one or more of the Shareholders. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Materials to a Shareholder at a shared address to which a single copy was delivered. A Shareholder who wishes to receive a separate copy of the Proxy now or in the future should submit their request to the Company by telephone at 217-788-5757 or by submitting a written request to Ann M. Caparrós, Corporate Secretary. Beneficial owners sharing an address who are receiving multiple copies of the Proxy Materials and wish to receive a single copy of such materials in the future will need to contact their broker, bank or other nominee to request that only a single copy be mailed to all Shareholders at the shared address in the future.

We encourage you to vote your shares as soon as possible.

By order of the Board of Directors,

Ann M. Caparrós
Corporate Secretary

Springfield, Illinois

April 9, 2010

Exhibit 1

HORACE MANN EDUCATORS CORPORATION

2010 Comprehensive Executive Compensation Plan

	9.09	Medium of Payment	E-18
	9.10	No Subsequent Elections as to Time and Form of Distribution	E-18
	9.11	Payment Upon the Deferred Cash Participant’s Death	E-18
	9.12	Unforeseeable Emergencies	E-18
	9.13	Claims Procedures	E-19
	9.14	Deferred Compensation Plan	E-19

X.	Certain Provisions Applicable to Awards		E-19

	10.01	Additional and Substitute Awards	E-19
	10.02	Interest	E-19
	10.03	Exemptions from Section 16(b) Liability	E-19

XI.	Change in Control		E-20

	11.01	Committee Discretion for Awards that are not 409A Compensation.	E-20
	11.02	Effect of Change in Control on 409A Compensation	E-20
	11.03	“Cause”	E-20

XII.	General Provisions		E-20

	12.01	Additional Award Forfeiture Provisions	E-20
	12.02	Compliance with Legal and Other Requirements	E-21
	12.03	Limits on Transferability; Beneficiaries	E-21
	12.04	Designation of Beneficiary	E-21
	12.05	Adjustments	E-21
	12.06	Tax Provisions	E-22
	12.07	Amendment and Termination of the Plan	E-22
	12.08	No Repricing	E-22
	12.09	Clawback; Right of Setoff.	E-23
	12.10	Nonexclusivity of the Plan	E-23
	12.11	Payments in the Event of Forfeitures; Fractional Shares	E-23
	12.12	Code Section 409A Considerations	E-23
	12.13	Governing Law	E-23
	12.14	Awards to Participants Outside the United States	E-23
	12.15	Limitation on Rights Conferred under Plan	E-24
	12.16	Severability; Entire Agreement	E-24
	12.17	Plan Term	E-24
	12.18	Gender and Number	E-24
	12.19	General Creditor Status	E-24

HORACE MANN EDUCATORS CORPORATION

2010 Comprehensive Executive Compensation Plan

I.        Background

1.01      Horace Mann Educators Corporation, a Delaware Corporation (the “Company”) previously maintained the 1991 Stock Incentive Plan (“1991 Incentive Plan”) and the 2001 Stock Incentive Plan (“2001 Incentive Plan”). No further awards may be granted under the 1991 Incentive Plan or the 2001 Incentive Plan.

1.02      The Company adopted the 2002 Incentive Compensation Plan, which was approved by the shareholders of the Company at the annual shareholder meeting on May 14, 2002. The 2002 Incentive Plan was amended and restated and re-approved by the shareholders of the Company at the annual shareholder meeting on May 26, 2005 (as so amended and restated, the “2002 Incentive Plan”).

1.03      The Company maintains the Horace Mann Educators Corporation Deferred Compensation Plan for Employees (“Employees’ Plan”), which was originally effective December 1, 1997 and which was amended and restated effective January 1, 2009, and which provides an opportunity for certain employees to defer certain portions of their cash compensation. The Company also maintains the Horace Mann Educators Corporation Deferred Equity Plan for Directors (“Directors’ Plan”) which was initially approved by the Company’s shareholders on September 11, 1996, and which was amended and restated effective January 1, 2009, and which provides an opportunity for Non-Employee Directors to defer certain portions of their cash directors’ fees. The Employees’ Plan and the Directors’ Plan treat certain amounts deferred as though invested in Stock.

1.04      The Company desires to consolidate the 2002 Incentive Plan, the Employees Deferred Compensation Plan and the Directors Deferred Equity Plan into a single amended and restated document for ease of administration and transparency to shareholders. Upon shareholder approval of the consolidated plan, no further awards may be granted under the 2002 Incentive Plan, the Employees’ Plan or the Directors’ Plan as in effect prior to the adoption of the consolidated plan.

1.05      The Company hereby establishes the 2010 Comprehensive Executive Compensation Plan (the “Plan”) as provided herein, as the same may be amended from time to time, effective May 27, 2010 (“Effective Date”) subject to the approval (on May 27, 2010) of the shareholders of the Company with respect to shares of Stock that may be deliverable under the Plan and with respect to the requirements of Code Section 162(m).

1.06      Unless the context requires otherwise, the terms and provisions of this Plan shall apply to outstanding awards granted prior to the Effective Date under the 2002 Incentive Plan, and to outstanding Accounts under the Employees’ Plan and the Directors’ Plan.

II.        Purpose

The purpose of the Plan is to aid the Company in attracting, retaining, motivating and rewarding employees, Non-Employee Directors, and other persons who provide substantial services to the Company or its Affiliates, to provide for equitable and competitive compensation opportunities, including deferral opportunities, to encourage long-term service, to recognize individual contributions and reward achievement of Company goals, and promote the creation of long-term value for shareholders by closely aligning the interests of Participants with those of shareholders. The Plan authorizes stock-based and cash-based incentives for Participants.

III.        Definitions

In addition to the terms defined in Article I above and elsewhere in the Plan, the following capitalized terms used in the Plan have the respective meanings set forth in this Section:

3.01      “Affiliate” means any person with whom the Company would be considered a single employer under Code Sections 414(b) and 414(c), except that in applying Code Sections 1563(a)(1), (2) and (3) for purposes of determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Code Sections 1563(a)(1), (2) and (3), and in applying Treas. Reg. §1.414(c)-2 for purposes of determining a controlled group of trades or businesses under Code Section 414(c), the language “at least 50 percent” shall be used instead of “at least 80 percent” in each place it appears in Treas. Reg. §1.414(c)-2. Notwithstanding the foregoing, where justified by legitimate business criteria as determined by the Committee in its sole discretion, “at least 20 percent” shall be substituted for “at least 50 percent” in the preceding sentence in determining whether a Participant has had a Separation from Service.

3.02      “Annual Incentive Award” means a type of Performance Award granted to a Participant representing a conditional right to receive cash, Stock or other Awards or payments, as determined by the Committee, based on performance over a performance period of twelve months or less.

3.03      “Award” means any Option, SAR, Restricted Stock, CSU, Stock granted as a bonus or in lieu of another award, Dividend Equivalent, Other Award, Performance Award or Cash Award, together with any related right or interest, granted to a Participant under the Plan. An Account (as defined in Section 9.02(c)) is not an Award.

3.04      “Award Agreement” means the agreement setting forth the terms and conditions to which an Award is subject, to the extent not provided in the Plan, together with any additional documents (such as Beneficiary designations) relating to a specific Award.

3.05      “Beneficiary” means the individual or entity designated by the Participant to receive the benefits specified under the Participant’s Award upon such Participant’s death. See Section 12.04. No Beneficiary shall have any rights under the Plan prior to the death of the Participant.

3.06      “Beneficial Owner” has the meaning specified in Rule 13d-3 under the Exchange Act.

3.07      “Board” means the Company’s Board of Directors.

3.08      “Change in Control” means, unless otherwise defined in an Award Agreement,

(a)      for Awards granted prior to the Effective Date, any one or more of the following:

(i)      Approval by the shareholders of the Company of a merger, reorganization, consolidation, or similar transaction, in which the Company is not the continuing or the surviving corporation, or pursuant to which Shares would be converted into cash, securities or other property, other than a merger of the Company in which no Company shareholder’s ownership percentage in the surviving corporation immediately after the merger is less than such shareholder’s ownership percentage in the Company immediately prior to such merger by ten percent (10%) or more (unless such change results from elimination of an odd lot that represented less than 0.1% of the outstanding of Stock); or (2) any sale, lease exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company; or

(ii)      The shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company which is part of a sale of assets, merger, or reorganization of the Company or other similar transaction; or

(iii)      Any “person”, as such term is defined in Sections 13(d) and 14(d) of the Exchange Act, is or becomes, directly or indirectly, the “beneficial owner” as defined in Rule 13d-3 under the Exchange Act, of securities of the Company that represent more than 50% of the combined voting power of the Company’s then outstanding securities entitled to vote generally in the election of Directors; or

(iv)      The Incumbent Directors (determined using the Effective Date as the baseline date) cease for any reason to constitute at least a majority of the Directors of the Company then serving; and

(b)      for Awards granted on and after the Effective Date, any one or more of the following:

(i)      any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company;

(ii)      any one person, or more than one person acting as a group, acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company that, constitutes thirty percent (30%) or more of the total fair market value or total voting power of the stock of the Company; or

(iii)      a majority of members of the Company’s Board is replaced during any twelve (12)-month period by Directors whose appointment or election is not endorsed by a majority of the members of the Company’s Board before the date of the appointment or election.

3.09      “Code” means the Internal Revenue Code of 1986, as amended. References to any provision of the Code or regulation thereunder shall include any successor provisions and regulations, and other applicable guidance or pronouncement of the Department of the Treasury and Internal Revenue Service and applicable case law.

3.10      “Committee” means the Compensation Committee of the Board of Directors, the composition and governance of which is established in the Committee’s Charter as approved from time to time by the Board and subject to Section 303A.05 of the Listed Company Manual of the New York Stock Exchange, and other corporate governance documents of the Company. No action of the Committee shall be void or deemed to be without authority due to the failure of any member, at the time the action was taken, to meet any qualification standard set forth in the Committee Charter or this Plan. The full Board may perform any function of the Committee hereunder except to the extent limited under Section 303A.05 of the Listed Company Manual, or the Company’s bylaws, in which case the term “Committee” shall refer to the Board. To the extent the Committee has delegated authority to another person or persons (including the Administrator as defined in Section 9.02) the term “Committee” shall refer to such other person or persons.

3.11      “Common Stock Equivalent Unit” or “CSU” means a bookkeeping entry representing a hypothetical share of Stock which shall have a value on any date equal to the Fair Market Value of one share of Stock on that date. A CSU may be settled for cash, property, or shares of Stock. CSUs represent an unfunded and unsecured obligation of the Company.

3.12      “Company” is defined in Section 1.01.

3.13      “Director” means a member of the Board.

3.14      “Dividend Equivalent” means a right granted to a Participant to receive cash, Stock, or other property equal in value to all or a specified portion of the dividends paid with respect to a specified number of shares of Stock in connection with dividend declarations, reclassifications, spin-offs, and the like.

3.15      “Effective Date” is defined in Section 1.05.

3.16      “Eligible Person” means an employee of the Company or any Affiliate, including any executive officer, a Non-Employee Director of the Company, a consultant or other person who provides substantial services to the Company or an Affiliate, and any person who has been offered employment by the Company or an Affiliate, provided that such prospective employee may not receive any payment or exercise any right relating to an Award until such person has commenced employment with the Company or an Affiliate.

3.17      “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time and the rules and regulations thereunder.

3.18      “Fair Market Value” means as of any applicable date the closing sale price of a share of Stock on the Composite Tape for New York Stock Exchange-Listed Stocks, or, if no sales were reported on such date, the closing sales price on the last preceding day on which a sale was reported; provided that if Stock is not quoted on the Composite Tape, the closing sales price on the New York Stock Exchange shall be used, or, if Stock is not listed on such Exchange, the closing sales price on the principal United States securities exchange registered under the Exchange Act on which Stock is listed shall be used, or, if Stock is not listed on any such exchange, the last closing bid quotation with respect to a share of Stock immediately preceding the time in question on the Nasdaq or any system then in use (or any other system of reporting or ascertaining quotations then available) shall be used, or if Stock is not so quoted, the fair market value on the applicable date of a share of Stock as determined by the Board in good faith.

3.19      “409A Change in Control” means a Change in Control that qualifies, with respect to the Participant, as a change in the ownership or effective control of a corporation or a change in the ownership of a substantial portion of the assets of a corporation, within the meaning of Treas. Reg. §1.409A-3 (i)(v). The determination of whether a Change in Control qualifies as a 409A Change in Control shall be made on a Participant-by-Participant basis.

3.20      “409A Compensation” means an Award, an Account, or other compensation that is “nonqualified deferred compensation” subject to Code Section 409A, regardless of when granted or awarded.

3.21      “Incentive Stock Option” or “ISO” means any Option intended to qualify as an incentive stock option within the meaning of Code Section 422, and qualifying thereunder.

3.22      “Incumbent Directors” means, as of any specified baseline date, individuals then serving as members of the Board who were members of the Board as of the date immediately preceding such baseline date; provided that any subsequently-appointed or elected member of the Board whose election, or nomination for election by shareholders of the Company or the Surviving Corporation, as applicable, was approved by a vote or written consent of a majority of the Directors then comprising the Incumbent Directors shall also thereafter be considered an Incumbent Director, unless the initial assumption of office of such subsequently-elected or appointed Director was in connection with (i) an actual or threatened election contest, including a consent solicitation, relating to the election or removal of one or more members of the Board, (ii) a “tender offer” (as such term is used in Section 14(d) of the Exchange Act), or (iii) a proposed reorganization transaction.

3.23      “Non-Employee Director” means a Director who is not an employee of the Company or an Affiliate.

3.24      “Nonstatutory Option” means an Option that is not an Incentive Stock Option.

3.25      “Option” means a right, granted to a Participant, to purchase a number of shares of Stock, Restricted Stock, or CSUs at a specified price during a specified time period, and subject to such other terms and conditions as the Committee may determine. The term “Option” includes both an Incentive Stock Option and a Nonstatutory Option.

3.26      “Other Awards” means cash or Stock-based Awards granted to an Eligible Person under Section 7.08.

3.27      “Participant” means a person who has been granted an Award under the Plan which remains outstanding, including a person who is no longer an Eligible Person, and including any permitted transferee of such Award. Where appropriate in context, “Participant” includes a “Deferred Cash Participant”.

3.28      “Performance Award” means a conditional right granted to an Eligible Person to receive cash, Stock or other Awards or payments, as determined by the Committee, based upon the degree of satisfaction of performance criteria specified by the Committee. Performance Awards include, but are not limited to Annual Incentive Awards.

3.29      “Preexisting Plans” mean the 2001 Incentive Plan, the 1991 Incentive Plan, the 2002 Incentive Plan, the Employees’ Plan and the Directors’ Plan.

3.30      “Restricted Stock” means Stock granted to an Eligible Person under Section 7.04 which is subject to certain restrictions and to a substantial risk of forfeiture.

3.31      “Restricted Stock Unit” or “RSU” means a bookkeeping entry representing a hypothetical share of Stock which is subject to certain restrictions and to a substantial risk of forfeiture. A Restricted Stock Unit shall have a nominal value on any date equal to the Fair Market Value of one share of Stock on that date. A Restricted Stock Unit may be settled for cash, property, or shares of Stock, and may be a Performance Award. Restricted Stock Units represent an unfunded and unsecured obligation of the Company.

3.32      “Rule 16b-3” means Rule 16b-3, as from time to time in effect and applicable to Participants, promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

3.33      “Separation from Service” means

(a)      in the case of an individual who is an employee of the Company or an Affiliate, the employee’s termination of employment with the Company and its Affiliates. Whether a termination of employment has occurred shall be determined based on whether the facts and circumstances indicate the individual and the employer reasonably anticipate that no further services will be performed by the individual for the Company and its Affiliates; provided, however, that an individual shall be deemed to have a Separation from Service if the level of services he or she would perform for the Company and its Affiliates after a certain date permanently decreases to no more than twenty percent (20%) of the average level of bona fide services performed for the Company and its Affiliates (whether as an employee or independent contractor) over the immediately preceding 36-month period (or the full period of services to the Company and its Affiliates if the Participant has been providing services for less than 36 months). For this purpose, a Participant is not treated as having a Separation from Service while he or she is on a military leave, sick leave, or other bona fide leave of absence, if the period of such leave does not exceed six months (90 days in the case of an Incentive Stock Option), or if longer, so long as the Participant has a right to reemployment with the Company or an Affiliate under an applicable statute or by contract; and

(b)      in the case of a Director, the individual ceases to be a Director of the Company and all Affiliates, unless immediately upon such cessation the individual has a relationship with the Company or an Affiliate such that such cessation would not be a separation from service under Code Section 409A, in which case a Separation from Service will occur upon the cessation of such relationship as provided in Code Section 409A.

3.34      “Specified Employee” means an individual who, as of the date of his or her Separation from Service, is a key employee of the Company or any Affiliate whose stock is publicly traded. An individual is a key employee if he or she meets the requirements for being a “key employee” under the so-called top heavy rules of Code Section 416(i)(1)(A)(i), (ii), or (iii), applied by disregarding Code Section 416(i)(5), at any time during the 12-month period ending each December 31; provided that any individual who is a key employee on December 31 of any year (“Key Employee Identification Date”) shall be deemed to be a “Specified Employee” for the 12-month period beginning on April 1 of the following calendar year (“Specified Employee Effective Date”) and ending on March 31 of the next following calendar year. The Board may, consistent with the requirements of Code Section 409A, by separate action, given effect with respect to all non-qualified deferred compensation plans subject to Code Section 409A no earlier than 12 months after such action, change the December 31 date and the April 1 date in the foregoing portion of this definition, provided the new Specified Employee Effective Date is no later than the first day of the fourth month after the new Key Employee Identification Date.

3.35      “Stock” means the Company’s common stock $0.001 par value, and any other equity securities of the Company that may be substituted or resubstituted for Stock.

3.36      “Stock Appreciation Right” or “SAR” means a right granted to an Eligible Person to receive, upon exercise thereof, the excess of (A) the Fair Market Value of one share of Stock on the date of exercise over (B) the grant price of the SAR as determined by the Committee, which grant price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such SAR,

3.37      “Termination of employment” or “Termination of service” and words of similar import, unless the context clearly indicates otherwise, mean Separation from Service.

IV.        Administration

4.01      Authority of the Committee.    The Plan shall be administered by the Committee, which shall have full and final authority, in its discretion, in each case subject to and consistent with the provisions of the Plan,

(a)      to determine which Eligible Persons shall be granted Awards;

(b)      to determine the type and size of Awards, the dates on which Awards may be granted, exercised or settled and on which the risk of forfeiture or any deferral period relating to Awards shall lapse or terminate, and the acceleration of any such dates;

(c)      to determine the expiration date of any Award;

(d)      to determine whether an Award will be granted on a standalone or tandem basis;

(e)      to determine whether, to what extent, and under what circumstances an Award may be settled, or the exercise price of an Award may be paid, in cash, Stock, other Awards, or other property;

(f)      to determine other terms and conditions of, and all other matters relating to, Awards;

(g)      to prescribe Award Agreements evidencing or setting terms of Awards (such Award Agreements need not be identical for each Participant);

(h)      to adopt amendments to Award Agreements and to establish rules and regulations for the administration of the Plan and amendments thereto; provided that, except as set forth herein or in the Award Agreement, the Committee shall not amend an Award Agreement in a manner that materially and adversely affects the Participant without the consent of the Participant (for this purpose, actions that alter the timing of federal income taxation of a Participant will not be deemed material unless such action results in an income tax penalty on the Participant);

(i)      to construe and interpret the Plan and Award Agreements and correct defects, supply omissions or reconcile inconsistencies therein;

(j)      to exercise the powers and duties of the Administrator (as defined in Section 9.02) as provided in the Sub-Plan; and

(k)      to make all other decisions and determinations (including factual determinations) in its discretion as the Committee may deem necessary or advisable for the administration of the Plan.

Decisions of the Committee with respect to the administration and interpretation of the Plan and any Award Agreement shall be final, conclusive, and binding upon all persons interested in the Plan, including Participants, Beneficiaries, transferees under Section 12.03 and other persons claiming rights from or through a Participant, and shareholders. In exercising its discretion hereunder, the Committee shall have due regard for the accounting, tax, and disclosure requirements on the Company and the Participants. The foregoing notwithstanding, the Board shall perform the functions of the Committee for purposes of granting Awards under the Plan to Non-Employee Directors and shall have all the powers of the Committee with respect thereto (authority with respect to other aspects of Non-Employee Director awards is not exclusive to the Board, however).

4.02      Manner of Exercise of Committee Authority.

(a)      The Committee may act through subcommittees, including for purposes of perfecting exemptions under Rule 16b-3 (in which case the members of the Committee who qualify as Non-Employee Directors shall act as the Committee), or qualifying Awards under Code Section 162(m) as performance-based compensation (in which case the members of the Committee who qualify as outside Directors under Code Section 162(m) shall act as the Committee). The express grant of any specific power to the Committee, and the taking of any action by the Committee or a subcommittee, shall not be construed as limiting any power or authority of the Committee.

(b)      The Committee may delegate to officers or managers of the Company or any Affiliate, or committees thereof, the authority, subject to such terms as the Committee shall determine, to perform such functions, including administrative functions, as the Committee may determine, to the fullest extent permitted under Section 157 and other applicable provisions of the Delaware General Corporation Law and the Company’s bylaws.

(c)      Except to the extent prohibited by applicable law, the Committee may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to the Committee under the Plan. Such delegation may be revoked at any time.

4.03      Limitation of Liability.    The Committee and each member thereof, and any person acting pursuant to authority delegated by the Committee, shall be entitled, in good faith, to rely or act upon any report or other information furnished by any executive officer, other officer or employee of the Company or an Affiliate, the Company’s independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee, any person acting pursuant to authority delegated by the Committee, and any officer or employee of the Company or an Affiliate acting at the direction or on behalf of the Committee or a delegate shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

V.        Stock Subject to Plan

5.01      Overall Number of Shares Available for Delivery.    Subject to adjustment as provided in Section 12.05, the total number of shares of Stock reserved and available for delivery in connection with Awards under the Plan shall be

(a)      1,913,608 as of March 15, 2010 plus

(b)      the number of shares subject to awards under the Plan and Preexisting Plans which become available in accordance with Section 5.02 after the Effective Date provided, however, that the total number of shares with respect to which ISOs may be granted shall not exceed the number specified under subsection (b) above. Of these shares, 100% may be delivered in connection with “full-value Awards,” meaning Awards other than Options, SARs, or Awards for which the Participant pays the intrinsic value directly or by foregoing a right to receive a cash payment from the Company. The Company shall at all times during the term of the Plan retain as authorized and unissued Stock or treasury Stock at least the number of shares of Stock from time to time required under the provisions of the Plan, or otherwise assure itself of its ability to perform its obligations hereunder.

5.02      Share Counting Rules.    The Committee may adopt reasonable counting procedures to ensure appropriate counting, avoid double counting (as, for example, in the case of tandem or substitute awards) and make adjustments if the number of shares of Stock actually delivered differs from the number of shares previously counted in connection with an Award. Shares of Stock subject to an Award or an award under a Preexisting Plan that is canceled, expired, forfeited, settled in cash or otherwise terminated or settled without delivery of the full number of shares of Stock subject to such Award to the Participant will again be available for Awards. In addition, in the case of any Award granted in substitution for an award of a company or business acquired by the Company or an Affiliate, shares delivered or to be delivered in connection with such substitute Award shall not be counted against the number of shares reserved under the Plan, but shall be available under the Plan by virtue of the Company’s assumption of the plan or arrangement of the acquired company or business. This Section 5.02 shall apply to the number of shares reserved and available for ISOs only to the extent consistent with applicable regulations relating to ISOs under the Code. Because shares will count against the number reserved in Section 5.01 upon delivery (or later vesting), and subject to the share counting rules under this Section 5.02, the Committee may determine that Awards may be outstanding that relate to more shares than the aggregate remaining available under the Plan, so long as Awards will not result in delivery and vesting of shares in excess of the number then available under the Plan.

5.03      Per Person Award Limits.    Subject to Section 12.05, the aggregate number of shares of Stock subject to Awards that are intended to qualify as “performance-based compensation” under Code Section 162(m) granted during any calendar year to any one Eligible Person (taking into account the maximum number payable based on performance exceeding target objectives) shall not exceed 500,000. The maximum amount payable as a cash Award for any performance period to an Eligible Person that is intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) shall be $2.5 million per calendar year. In the case of an award with a multi-year performance period, the 500,000 share and $2.5 million limit shall apply to each calendar year (or portion thereof) in the performance period. This limitation on cash Awards is separate from and not affected by the limitation on Awards denominated in shares of Stock.

5.04      Preexisting Plans.    Upon shareholder approval of the Plan, no further grants of Awards will be made under any Preexisting Plan.

VI.        Eligibility

Awards may be granted under the Plan only to Eligible Persons. An employee on leave of absence, including for a disability who has not had a Separation from Service may be considered as still in the employ of the Company or an Affiliate for purposes of eligibility for participation in the Plan.

VII.        Specific Terms of Certain Stock-Based Awards

7.01      General.    Awards may be granted on the terms and conditions set forth in this Article VII. In addition, the Committee may impose on any Award or the exercise thereof, at the date of grant or thereafter (subject to Section 12.07), such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including terms requiring forfeiture of Awards in the event of termination of employment or service by the Participant and terms permitting a Participant to make elections relating to his or her Award. The Committee shall retain full power and discretion with respect to any term or condition of an Award that is not mandatory under the Plan. The Committee shall require the payment of lawful consideration for an Award to the extent necessary to satisfy the requirements of the Delaware General Corporation Law, and may otherwise require payment of consideration for an Award except as limited by the Plan.

7.02      Options. The Committee is authorized to grant Options to Eligible Persons on the following terms and conditions:

(a)      Exercise Price.    The exercise price per share of Stock purchasable under an Option (including both ISOs and Nonstatutory Options) shall be determined by the Committee, provided that such exercise price shall be not less than the Fair Market Value of a share of Stock on the date of grant of such Option.

(b)      Option Term; Time and Method of Exercise.    The Committee shall determine the term of each Option, which in no event shall exceed a period of ten years from the date of grant. The Committee shall determine the time or times at which or the circumstances under which an Option may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the methods by which such exercise price may be paid or deemed to be paid and the form of such payment, including, without limitation, cash, Stock (including Stock deliverable upon exercise), Restricted Stock or other property that does not have a deferral feature, other Awards or awards granted under other plans of the Company or any Affiliate, or other property (including through “net exercise” or “cashless exercise” arrangements, to the extent permitted by applicable law), and the methods by or forms in which Stock will be delivered or deemed to be delivered in satisfaction of Options.

(c)      Incentive Stock Options.

(i)      Only employees (as determined in accordance with Section 3401(c) of the Code) of the Company or any of its subsidiaries may be granted Incentive Stock Options. For this purpose, “subsidiary” means any company (other than the Company) in an unbroken chain beginning with the Company; provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one or the other companies in such chain.

(ii)      If and to the extent that the aggregate Fair Market Value of the Stock (determined as of the date of grant) with respect to which a Participant’s Incentive Stock Options are exercisable for the first time during any calendar year exceeds $100,000, such Options shall be treated as Nonstatutory Options. For purposes of applying this limitation, Incentive Stock Options shall be taken into account in the order in which they were granted.

(iii)      Unless otherwise provided in the Award Agreement, upon the Participant’s termination of employment for any reason, any outstanding Incentive Stock Option granted to such Participant, whether vested or unvested, to the extent not theretofore exercised, shall terminate immediately.

(iv)      No Incentive Stock Option shall be granted more than 10 years after the earlier of the adoption of the Plan or shareholder approval of the Plan; provided that after the initial adoption of the Plan, such 10-year period shall be measured from the earlier of a subsequent amendment of the Plan requiring shareholder approval or shareholder approval of the Plan as so subsequently amended.

(v)      Award Agreements evidencing Incentive Stock Options shall contain such other terms and conditions as may be necessary to comply with the applicable provisions of Section 422 of the Code.

7.03      Stock Appreciation Rights.    The Committee is authorized to grant SARs to Eligible Persons. The Committee shall determine the term of each SAR; provided that in no event shall the term of an SAR exceed a period of ten years from the date of grant. The Committee shall determine at the date of grant or thereafter, the time or times at which and the circumstances under which an SAR may be exercised in whole or in part (including based on achievement of performance goals and/or future service requirements), the method of exercise, method of settlement, form of consideration payable in settlement (whether cash, Stock, or other property), and the method by or forms in which Stock will be delivered or deemed to be delivered to Participants, whether or not an SAR shall be free-standing or in tandem or combination with any other Award.

7.04      Restricted Stock.    The Committee is authorized to grant Restricted Stock to Eligible Persons on the following terms and conditions:

(a)      Grant and Restrictions.    Restricted Stock shall be subject to such restrictions on transferability, risk of forfeiture and other restrictions, if any, as the Committee may impose, which restrictions may lapse separately or in combination at such times, under such circumstances (including based on achievement of performance goals and/or future service requirements), in such installments or otherwise and under such other circumstances as the Committee may determine at the date of grant or thereafter. A Participant shall pay such consideration for the Restricted Stock as the Committee may require; provided that the minimum consideration for shares of Restricted Stock (other than treasury shares) shall be the par value of such shares of Stock. Except to the extent restricted under the terms of the Plan and any Award Agreement relating to the Restricted Stock, a Participant granted Restricted Stock shall have all of the rights of a shareholder, including the right to vote the Restricted Stock and the right to receive dividends thereon (subject to subsection (iv) below).

(b)      Forfeiture.    Except as otherwise determined by the Committee or provided in the Award Agreement, upon termination of employment or service during the applicable restriction period, Restricted Stock that is at that time subject to restrictions shall be forfeited and reacquired by the Company; provided that the Committee may provide, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will lapse in whole or in part, including in the event of terminations resulting from specified causes.

(c)      Evidence of Stock Ownership.    Restricted Stock granted under the Plan may be evidenced in such manner as the Committee shall determine, including appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. If certificates representing Restricted Stock are registered in the name of the Participant, the Committee may require that such certificates bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Restricted Stock, that the Company retain physical possession of the certificates, and that the Participant deliver a stock power to the Company, endorsed in blank, relating to the Restricted Stock.

(d)      Dividends and Splits.    As a condition to the grant of an Award of Restricted Stock, the Committee may require that any dividends paid on a share of Restricted Stock shall be either (A) paid with respect to such Restricted Stock at the dividend payment date in cash, in kind, or in a number of shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) automatically reinvested in additional Restricted Stock or held in kind, which shall be subject to the same terms as applied to the original Restricted Stock to which it relates, or (C) deferred as to payment, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in additional Restricted Stock, other Awards or other investment vehicles, subject to such terms as the Committee shall determine or permit a Participant to elect. Unless otherwise determined by the Committee, cash, Stock or other property distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

7.05      Restricted Stock Units.    The Committee is authorized to grant RSUs to Eligible Persons, subject to the following terms and conditions:

(a)      Award and Restrictions.    RSUs shall be subject to restrictions constituting a substantial risk of forfeiture, which conditions may be time-based or performance-based. Unless deferred pursuant to subsection 7.05(d) below, settlement of RSUs by delivery of cash, Stock, or other property, as specified in the Award Agreement, shall occur upon the lapse of the substantial risk of forfeiture, but no later than March 15 of the year following the year in which the substantial risk of forfeiture lapses. In addition, RSUs shall be subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose, which restrictions may lapse at the same time as the substantial risk of forfeiture or at earlier or later specified times, separately or in combination, in installments or otherwise, and under such other circumstances as the Committee may determine at the date of grant or thereafter.

(b)      Forfeiture.    Except as otherwise determined by the Committee, upon termination of employment or service during the applicable deferral period or portion thereof to which forfeiture conditions apply (as provided in the Award Agreement evidencing the RSUs), all RSUs that are at that time subject to such forfeiture conditions shall be forfeited, together with any Dividend Equivalents that have accrued thereon; unless the Committee provides, by rule or regulation or in any Award Agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to RSUs will lapse in whole or in part, including in the event of terminations of employment or service resulting from specified causes.

(c)      Dividend Equivalents.    Unless otherwise determined by the Committee, Dividend Equivalents on RSUs shall be either (A) paid with respect to such RSUs at the dividend payment date in cash or in shares of unrestricted Stock having a Fair Market Value equal to the amount of such dividends, or (B) deferred with respect to such RSUs, either as a cash deferral or with the amount or value thereof automatically deemed reinvested in RSUs, other Awards or other investment vehicles having a Fair Market Value equal to the amount of such dividends, as the Committee shall determine or permit a Participant to elect, and shall be paid when the RSUs to which they relate are settled. Notwithstanding the foregoing, Dividend Equivalents (whether in the form of RSUs or otherwise) on RSUs that are Performance Awards shall be forfeited if the RSUs to which they relate are forfeited or otherwise not earned. Unless otherwise determined by the Committee, cash, Stock or other property distributed in connection with a Stock split or Stock dividend, and other property distributed as a dividend, shall be subject to restrictions and a risk of forfeiture to the same extent as the Restricted Stock with respect to which such Stock or other property has been distributed.

(d)      Deferral of RSUs.    The Committee may permit an employee or Non-Employee Director who is granted RSUs to elect to defer settlement of the RSUs in accordance with this Section 7.05(d), subject to such additional terms and conditions as the Committee shall designate in its discretion.

(i)      Deferral Elections.    An election to defer RSUs shall be made on or before December 31 of the calendar year preceding the calendar year in which the RSUs are granted, on a form (which may be electronic) authorized by the Committee, and shall not carry over from year to year unless the Committee timely provides otherwise. The RSU deferral election shall include (x) the portion of the RSU Award to be deferred, (y) the date on which settlement of the deferred RSUs shall be made or commence (which may be a fixed date, the grantee’s attainment of a particular age, the grantee’s Separation from Service for any reason, or such other dates or circumstances as may be required or permitted by the Committee); and (z) whether settlement shall be made on a single date or in installments over a period and subject to such terms and conditions as may be set by the Committee at the time of the deferral election. If there is no election as to form of settlement, then settlement shall be made no later than 90 days following the date designated in (y), in a lump sum in cash, Stock, or such other medium as the Committee may designate.

(ii)      New Grantees.    Notwithstanding subsection (i) above, the Committee may permit an RSU deferral election to be made by a grantee who never previously received an RSU, and who never previously had an Account and never previously had deferred compensation under any other plan required by Code Section 409A to be aggregated with his or her RSUs. Such an individual’s RSU deferral election shall be made within 30 days of the grant of the RSUs and shall be effective only with respect to a fractional portion of the RSUs determined by multiplying (separately with respect to each applicable vesting date), the grant date value of the number of RSUs vesting on such vesting date by a fraction, the numerator of which is the number of calendar days between the date the deferral election is received by the Company and the date such RSUs vest, and the denominator of which is the total number of calendar days between the grant date and the vesting date.

(iii)      Dividend Equivalents on Deferred RSUs.    During the deferral period, Dividend Equivalents shall be credited to deferred RSUs subject to such terms and conditions as the Committee shall specify.

(iv)      Claims Procedure.    To the extent RSUs are deferred to the termination of covered employment or beyond, they shall be subject to the claims procedure under Section 9.13, substituting “grantee” for “Deferred Cash Participant” and “settlement of deferred RSUs” for “distribution from an Account”.

7.06      Bonus Stock and Awards in Lieu of Obligations.    The Committee is authorized to grant Stock as a bonus, or to grant Stock or other Awards in lieu of obligations of the Company or an Affiliate to pay cash or deliver other property under the Plan or under other plans or compensatory arrangements, subject to such terms as shall be determined by the Committee.

7.07      Dividend Equivalents.    The Committee is authorized to grant Dividend Equivalents to a Participant, entitling the Participant to receive cash, Stock, other Awards, or other property equivalent to all or a portion of the dividends paid with respect to a specified number of shares of Stock. Dividend Equivalents may be awarded on a freestanding basis or in connection with another Award. The Committee may provide that Dividend Equivalents shall be paid or distributed when accrued or shall be deemed to have been reinvested in additional Stock, Awards, or other investment vehicles, and subject to restrictions on transferability, risks of forfeiture and such other terms as the Committee may specify with due regard to the applicability of Code Section 409A. Notwithstanding the foregoing, (a) Dividend Equivalents shall not be provided with respect to Options or Stock Appreciation Rights, and (b) any Dividend Equivalents associated with a Performance Award shall be forfeited to the extent the Performance Award is forfeited or otherwise not earned.

7.08      Other Awards.    The Committee is authorized, subject to limitations under applicable law, to grant to Eligible Persons other Awards that may be denominated or payable in, valued in whole or in part by reference to, or otherwise based on, or related to, Stock or factors that may influence the value of Stock, including, without limitation, convertible or exchangeable debt securities, other rights convertible or exchangeable into Stock, purchase rights for Stock, Awards with value and payment contingent upon performance of the Company or business units thereof or any other factors designated by the Committee, and Awards valued by reference to the book value of Stock or the value of securities of or the performance of specified subsidiaries or affiliates or other business units. The Committee shall determine the terms and conditions of such Awards, which may include the right to elective deferral thereof, subject to such terms and conditions as the Committee may specify in its discretion. Stock delivered pursuant to an Award in the nature of a purchase right granted under this Section 7.08 shall be purchased for such consideration, paid for at such times, by such methods, and in such forms, including, without limitation, cash, Stock, other Awards, or other property, as the Committee shall determine. Cash awards, as an element of or supplement to any other Award under the Plan, may also be granted pursuant to this Section 7.08.

VIII.        Performance Awards, Including Annual Incentive Awards

8.01      Performance Awards Generally.    The Committee is authorized to grant Performance Awards to Eligible Persons, denominated in cash or in Stock or other property, in accordance with this Article VIII. Performance Awards may be denominated as a cash amount, number of shares of Stock, or specified number of other Awards or property (or a combination) which may be earned upon achievement or satisfaction of performance conditions specified by the Committee over a performance period established by the Committee. If the performance period is one year, then the Performance Award shall be deemed an Annual Incentive Award. In addition, the Committee may specify that any other Award shall constitute a Performance Award by conditioning the right of a Participant to exercise the Award or have it settled, and the timing thereof, upon achievement or satisfaction of such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any performance conditions. After the end of each performance period, the Committee shall determine the amount, if any, of the Performance Award for that performance period payable to each Participant. The Committee may, in its discretion, determine that the amount payable to any Participant as a final Performance Award shall be reduced from the amount of his or her potential Performance Award, including a determination to make no final Award whatsoever, and may exercise its discretion to increase the amounts payable under any Performance Award, except as limited under Section 8.02 (relating to Performance Awards intended to qualify as “performance-based compensation” under Code Section 162(m)). The Committee shall specify the circumstances in which such Performance Awards shall be paid or forfeited in the event of termination of employment or service by the Participant or other event (including a Change in Control) prior to the end of a performance period or otherwise prior to settlement of such Performance Awards. Settlement of Performance Awards shall be in cash, Stock, other Awards or other property, at the discretion of the Committee.

8.02      Performance Awards and Code Section 162(m).    If the Committee determines that a Performance Award (including an Annual Incentive Award) should qualify as “performance-based compensation” for purposes of Code Section 162(m), the grant, exercise and/or settlement of such Performance Award shall be contingent upon achievement of one or more preestablished performance goals and shall be subject to other terms set forth in this Section 8.02.

(a)      Performance Goal Generally.    The performance goal for Performance Awards intended to qualify as “performance-based compensation” for purposes of Code Section 162(m) shall consist of one or more of the business criteria listed in Section 8.02(b)(i), including or excluding the adjustments described in Section 8.02(b)(ii), and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 8.02. The Performance Award may also have threshold levels of performance (below which no Performance Award shall be paid) and maximum levels of Performance Award, regardless of the degree to which the actual performance exceeds the target level. The performance goal shall be objective. Any performance goal may be established for one performance period or averaged over time, as the Committee may deem appropriate. Performance may, but need not be, based on a change or an increase or positive result. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants. The targeted level or levels of performance with respect to such business criteria may be established at such levels and in such terms as the Committee may determine, in its discretion, including in absolute terms, as a goal relative to performance in prior periods, or as a goal compared to the performance of one or more comparable companies or an index covering multiple companies.

(b)      Business Criteria; Inclusion and Exclusion of Certain Items.

(i)      Performance goals shall be based on one or more of the following business criteria for the Company, on a consolidated basis, pre-tax or after-tax, and/or for specified subsidiaries or affiliates, other business units, or lines of business, or for any individual shall be used by the Committee in establishing performance goals for such Performance Awards: (1) insurance premiums written, insurance premiums earned, contract deposits, contract charges earned, or policies or contracts in force; (2) income before realized investment gains and losses (operating income), before or after taxes, and income before or after interest, depreciation, amortization, or extraordinary or special items; (3) income before realized investment gains and losses (operating income) per common share (basic or diluted), and income before realized investment gains and losses (operating income) from continuing operations per common share (basic or diluted); (4) return on equity, return on assets (gross or net), return on investment, or return on capital; (5) cash flow, free cash flow, cash flow return on investment (discounted or otherwise), net cash provided by operations, or cash flow in excess of cost of capital; (6) book value of Stock, including or excluding the effect of unrealized investment gains and losses (FAS 115 or any successor thereto); (7) net interest margin; (8) annuity accumulated value and annuity accumulated value persistency; (9) net investment income and realized investment gains or losses (including on a per share basis); (10) economic value created; (11) operating margin or profit margin; (12) expense ratios; (13) stock price or total shareholder return; (14) dividends, including as a percentage of net income; (15) strategic business criteria, consisting of one or more objectives based on meeting specified market penetration or geographic business expansion goals, cost targets, customer satisfaction, employee satisfaction, management of employment practices and employee benefits, sales units, agent growth and goals relating to acquisitions, divestitures or joint ventures; (16) satisfaction of hiring goals; (17) results of objective customer satisfaction surveys; (18) satisfaction of diversity goals; (19) enterprise risk management; or (20) succession planning.

(ii)      The Committee may provide in any Performance Award that any evaluation of performance may include or exclude any of the following items: (1) unusually large catastrophe losses which aggregate (net of reinsurance) in excess of “planned” catastrophe losses; (2) asset write-downs; (3) litigation or claim judgments or settlements; (4) the effect of changes in tax laws, accounting principles, regulations, or other laws or regulations affecting reported results; (5) any reorganization and restructuring programs; (6) acquisitions or divestitures; (7) extraordinary items identified in the Company’s audited financial statements, including footnotes, (8) annual incentive payments or other bonuses; or (9) capital charges.

(c)      Performance Period; Timing for Establishing Performance Goals; Per-Person Limit.    Achievement of performance goals in respect of a Performance Award intended to qualify for the “performance-based compensation” exception under Code Section 162(m) shall be measured over a performance period specified by the Committee. A performance goal shall be established not later than the earlier of (A) 90 days after the beginning of any performance period applicable to such Performance Award or (B) the time 25% of such performance period has elapsed. The level of attainment of performance goals shall be “substantially uncertain” at the time such goals are established. In all cases, the maximum Performance Award of any Participant intended to qualify for the “performance-based compensation” exception under Code Section 162(m) shall be subject to the per-person limitation set forth in Section 5.03.

(d)      Performance Award Pool.    The Committee may establish a Performance Award pool, which shall be an unfunded pool, for purposes of measuring performance in connection with Performance Awards. The amount of such Performance Award pool shall be based upon the achievement of one or more performance goals based on one or more of the business criteria set forth in Section 8.02(b) during the performance period, as specified by the Committee. The Committee may specify the amount of the Performance Award pool as a percentage of any of such business criteria, a percentage thereof in excess of a threshold amount, or as another amount which need not bear a strictly mathematical relationship to such business criteria. The maximum amount payable to any Participant shall be a stated percentage of the bonus pool; provided the sum of such percentages shall not exceed 100%.

8.03      Settlement of Performance Awards.    Prior to settlement of a Performance Award (including an Annual Incentive Award) intended to qualify as “performance-based compensation” for purposes of Code Section 162(m), the Committee shall certify the level of attainment of performance goals and the satisfaction of other material terms of the Award upon which settlement of the Award was conditioned. The Committee may not exercise discretion to increase the amount payable to a covered employee (as defined in Code Section 162(m)(3)) in respect of a Performance Award intended to qualify as “performance-based compensation” for purposes of Code Section 162(m). Any settlement which changes the form of payment from that originally specified shall be implemented in a manner such that the Performance Award and other related Awards intended to qualify for the “performance-based compensation” exception under Code Section 162(m) do not, solely for that reason, fail to qualify as “performance-based compensation” for purposes of Code Section 162(m).

8.04      Written Determinations.    Determinations by the Committee as to the establishment of performance goals, the amount potentially payable in respect of Performance Awards including Annual Incentive Awards, the level of actual achievement of the specified performance goals, and the amount of any final Performance Award or Annual Incentive Award shall be recorded in writing in the case of Performance Awards intended to qualify as “performance-based compensation” under Code Section 162(m).

IX.        Deferred Cash Sub-Plan

9.01      Deferred Cash Sub-Plan.    This Article IX providing for deferrals of certain amounts otherwise payable in cash shall constitute the Deferred Cash Sub-Plan (“Sub Plan”) within the Plan. To the extent the Sub-Plan results in deferral of income by employees to the termination of covered employment or beyond, the Sub-Plan is maintained primarily for the purpose of providing deferred compensation for a select group of management of highly compensated employees. Except as otherwise provided, the terms and conditions of this Sub-Plan apply solely to the Sub-Plan.

9.02      Sub-Plan Definitions.    For purposes of this Sub-Plan,

(a)      “Administrator” means the persons designated by the Committee to administer the Accounts under this Sub-Plan, or, if no such persons have been designated, the Committee. The Administrator shall have the powers and duties of the Committee and such additional powers and duties as are set forth in Section 9.03.

(b)      “Deferred Cash Participant” means a Participant who is a current or former LTIP Employee or Non-Employee Director with an Account under the Sub-Plan.

(c)      “Deferred Stock Equivalent Account” or “Account” means the bookkeeping account established by the Company in respect to each Deferred Cash Participant, to which shall be credited the amounts deferred by such Participant and, in the case of a Non-Employee Director, Company matching deferrals, as provided in the Sub-Plan and converted into CSUs pursuant to the Sub-Plan.

(d)      “Distribution Date” means, with respect to any Subaccount, the date selected by the Deferred Cash Participant for distribution with respect to such Subaccount on an approved election form. The date selected may be a fixed date, the Deferred Cash Participant’s attainment of a particular age, the Deferred Cash Participant’s Separation from Service for any reason, or such other dates or circumstances as may be required or permitted by the Administrator with respect to a given deferral election.

(e)      “LTIP Employee” means an Employee of the Company or an Affiliate eligible for Long-Term Bonus Compensation.

(f)      “Long-Term Bonus Compensation” means the bonus payable under the Company’s long term incentive plan, as such plan shall exist from time to time.

(g)      “Payment Date” means the date on which the Company would have paid an amount of compensation to the Deferred Cash Participant but for the such Participant’s deferral election with respect thereto.

(h)      “Subaccount” means each subaccount of a Deferred Cash Participant in the Employees Plan or the Directors Plan as of December 31, 2009, plus, for periods after December 31, 2009, each subaccount of a Deferred Cash Participant’s Deferred Stock Equivalent Account maintained by the Administrator, to which is credited (i) in the case of a Director, the fees deferred under the Plan for each separate calendar year and Company matching deferrals attributable to such fees, and (ii) in the case of an LTIP Employee, the Long-Term Bonus Compensation deferred with respect to each election period. Subaccounts may be commingled on the Administrator’s records to the extent they are subject to identical distribution provisions.

(i)      “Unforeseeable Emergency” is a severe financial hardship to the Deferred Cash Participant resulting from a sudden and unexpected illness or accident of the Deferred Cash Participant, the Deferred Cash Participant’s spouse, Beneficiary, or dependent (as defined in Code Section 152(a), without regard to subsections (b)(1), (b)(2) and (d)(1)(B)), the loss of the Deferred Cash Participant’s property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Deferred Cash Participant.

9.03      Sub-Plan Administration.

(a)      The Sub-Plan shall be administered by the Administrator. The action of a majority of the committee shall be deemed to be the action of the Administrator; provided that no member of the committee shall vote on any discretionary action with respect to such member’s own Deferred Stock Equivalent Account or status or action as a Deferred Cash Participant. In addition to the powers and subject to the limitations contained elsewhere in the Plan and the Sub-Plan, the Administrator shall have the sole and complete authority: (a) to impose such limitations, restrictions and conditions as the Administrator shall deem appropriate, (b) to interpret the Sub-Plan and to adopt, amend and rescind administrative guidelines, forms, and other rules and regulations relating to the Sub-Plan, (c) to correct defects in the Sub-Plan, supply omissions and correct administrative errors, and (d) to make all other determinations and to take all other actions necessary or advisable for the implementation and administration of the Sub-Plan. Notwithstanding the foregoing, the Administrator shall have no authority, discretion or power to alter or amend any terms or conditions specified in the Sub-Plan. The Administrator’s determinations on matters within the Administrator’s authority shall be conclusive and binding upon the Company, the Deferred Cash Participants, Beneficiaries and all other persons.

9.04      Deferral Elections.

(a)      LTIP Employees.    An LTIP Employee may elect to defer receipt of all or a specified portion of any Long-Term Bonus Compensation otherwise payable in cash.

(b)      Non-Employee Directors.    A Non-Employee Director may elect to defer receipt of all or a specified portion of the Non-Employee Director’s cash annual retainer, cash annual committee chair’s fee, cash annual Chairman of the Board’s fee, cash Board meeting fees, cash Committee meeting fees, or other Director compensation otherwise payable in cash.

(c)      Deferral Election.    Deferral elections must be timely filed with the Company on forms (which may be electronic) approved by the Administrator. An LTIP Employee’s election shall include: the percentage or dollar amount of each applicable Long-Term Bonus Compensation payment to be deferred. A Non-Employee Director’s election shall include the percentage or dollar amount of cash fees to be deferred (which may be designated separately with respect to each type of cash fees). Each Deferred Cash Participant shall designate (i) the Distribution Date for such deferred payments and (ii) the form of distribution thereof.

9.05      Timing of Deferral Elections.

(a)      Initial Elections.    An election to defer Long-Term Bonus Compensation payments shall be made on or before December 31 of the calendar year preceding the first calendar year in the performance period during which the Long-Term Bonus Compensation is earned. An election to defer cash Non-Employee Directors fees must be filed no later than December 31 preceding the calendar year in which the fees to be deferred are to be earned. Unless otherwise provided by the Administrator, deferral elections do not carry over from year to year. A new deferral election must be made with respect to amounts earned in each calendar year (or where longer than one year, each performance period).

(b)      New LTIP Employees.    Notwithstanding Section 9.05(a), with respect to an individual who first becomes an LTIP Employee during a calendar year, the LTIP Employee’s election must be made and filed within thirty (30) days of the date such individual first becomes an LTIP Employee; provided, however, that if the LTIP Employee has or ever had a Deferred Stock Equivalent Account under the Plan or has or ever had deferred compensation any other plan required by Code Section 409A to be aggregated with his or her Deferred Stock Equivalent Account, the preceding portion of this sentence shall not apply and the LTIP Employee may not make a deferral election with respect to Long-Term Bonus Compensation until the next calendar year, unless:

(i)      he or she was not eligible to make a deferral election under this Sub-Plan (or under any other plan required by Code Section 409A to be aggregated with this Sub-Plan) at any time during the twenty-four (24)-month period ending on the date he or she again becomes an LTIP Employee, or

(ii)      he or she was paid all nonqualified deferred compensation amounts previously due under the Sub-Plan (or under any other plan required by Code Section 409A to be aggregated with this Sub-Plan) and, on and before the date of the last such payment, was not eligible to continue to participate in this Sub-Plan (and any other plan required by Code Section 409A to be aggregated with this Sub-Plan) for periods after such payment.

A deferral election under this Section 9.05(b) will be effective only with respect to Long-Term Bonus Compensation paid for services performed after such election. For this purpose, the amount of the bonus payable to the LTIP Employee for services rendered subsequent to the LTIP Employee’s election will be determined by multiplying the bonus by a fraction, the numerator of which is the number of calendar days remaining in the performance period after the election and the denominator of which is the total number of calendar days in such performance period. For this purpose, the date the executed election form (which may be electronic) is received by the Company.

(c)      New Non-Employee Directors.    Notwithstanding Section 9.05(a), with respect to the calendar year in which an individual first becomes a Non-Employee Director (either by election or appointment), the Non-Employee Director’s election must be made and filed:

(i) with respect to the annual Director’s fee, the annual committee chair’s fee, the annual Chairman of the Board’s fee, or other fees paid on an annual basis, prior to the date the individual becomes a Director; and

(ii)      with respect to the Non-Employee Director’s meeting fees, within thirty (30) days after the date the individual becomes a Non-Employee Director (either by election or appointment), but only with respect to fees for meetings which occur after the date of such deferral election.

An individual who was a Non-Employee Director, ceased being a Director, and again becomes a Non-Employee Director (either by election or appointment), shall be considered a new Non-Employee Director only if:

(iii)      he or she was not eligible to make deferral elections under this Sub-Plan (or any other plan or arrangement required by Code Section 409A to be aggregated with this Sub-Plan) at any time during the twenty-four (24)-month period ending on the date he or she again becomes a Non-Employee Director, or

(iv)      he or she was paid all nonqualified deferred compensation amounts previously due under the Sub-Plan (or under any other plan or arrangement required by Code Section 409A to be aggregated with the Sub-Plan) and, on and before the date of the last such payment, was not eligible to continue to participate in the Sub-Plan (or any other plan or arrangement required by Code Section 409A to be aggregated with the Sub-Plan) for periods after such payment.

9.06      Company Matching Deferral for Non-Employee Directors.    At such time or times as deferred fees are credited to a Non-Employee Director’s Deferred Stock Equivalent Account, the applicable Subaccount shall be credited, in addition, with a Company Matching Deferral, which shall be a number of additional CSUs equal to twenty-five percent (25%) of the number of CSUs credited in connection with the Non-Employee Director’s fee deferral. Company matching deferrals shall be credited to the same Subaccount as the deferred fees to which they relate.

9.07      Accounts.

(a)      Deferred Stock Equivalent Accounts.    A Deferred Stock Equivalent Account and related Subaccounts shall be established for each Deferred Cash Participant. Amounts deferred by a Deferred Cash Participant shall be converted into CSUs as of the applicable Payment Date in a number determined by dividing the amount deferred (net of any applicable withholding) by the Fair Market Value of a share of Stock on the applicable Payment Date (rounded to two decimal places), and shall be credited to the Deferred Stock Equivalent Account as of such date. The Deferred Stock Equivalent Account shall be credited with Dividend Equivalents as provided in Section 9.07(b) and shall be reduced by the amount of any distributions as of the date of distribution.

(b)      Dividend Equivalents.    A Deferred Cash Participant’s Deferred Stock Equivalent Account shall be credited with Dividend Equivalents on the dividend distribution date with respect to each CSU credited to such Account on the applicable record date. Notwithstanding the foregoing, no Dividend Equivalents shall be credited to the Account of a Non-Employee Director Participant whose Separation from Service occurs prior to the applicable record date.

(c)      Fractional Shares.    Fractional shares shall be credited to a Deferred Cash Participant’s Deferred Stock Equivalent Account cumulatively, but distribution of the Deferred Stock Equivalent Account shall be made in accordance with Section 9.09.

9.08      Distributions.

(a)      Timing of Payment.    Each Subaccount in a Deferred Cash Participant’s Deferred Stock Equivalent Account shall be distributed or shall commence to be distributed promptly upon and in no event more than ninety (90) days following the Distribution Date; provided that if the applicable Distribution Date is the Deferred Cash Participant’s Separation from Service and as of the date of such Separation from Service the Deferred Cash Participant is a Specified Employee, the Subaccount shall be distributed or shall commence to be distributed on the Delayed Distribution Date. If the Deferred Cash Participant did not make an affirmative election as to the Distribution Date of any Subaccount, he or she shall be deemed to have elected the Deferred Cash Participant’s Separation from Service as the Distribution Date.

(b)      Form of Payment.    Each Subaccount in a Deferred Cash Participant’s Deferred Stock Equivalent Account shall be distributed in the form selected by the Deferred Cash Participant within the time period for making an initial deferral election with respect to such Subaccount, which shall be one of the following, subject to the remaining provisions of this Article IX.

(i) a single lump sum; or

(ii) installments over a period designated by the Deferred Cash Participant (not to exceed five (5) years). Except as otherwise provided in the Deferred Cash Participant’s deferral form, the first such installment shall be based on the number of CSUs credited to the Account on the first Distribution Date, divided by the number of installments. Subsequent installment payments shall be based on the same number of CSUs as the first installment (subject to adjustments as provided in Section 12.05), plus Dividend Equivalents accumulated on such number of CSUs since payment of the prior installment. The last installment shall include all amounts not previously distributed. For purposes of this Sub-Plan and Code Section 409A, the entitlement to installment payments is treated as the entitlement to a single payment.

If the Deferred Cash Participant does not make an affirmative election as to the form of election of any Subaccount, he or she shall be deemed to have elected distribution of such Subaccount in a lump sum.

Notwithstanding the foregoing, for avoidance of doubt, Accounts are subject to the provisions of Article XI (regarding Change in Control).

9.09      Medium of Payment.

(a)      Deferred Cash Participant Election.    Distributions from a Deferred Cash Participant’s Deferred Stock Equivalent Account shall be made in shares of Stock (one share of Stock for each CSU subject to such distribution), or in cash in an amount equal to the number of CSUs subject to such distribution multiplied by the Fair Market Value of a share of Stock, as of the date of the distribution, as the Deferred Cash Participant may choose at such time and in such manner as may be permitted by the Administrator.

(b)      Cash is Default Election.    If the Deferred Cash Participant does not make an affirmative election as to the medium of payment, the Deferred Cash Participant shall be deemed to have elected a distribution in cash.

9.10      No Subsequent Elections as to Time and Form of Distribution.

(a)      Pre-2009 Subaccounts.    Notwithstanding anything herein to the contrary, the Distribution Date and form of payment with respect to any Subaccount in existence as of January 1, 2009 shall be in accordance with the last election made or deemed made by the Deferred Cash Participant on or before December 31, 2008 with respect to such Subaccount.

(b)      No Subsequent Deferral Elections.    After December 31, 2008, no Deferred Cash Participant may change his or her Distribution Date or form of payment with respect to any Subaccount at any time after he or she makes the initial election.

9.11      Payment Upon the Deferred Cash Participant’s Death.    In the event a Deferred Cash Participant dies before his or her entire Deferred Stock Equivalent Account is distributed, all undistributed amounts remaining in such Account shall be distributed to the Deferred Cash Participant’s Beneficiary promptly and in no event more than ninety (90) days after the Deferred Cash Participant’s death in a lump sum cash payment or other manner permitted by the Administrator.

9.12      Unforeseeable Emergencies.

(a)      Application for Distribution.    In the event of an Unforeseeable Emergency, to the extent the Administrator determines that such action is necessary to alleviate the Unforeseeable Emergency, the Administrator may pay all or a part of a Deferred Cash Participant’s Account to the Deferred Cash Participant in cash, plus amounts necessary to pay federal, state or local income taxes and penalties reasonably anticipated to result from the distribution, after taking into account the extent to which such need is or may be relieved through reimbursement or compensation by insurance, by liquidation of the Deferred Cash Participant’s assets (to the extent the liquidation of such assets would not itself cause severe financial hardship), or by cessation of deferrals under the Sub-Plan or another plan required by Code Section 409A to be aggregated with the Sub-Plan. Such action shall be taken only if the Deferred Cash Participant (or the Deferred Cash Participant’s legal representative or successor) submits a signed application describing fully the circumstances which are deemed to justify the payment, together with an estimate of the amounts necessary to alleviate the Unforeseeable Emergency (together with taxes on the distribution), which application shall be approved or denied by the Administrator after making such inquiries as the Administrator deems necessary or appropriate.

(b)      Application for Cessation of Deferrals.    In the event a Deferred Cash Participant requests a distribution due to an Unforeseeable Emergency, or the Deferred Cash Participant requests a cancellation of deferrals under the Plan in order to alleviate his or her Unforeseeable Emergency, and the Administrator determines that the Deferred Cash Participant’s Unforeseeable Emergency may be relieved through the cessation of some or all the Deferred Cash Participant’s deferral elections under the Plan for such calendar year, the Administrator shall permit cancellation of such deferral elections as appropriate to alleviate the Unforeseeable Emergency, shall be cancelled as soon as administratively practicable following such determination by the Administrator.

9.13      Claims Procedures.    Any Deferred Cash Participant or Beneficiary of a Deferred Cash Participant (“Applicant”) who believes he or she is entitled to a distribution from an Account or who desires to clarify his or her rights under this Sub-Plan may file a written claim for benefits with the Administrator. If a claim for benefits is denied, the Administrator shall furnish to the Applicant within 90 days after its receipt of such claim (or within 180 days after such receipt if special circumstances require an extension of time), a written notice which: (a) specifies the reasons for the denial, (b) refers to the pertinent provisions of the Sub-Plan on which the denial is based, (c) describes any additional material or information necessary for the perfection of the claim and explains why such material or information is necessary, and (d) explains the claim review procedures. Upon the written request of the Applicant submitted within 60 days after receipt of such written notice, the Administrator shall afford the Applicant a full and fair review of the decision denying the claim and, if so requested: (1) permit the Applicant to review any documents which are pertinent to the claim, (2) permit the Applicant to submit to the Administrator issues and comments in writing and (3) afford the Applicant an opportunity to meet with the Administrator as a part of the review procedure. Within 60 days after the Administrator’s receipt of a request for review (or within 120 days after such receipt if special circumstances, such as the need to hold a meeting, require an extension of time) the Administrator shall notify the Applicant in writing of the Administrator’s decision on appeal and the reasons for such decision, and shall refer the Applicant to the provisions of the Plan which form the basis for such decision.

9.14      Deferred Compensation Plan.    The Sub-Plan is a non-qualified plan of deferred compensation and Accounts represent 409A Compensation. No benefits under the Sub-Plan shall be subject to “grandfathering” treatment under Code Section 409A, even if such benefits were deferred and vested under the Employees’ Plan or the Directors’ Plan before January 1, 2005. The Company intends that amounts deferred under the Sub-Plan shall either be exempt from or comply with the restrictions of Section 409A of the Code, and the Plan (including the Sub-Plan) shall be administered, interpreted and construed at all times consistent with that intent.

X.        Certain Provisions Applicable to Awards

10.01      Additional and Substitute Awards.    Awards granted under the Plan may, in the discretion of the Committee, be granted either in addition to, or in substitution or exchange for, any other Award or any award granted under another plan of the Company, any Affiliate, or any business entity acquired or to be acquired by the Company or an Affiliate, or any other right of a Deferred Cash Participant to receive payment from the Company or any Affiliate. Awards granted in addition to other Awards or awards may be granted either as of the same time as or a different time from the grant of such other Awards or awards.

10.02      Interest.    Awards may include, without limitation, provisions for the payment or crediting of reasonable interest on installment or deferred payments or the granting or crediting of Dividend Equivalents or other amounts in respect of installment or deferred payments denominated in Stock.

10.03      Exemptions from Section 16(b) Liability.    With respect to a Participant who is then subject to the reporting requirements of Section 16(a) of the Exchange Act in respect of the Company, the Committee shall grant Awards under the Plan and otherwise administer the Plan in a manner so that the grant and exercise of each Award with respect to such a Participant may qualify for exemption from liability under Rule 16b-3 or otherwise not be subject to liability under Section 16(b), except that this provision shall not limit sales by such a Participant, and shall not limit a Participant’s ability to engage in other non-exempt transactions under the Plan. The Committee may authorize the Company to repurchase any Award or shares of Stock deliverable or delivered in connection with any Award in order to avoid a Participant who is subject to Section 16 of the Exchange Act incurring liability under Section 16(b). Unless otherwise specified by the Participant, equity securities or derivative securities acquired under the Plan which are disposed of by a Participant shall be deemed to be disposed of in the order acquired by the Participant.

XI.        Change in Control

11.01      Committee Discretion for Awards that are not 409A Compensation.    Unless otherwise provided in the Award Agreement, in the event there is any Change in Control, the Committee may, in its discretion, with respect to any Award or agreement that is not 409A Compensation, without the consent of the Participant, provide for any or all of the following to occur:

(a)      the assumption or substitution of, or adjustment to, such outstanding Award or agreement;

(b)      acceleration of the vesting of such Award and termination of any restrictions or performance conditions on such Award; or

(c)      the cancellation of such Award or agreement for a payment to the Participant in cash or other property.

The Committee may provide for the preceding to occur immediately upon the Change in Control or upon the termination of employment or service of the Participant initiated by the Company or an Affiliate other than for Cause (as defined below) within a fixed time (not to exceed two years) following the Change in Control. In addition, with respect to any unexercised Option or SAR, the Committee may extend the period for exercising the vested portion thereof for the greater of three (3) months following such a termination of employment or service within such fixed time (but only during the stated term of the Option or SAR).

11.02      Effect of Change in Control on 409A Compensation.

(a)      409A Change in Control.

(i)      Awards that are 409A Compensation.    Unless otherwise provided at the time of grant of an Award providing for 409A Compensation, in the event there is a 409A Change in Control, and within the one-year period thereafter, an affected Participant has a termination of employment or service initiated by the Company or an Affiliate other than for Cause as defined below, then such Participant’s Award shall become fully vested, any restrictions or performance conditions on such Award shall thereupon lapse; and the Award shall be settled as promptly as practicable but no more than 90 days following such termination, subject to Section 12.12(b).

(ii)      Accounts.    Unless otherwise provided at the time an election is made to defer cash compensation to an Account, if there is a 409A Change in Control, each affected Sub-Plan Participant shall receive, within ten (10) days of the date of such Change in Control, a lump sum distribution of his or her Deferred Stock Equivalent Account in cash.

(b)      Non-409A Change in Control.    The occurrence of a Change in Control that is not a 409A Change in Control with respect to an affected Participant shall have no effect per se on any 409A Compensation of that Participant.

11.03      “Cause”.    For purposes of this Article XI, the term “Cause” shall mean, unless otherwise defined in an Award agreement or employment or Change-of-Control agreement between the Company or a subsidiary and the Participant then in effect:

(a)      A Participant’s conviction of any felony under federal law or the law of the state in which the act occurred;

(b)      Dishonesty by the Participant in the course of fulfilling his or her employment duties or service duties to the Company or a subsidiary; or

(c)      Willful and deliberate failure on the part of the Participant to perform his or her employment or service duties to the Company or a subsidiary in any material respect, after reasonable notice of the non-performance and opportunity to correct it.

The existence of “Cause” shall be determined by the Committee or its delegate in its sole discretion.

XII.        General Provisions

12.01      Additional Award Forfeiture Provisions.    The Committee may condition a Participant’s right to receive a grant of an Award to be eligible to make a deferral under the Sub-Plan, to exercise an Award, to retain Stock, cash or other property acquired in connection with an Award or an Account, or to retain the profit or gain realized by a Participant in connection with an Award, including cash or other property received upon sale of Stock acquired in connection with an Award, upon compliance by the Participant with specified conditions relating to non-competition, confidentiality of information relating to the Company, non-solicitation of customers, suppliers, and employees of the Company, cooperation in litigation, non-disparagement of the Company and its officers, Directors and affiliates, and other requirements applicable to the Participant, as determined by the Committee, including during specified periods following termination of employment or service to the Company.

12.02      Compliance with Legal and Other Requirements.    The Company may, to the extent deemed necessary or advisable by the Committee, postpone the issuance or delivery of Stock or payment of other benefits under any Award until completion of such registration or qualification of such Stock or other required action under any federal or state law, rule or regulation, listing or other required action with respect to any stock exchange or automated quotation system upon which the Stock or other securities of the Company are listed or quoted, or compliance with any other obligation of the Company, as the Committee may consider appropriate, and may require any Participant to make such representations, furnish such information and comply with or be subject to such other conditions as it may consider appropriate in connection with the issuance or delivery of Stock or payment of other benefits in compliance with applicable laws, rules, and regulations, listing requirements, or other obligations.

12.03      Limits on Transferability; Beneficiaries.    The right of a Participant and his or her Beneficiary to receive payments or distributions hereunder, and Awards and other rights and interests of Participants and Beneficiaries shall not be subject in any manner to anticipation, alienation, sale, transfer (other than by will or the laws of descent and distribution or as provided below), assignment, pledge, hypothecation, encumbrance, attachment, lien, obligation or liability, or garnishment by creditors (collectively, “Assignment”) of a Participant or his or her Beneficiary (other than in favor of the Company or an Affiliate thereof). Any attempted Assignment shall be void. Awards or rights that may be exercisable shall be exercised during the lifetime of the Participant only by the Participant or his or her guardian or legal representative, except that Awards and other rights (other than ISOs and SARs in tandem therewith) may be transferred to one or more Permitted Transferees (as defined below) during the lifetime of the Participant, and may be exercised by such Permitted Transferees in accordance with the terms of such Award, but only if and to the extent such transfers are permitted by the Committee. “Permitted Transferee” shall mean, with respect to an employee who has transferred his or her award (but not in a transfer for value), any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the employee’s household (other than a tenant or employee), a trust in which these persons have more than fifty percent of the beneficial interest, a foundation in which these persons (or the employee) control the management of assets, and any other entity in which these persons (or the employee) own more than fifty percent of the voting interests. A Beneficiary, Permitted Transferee, or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as otherwise determined by the Committee, and to any additional terms and conditions deemed necessary or appropriate by the Committee.

12.04      Designation of Beneficiary.    Each Participant may file with the Committee a written designation of one or more persons or revocable trusts as the Beneficiary who shall be entitled to receive the amount, if any, payable hereunder after the Participant’s death or to exercise an Award or to receive settlement of an Award after the Participant’s death. A Participant may, from time to time, revoke or change his or her Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee prior to the Participant’s death shall be controlling. If no such Beneficiary designation is in effect at the time of the Participant’s death, or if no designated Beneficiary survives the Participant, the Participant’s estate shall be deemed to have been designated his or her Beneficiary and the executor or administrator thereof shall receive the amount, if any, payable hereunder or exercise or receive settlement of an Award after the Participant’s death. If the Committee is in doubt as to the right of any person as Beneficiary, the Company may retain any amount in question until the rights thereto are determined, or the Company may pay such amount into any court of appropriate jurisdiction and such payment shall be a complete discharge of the liability of the Company therefor.

12.05      Adjustments.    In the event that any large, special and non-recurring dividend or other distribution (whether in the form of cash or property other than Stock), recapitalization, forward or reverse split, Stock dividend, reorganization, merger, consolidation, spin-off, combination, repurchase, share exchange, liquidation, dissolution or other similar corporate transaction or event affects the Stock such that an adjustment is appropriate, or, in the case of any outstanding Award, necessary, in order to prevent dilution or enlargement of the rights of the Participant, then the Committee shall, in an equitable manner as determined by the Committee, adjust any or all of (i) the aggregate number and kind of shares of Stock which may be delivered in connection with Awards granted or Accounts established under the Plan, (ii) the number and kind of shares of Stock by which annual per person Award limitations are measured under Section 5.03, (iii) the number and kind of shares of Stock subject to or deliverable in respect of outstanding Awards or Accounts, (iv) the exercise price, grant price or purchase price relating to any Award or, if deemed appropriate, the Committee may make provision for a payment of cash or property to the holder of an outstanding Option, and (v) in the terms of

CSUs under the Plan; provided that no such adjustment shall be authorized or made if and to the extent that the existence of such authority (i) would cause Options, SARs, or Performance Awards intended to qualify as “performance-based compensation” under Code Section 162(m) to otherwise fail to qualify as “performance-based compensation” under Code Section 162(m), or (ii) would cause the Committee to be deemed to have authority to change the targets, within the meaning of Treasury Regulation Section 1.162-27(e)(4)(vi), under the performance goals relating to Options or SARs intended to qualify as “performance-based compensation” under Code Section 162(m).

12.06      Tax Provisions.

(a)      Withholding.    The Company and any Affiliate is authorized to withhold, at the time of grant or settlement or other time as appropriate, from any Award or Account, any payment relating to an Award or Account, including from a distribution of Stock, or any payroll or other payment to a Participant, amounts of withholding and other taxes required to be withheld by the Company or Affiliate. This authority shall include authority to withhold or receive Stock or other property and to make cash payments in respect thereof in satisfaction of the Company’s (or an Affiliate’s) withholding obligations, either on a mandatory or elective basis in the discretion of the Committee. The Committee is specifically authorized to allow Participants to satisfy withholding tax amounts by electing to have the Company (or an Affiliate) withhold from the shares of Stock to be delivered upon exercise of an Option or vesting or settlement of a Stock Award or Account that number of shares of Stock having a Fair Market Value equal to the amount required to be withheld.

(b)      Required Consent to and Notification of Code Section 83(b) Election.    No election under Code Section 83(b) (to include in gross income in the year of transfer the amounts specified in Code Section 83(b)) or under a similar provision of the laws of a jurisdiction outside the United States may be made unless expressly permitted by the terms of the Award Agreement or by action of the Committee in writing prior to the making of such election. In any case in which a Participant is permitted to make such an election in connection with an Award, the Participant shall notify the Committee of such election within ten days of filing notice of the election with the Internal Revenue Service or other governmental authority, in addition to any filing and notification required pursuant to regulations issued under Code Section 83(b) or other applicable provision.

(c)      Requirement of Notification Upon Disqualifying Disposition Under Code Section 421(b).    If any Participant shall make any disposition of shares of Stock delivered pursuant to the exercise of an ISO under the circumstances described in Code Section 421(b) (relating to certain disqualifying dispositions), such Participant shall notify the Committee of such disposition within ten days thereof.

(d)      Payment of Tax Amount.    Notwithstanding anything herein to the contrary, in the event the Internal Revenue Service should finally determine that part or all of the value of a Participant’s Account which has not actually been distributed or an Award that has not been settled is nevertheless required to be included in the Participant’s or Beneficiary’s gross income for federal income tax purposes, then an amount necessary to pay applicable federal, state or local income taxes on such includible value shall be distributed from the Account or with respect to the Award in a lump sum cash payment within sixty (60) days after such determination, without the requirement of separate approval by the Committee. A “final determination” of the Internal Revenue Service is a determination in writing ordering the payment of additional tax, reporting of additional gross income or otherwise requiring an Account or portion thereof to be included in gross income, which is not appealable or which the Participant or Beneficiary does not appeal within the time prescribed for appeals. For avoidance of doubt, this Section 12.06(d) applies to all Awards and Accounts both 409A Compensation and non-409A Compensation.

12.07      Amendment and Termination of the Plan.    The Company, acting through its Board on the recommendation of the Compensation Committee, may at any time terminate, and from time to time may amend or modify the Plan; provided, however, that no amendment or modification may become effective without approval of the amendment or modification by the shareholders if shareholder approval is required to enable the Plan to satisfy any applicable federal or state statutory or regulatory requirements; and provided further, that, without the consent of an affected Participant, no such Board action may materially and adversely affect the rights of such Participant under any Account or any outstanding Award (for this purpose, actions that alter the timing of federal income taxation of a Participant will not be deemed material unless such action results in an income tax penalty on the Participant). In no event may any amendment or termination of the Plan accelerate the date of payment or distribution of 409A Compensation, except as may be permitted under Code Section 409A.

12.08      No Repricing.    Without the approval of shareholders, the Committee will not amend or replace previously granted Options in a transaction that constitutes a “repricing,” as such term is used in Section 303A.08 of the Listed Company Manual of the New York Stock Exchange, including but not limited to by means of cashing out options that whose exercise price is above the current Fair Market Value of a share of Stock.

12.09      Clawback; Right of Setoff.    Awards and Accounts are subject to the Company’s policy on recoveries and such other terms and conditions as the Committee may impose in the event the Committee determines a participant’s own misconduct contributed materially to his or her receipt of unearned amounts of cash, Stock or other property. The Company or any Affiliate may, to the extent permitted by applicable law, deduct from and set off against any amounts the Company or an Affiliate may owe to the Participant from time to time, including amounts payable in connection with any Award, owed as wages, fringe benefits, or other compensation owed to the Participant, such amounts as may be owed by the Participant to the Company, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff. By accepting any Award granted hereunder, the Participant agrees to any deduction or setoff under this Section 12.09. Any such setoff shall be subject to Section 12.12. Notwithstanding the foregoing, no setoff form 409A Compensation may be made if it results in acceleration or deferral of the permitted payment date under Code Section 409A.

12.10      Nonexclusivity of the Plan.    Neither the adoption of the Plan by the Board nor its submission to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or a committee thereof to adopt such other incentive arrangements, apart from the Plan, as it may deem desirable, including incentive arrangements and awards which do not qualify under Code Section 162(m), and such other arrangements may be either applicable generally or only in specific cases.

12.11      Payments in the Event of Forfeitures; Fractional Shares.    Unless otherwise determined by the Committee, in the event of a forfeiture of an Award with respect to which a Participant paid cash consideration, the Participant shall be repaid the amount of such cash consideration, or if less, the Fair Market Value on the date of forfeiture of the shares of Stock for which the Participant paid. Distributions in Stock shall be made in whole shares only, with the value of any fractional share distributed in cash.

12.12      Code Section 409A Considerations.

(a)      Construction in Compliance with Code Section 409A.    The Company intends that none of the grant, exercise, settlement or amendment or termination of any Award under the Plan will cause the Participant to be liable for payment of interest or a tax penalty under Code Section 409A. The provisions of the Plan and any Award Agreement shall be construed consistent with that intent.

(b)      Six-Month Delay.    Any distribution or settlement of 409A Compensation triggered by the Separation from Service of a Specified Employee that would otherwise be made prior to the Deferred Distribution Date (as defined below) shall not occur earlier than the Deferred Distribution Date. The “Deferred Distribution Date” is the day that is six (6) month and one (1) day after a Participant’s Separation from Service.

(c)      Certain Grandfathered Awards.    Awards that are “grandfathered” under Code Section 409A and that, but for such grandfathered status, would be deemed to be subject to Code Section 409A shall be subject to the terms and conditions of the Plan as amended and restated at May 26, 2005 other than Sections 6(b)(ii) and 6(c)(ii) thereof, provided that if any provision adopted by amendment to the Plan or an Award Agreement after October 3, 2004, would constitute a material modification of such grandfathered Award, such provision will not be effective as to such Award unless so stated by the Committee in writing with specific reference to revoking such grandfathered status. Notwithstanding the foregoing, no Accounts shall be “grandfathered” under Code Section 409A.

12.13      Governing Law.    The Plan and all agreements and forms hereunder shall be construed in accordance with and governed by the laws of the State of Delaware without giving effect to principles of conflicts of laws, and applicable provisions of federal law.

12.14      Awards to Participants Outside the United States.    The Committee may adopt rules and procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws and procedures for a Participant or group of participants who are then resident or primarily employed outside of the United States. Without limiting the generality of the foregoing, the Committee is specifically authorized (A) to adopt the rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements and (B) to adopt sub-plans in addition to the Sub-Plan, and Plan addenda as the Committee deems desirable, to accommodate foreign laws, regulations and practice; and (C) to modify the terms of any Award under the Plan in any manner deemed by the Committee to be necessary or appropriate in order that such Award shall conform to laws, regulations, and customs of the country in which the Participant is then resident or primarily employed, or so that the value and other benefits of the Award to the Participant, as affected by foreign tax laws and other restrictions applicable as a result of the Participant’s residence or employment abroad shall be comparable to the value of such an Award to a Participant who is resident or primarily employed in the United States.

12.15      Limitation on Rights Conferred under Plan.    Neither the Plan nor any action taken hereunder shall be construed as (i) giving any Eligible Person or Participant the right to continue as an Eligible Person or Participant or in the employ or service of the Company or an Affiliate, (ii) interfering in any way with the right of the Company or an Affiliate to terminate any Eligible Person’s or Participant’s employment or service at any time, (iii) giving an Eligible Person or Participant any claim to be granted any Award under the Plan or to be treated uniformly with other Participants and employees, or (iv) conferring on a Participant any of the rights of a shareholder of the Company unless and until the Participant is duly issued or transferred shares of Stock in accordance with the terms of an Award. Except as expressly provided in the Plan or an Award Agreement, neither the Plan nor any Award Agreement shall confer on any person other than the Company and the Participant any rights or remedies thereunder.

12.16      Severability; Entire Agreement.    If any of the provisions of this Plan or any Award Agreement are finally held to be invalid, illegal or unenforceable (whether in whole or in part), such provision shall be deemed modified to the extent, but only to the extent, of such invalidity, illegality or unenforceability, and the remaining provisions shall not be affected thereby; provided, that, if any of such provisions is finally held to be invalid, illegal, or unenforceable because it exceeds the maximum scope determined to be acceptable to permit such provision to be enforceable, such provision shall be deemed to be modified to the minimum extent necessary to modify such scope in order to make such provision enforceable hereunder. The Plan and any Award Agreements contain the entire agreement of the parties with respect to the subject matter thereof and supersede all prior agreements, promises, covenants, arrangements, communications, representations and warranties between them, whether written or oral with respect to the subject matter thereof.

12.17      Plan Term.    Unless earlier terminated by action of the Board of Directors, the Plan will remain in effect until such time as no Stock remains available for delivery under the Plan, and the Company has no further rights or obligations under the Plan with respect to outstanding Awards under the Plan; subject to Section 7.02 regarding Incentive Stock Options.

12.18      Gender and Number.    Except when otherwise indicated by the context, the masculine gender shall also include the feminine gender, and the definitions of any term herein in the singular shall also include the plural.

12.19      General Creditor Status.    With respect to Awards and Accounts not denominated in Stock or Restricted Stock, each Participant and Beneficiary shall be and remain an unsecured general creditor of the Company with respect to any payments due and owing to such Participant or Beneficiary hereunder. All payments to persons entitled to benefits hereunder shall be made out of the general assets of the Company and shall be solely the obligation of the Company. To the extent the Plan is a promise by the Company to pay benefits in the future and it is the intention of the Company and Participants that the Plan be “unfunded” for tax purposes (and for the purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended).

HA–C00364 (Mar. 10)

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com.

HORACE MANN EDUCATORS CORPORATION

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF SHAREHOLDERS

MAY 27, 2010

The undersigned Shareholder of Horace Mann Educators Corporation (the “Company”) hereby appoints Joseph J. Melone and Louis G. Lower II or any of them, with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of the Company (the “Meeting”), to be held on May 27, 2010 at 9:00 a.m. at the President Abraham Lincoln Hotel & Conference Center, 701 East Adams Street, Springfield, Illinois 62701, and at any adjournment thereof and to vote all shares of Common Stock of the Company held or owned by the Undersigned as directed on the reverse side and in their discretion upon such other matters as may come before the Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN.

Continued and to be signed on reverse side

HORACE MANN EDUCATORS CORPORATION 1 HORACE MANN PLAZA SPRINGFIELD, IL 62715-0001	VOTE BY INTERNET - www.proxyvote.com

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The Board of Directors recommends you vote FOR the following proposal(s):
1.	Election of Directors	For	Against	Abstain
01 Mary H. Futrell 02 Stephen J. Hasenmiller 03 Ronald J. Helow 04 Louis G. Lower II 05 Gabriel L. Shaheen 06 Roger J. Steinbecker 07 Robert Stricker 08 Charles R. Wright		☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	☐ ☐ ☐ ☐ ☐ ☐ ☐ ☐	The Board of Directors recommends you vote FOR the following proposal(s):
							For	Against
					2.	Approval of the 2010 Comprehensive Executive Compensation Plan.	☐	☐

					3.	Ratification of the appointment of KPMG LLP, an independent registered public accounting firm, as the Company’s auditors for the year ending December 31, 2010.	☐	☐
NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

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	Materials Election - Check this box if you want to receive a complete set of future proxy materials by mail, at no extra cost. If you do not take action you may receive only a Notice to inform you of the Internet availability of proxy materials.		☐

	Signature [PLEASE SIGN WITHIN BOX]	Date				Signature (Joint Owners)	Date